Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 3 TO MASTER REPURCHASE AGREEMENT

This Amendment No. 3 to Master Repurchase Agreement (this “Amendment”), dated as of August 28, 2025 (the “Amendment Date”), entered into by and among JPMorgan Chase Bank, N.A., as administrative agent (“Administrative Agent”) on behalf of one or more buyers from time to time (the “Buyers”) and as assignee of Flagstar Bank, N.A. (“Flagstar”), Radian Mortgage Capital LLC, as seller (“Seller”) and Radian Group Inc., as guarantor (“Guarantor”).

RECITALS

WHEREAS, Seller, Guarantor and Flagstar entered into that certain Master Repurchase Agreement and Securities Contract, dated as of January 29, 2024, which was assigned to Administrative Agent and amended pursuant to that certain Assignment and Amendment Agreement (the “Assignment and Amendment Agreement”), effective as of July 22, 2024 (as amended by the Assignment and Amendment Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement” as amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement);

WHEREAS, in furtherance of the foregoing, Seller, Guarantor and Administrative Agent desire to amend certain provisions of the Existing Master Repurchase Agreement, effective on the Amendment Date, as set forth below.

NOW, THEREFORE, in consideration of the continued performance by Seller and Guarantor of its promises and obligations under the Master Repurchase Agreement and the other Principal Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Guarantor and Administrative Agent hereby agree as follows:

AGREEMENT

SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Repurchase Agreement.

SECTION 2. Amendments to Existing Master Repurchase Agreement. As of the Amendment Date, the Existing Master Repurchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.

SECTION 3. Effectiveness of this Amendment; Conditions Precedent. The provisions of this Amendment shall be deemed to have become effective upon the later to occur of the execution and delivery of this Amendment by all parties hereto but such effectiveness shall be expressly conditioned upon Administrative Agent’s receipt of (a) this Amendment executed and delivered by duly authorized signatories of Seller, Guarantor and Administrative Agent and (b) Amendment No. 3 to the Fee and Pricing Letter by duly authorized signatories of Seller, Guarantor and Administrative Agent.

SECTION 4. Miscellaneous.

4.1 Headings. The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

4.2 Counterparts. This Amendment may be executed in one or more counterparts (which may be delivered electronically), each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Each of the parties hereto agrees that the transaction consisting of this Amendment may be conducted by electronic means. Each party agrees, and acknowledges that it is such party’s intent, that if such party signs this Amendment using an electronic signature, it is signing, adopting, and accepting this agreement and that signing this Amendment using an electronic signature is the legal equivalent of having placed its handwritten signature on this Amendment on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Amendment in a usable format.

4.3 Interpretation. No provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

4.4 Complete Agreement; Conflict of Terms. This Amendment constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect thereto. In the event of any inconsistency between the provisions of this Amendment and any provision of the Existing Master Repurchase Agreement, the terms and provisions of this Amendment shall govern and control.

4.5 Representations and Warranties.

4.5.1 Each of Seller and Guarantor hereby represents and warrants that it has the power and authority to execute and deliver this Amendment and perform its obligations under the Principal Agreements. Each of Seller and Guarantor hereby represents that it has taken all necessary action to authorize its execution and delivery of this Amendment and performance of the Principal Agreements.

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4.5.2 Each of Seller and Guarantor hereby represents and warrants that no consent, approval or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required in connection with its execution and delivery of this Amendment and performance of the Principal Agreements except for those already obtained.

4.5.3 Each of Seller and Guarantor hereby represents and warrants that this Amendment and the Master Repurchase Agreement constitute the legal, valid and binding obligations of Seller and Guarantor, enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditor’s rights.

4.5.4 Each of Seller and Guarantor hereby represents and warrants that its execution, delivery and performance of this Amendment and its performance of the Principal Agreements (including the Master Repurchase Agreement), are within its corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in: (1) a breach of any of the terms, conditions or provisions of its certificate of incorporation or bylaws, (2) a material breach of any legal restriction or any material agreement or instrument to which it is now a party or by which it is bound, (3) a material default or an acceleration under any of the foregoing, or (4) the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject; except, in each case, where such breach, default or violation could not be reasonably likely to a have a Material Adverse Effect.

4.5.5 Each of Seller and Guarantor hereby represents and warrants that (1) no Default, Event of Default or Material Adverse Effect has occurred or is continuing and (2) all of the representations and warranties of Seller and Guarantor contained in the Existing Master Repurchase Agreement and in each other Principal Agreement to which it is a party are true and correct in all material respects as of the date hereof (unless such representation or warranty expressly relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date).

4.6 Reaffirmation, Ratification and Acknowledgment; Reservation. Each of Seller and Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Administrative Agent and/or any other Person, under each Principal Agreement to which it is a party, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Principal Agreement and (iii) agrees that neither such ratification and reaffirmation nor Administrative Agent’s solicitation of such ratification and reaffirmation constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from Seller and

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Guarantor with respect to any subsequent modifications to the Master Repurchase Agreement or the other Principal Agreements. Each of the Master Repurchase Agreement and the other Principal Agreements shall remain in full force and effect and is hereby ratified and confirmed. This Amendment shall constitute a Principal Agreement for purposes of each Principal Agreement.

4.7 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.8 Effect. Upon the effectiveness of this Amendment, each reference in the Master Repurchase Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Existing Master Repurchase Agreement as modified hereby and each reference in the other Principal Agreements to the Master Repurchase Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Existing Master Repurchase Agreement as modified hereby. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Existing Master Repurchase Agreement shall remain the same.

4.9 No Novation or Amendment. Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, the Administrative Agent under the Master Repurchase Agreement or any other Principal Agreement, (ii) constitute a waiver of any provision in the Master Repurchase Agreement or in any of the other Principal Agreements or of any Event of Default that may have occurred and be continuing or (iii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Master Repurchase Agreement or in any of the other Principal Agreements, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

4.10 Administrative Agent’s Expenses. Without limiting the provisions of Section 11.8 of the Master Repurchase Agreement, Seller hereby agrees to promptly reimburse Administrative Agent for all of the reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ and paralegals’ fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Jeffrey Neufeld
Name:	Jeffrey Neufeld
Title:	Executive Director

RADIAN MORTGAGE CAPTIAL LLC, as Seller

By:	/s/ Preston James Jr.
Name:	Preston James Jr.
Title:	SVP Mortgage Operations

RADIAN GROUP INC., as Guarantor

By:	/s/ Jason Lenzini
Name:	Jason Lenzini
Title:	SVP Treasurer

[Radian – Signature Page to Amendment No. 3 to Master Repurchase Agreement]

EXECUTION VERSION

EXHIBIT A

[See attached]

CONFORMED THROUGH AMENDMENT NO. 23

MASTER REPURCHASE AGREEMENT

among

RADIAN MORTGAGE CAPITAL LLC,

as Seller,

RADIAN GROUP INC.

as Guarantor,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent on behalf of one or more Administrative Agents dated as of

January 29, 2024

SECTION 1. DEFINITIONS AND EXHIBITS		1

1.1	Definitions	1
1.2	Conventions; Interpretation	~~31~~32
1.3	Incorporation of Fee and Pricing Letter	33
1.4	Incorporation of Transaction Guidelines	33

SECTION 2. REPURCHASE TRANSACTIONS		33

2.1	Transactions.	33
2.2	Entering into Transactions	34
2.3	Price Differential.	34
2.4	Repurchase.	~~33~~34
2.5	Fees	35
2.6	Temporary Increase in the Maximum Transaction Amount	35
2.7	Margin Maintenance.	35
2.8	Default Rate	~~35~~36
2.9	Reserved.	~~35~~36
2.10	Financing Expenses	36
2.11	Automatic Debit	36
2.12	NO COMMITMENT.	37
2.13	~~All~~Servicing-Released and Servicing-Retained Transactions ~~are “Servicing Released”~~.	37

SECTION 3. YIELD PROTECTION AND TAXES		~~36~~37

3.1	Increased Costs.	~~36~~37
3.2	Taxes.	39

SECTION 4. CONDITIONS OF CLOSING/TRANSACTIONS		42

4.1	Conditions to Closing	42
4.2	Conditions to All Transactions	43

SECTION 5. SECURITY; PURCHASED ASSETS PROCESSING AND COLLECTION		~~43~~44

5.1	Security Interest	~~43~~44
5.2	No Asset Sales or Liens	44
5.3	Location of Records and Purchased Assets	45
5.4	Status of Purchased Assets	45
5.5	Perfection Information	45
5.6	Perfection, Third Parties, Further Assurances	45
5.7	Termination; Revival	~~44~~45
5.8	Seller Remains Liable	46
5.9	Security Covenants.	46
5.10	Right to Collect	47
5.11	~~Deposit Account;~~Application of Mortgage Loan Sale Proceeds.	~~46~~47
5.12	Income Payments	~~47~~48
5.13	Redelivery of Purchased Assets	~~48~~49
5.14	~~Interim~~ Servicing ~~Period; No Servicing Fee or Income~~	50

(continued)

SECTION 6. REPRESENTATIONS AND WARRANTIES		52

6.1	Organization and Qualification	52
6.2	Authority, Valid Obligations; Approvals	52
6.3	Title to Properties; Absence of Liens	~~50~~53
6.4	Compliance	53
6.5	Financial Statements	53
6.6	Solvency	~~51~~53
6.7	Taxes.	~~51~~53
6.8	Labor Relations; Litigation	54
6.9	Contracts with Affiliates, etc.	54
6.10	ERISA	54
6.11	Capitalization	55
6.12	Reserved.	55
6.13	Environmental and Regulatory Compliance	55
6.14	Anti-Money Laundering/International Trade Law Compliance	~~53~~55
6.15	Accuracy of Representations; Survival	~~53~~55
6.16	Name	56
6.17	Agency Approvals; Compliance with Agency Guides	56
6.18	Accuracy of Information	56
6.19	Compliance With Law, Etc.	~~54~~56
6.20	Investment Company Act Compliance	57
6.21	No Broker	57
6.22	Reserved.	57
6.23	Additional Representations	57

SECTION 7. AFFIRMATIVE COVENANTS		~~55~~57

7.1	Financial Statements and Other Reporting Requirements	~~55~~57
7.2	Conduct of Business	~~57~~59
7.3	Fidelity Bonds and Insurance	60
7.4	Taxes	60
7.5	Sale of Notes	~~58~~60
7.6	Security Interest	~~58~~60
7.7	Inspection by Administrative Agent; Books and Records	61
7.8	Use of Proceeds	61
7.9	Transactions with Affiliates	~~59~~61
7.10	No Amendments to Organizational Documents	~~59~~61
7.11	Bank Accounts	62
7.12	Name, Location	62
7.13	Enforcement	62
7.14	MERS	62
7.15	Master Custodial Agreement; Intercreditor Agreement	63
7.16	Reserved.	~~61~~63
7.17	Acquisition Guidelines	~~61~~63
7.18	Applicable Law	63
7.19	Financial Covenants	63
7.20	Beneficial Ownership Certification	64
7.21	[Reserved].	64

(continued)

SECTION 8. NEGATIVE COVENANTS		64

8.1	Reserved.	64
8.2	Merger and Acquisitions; Asset Sales	64
8.3	Reserved.	~~62~~64
8.4	Reserved.	~~62~~64
8.5	Restrictions on Liens	~~62~~64
8.6	Restricted Payments	~~62~~64
8.7	Reserved.	64
8.8	Reserved.	64
8.9	Anti-Money Laundering/International Trade Law Compliance	65
8.10	VA Guaranties and FHA Insurance	65
8.11	No Plan Assets	65
8.12	ERISA Compliance	~~63~~65

SECTION 9. EVENTS OF DEFAULT; ACCELERATION		~~63~~65

SECTION 10. SET-OFF		~~68~~70

SECTION 11. GENERAL		71

11.1	Power of Attorney	71
11.2	Written Notices	71
11.3	Term of Agreement	~~69~~71
11.4	No Waivers	~~69~~71
11.5	Further Assurances	72
11.6	Governing Law; Jurisdiction.	72
11.7	Indemnification	73
11.8	Amendments, Waivers, Etc.	73
11.9	Binding Effect of Agreement; Assignment	73
11.10	Computation of Interest and Fees, Payments, etc.	74
11.11	Interest Limitations	~~72~~74
11.12	No Marshalling	75
11.13	Table of Contents and Section Headings	75
11.14	USA PATRIOT Act	75
11.15	Replacement Documents	75
11.16	Entire Agreement; Miscellaneous	75
11.17	Federal Reserve	~~73~~75
11.18	Counterparts	~~73~~75
11.19	Confidentiality.	76
11.20	WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES	78
11.21	Rehypothecation; Assignment	~~76~~78
11.22	Intent	79

(continued)

SCHEDULE AND EXHIBITS

Schedule 1	Wiring Instructions

Exhibit A	Form of Compliance Certificate
Exhibit B	Schedule of Contracts with Affiliates Disclosure Schedule
Exhibit C	Benchmark Annex
Exhibit D	Representations and Warranties
Exhibit E	Form of Power of Attorney
Exhibit F	eMortgage Loan Annex

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement is made as of January 29, 2024, by and among Radian Mortgage Capital LLC, a Delaware limited liability company (the “Seller”), Radian Group Inc., a Delaware corporation (the “Guarantor”), and Flagstar Bank, N.A., a national association (together with its successors and assigns, the “Administrative Agent”).

RECITALS

A. Each Buyer has appointed the Administrative Agent to act for and on its behalf with respect to matters arising under this Agreement and other Repurchase Documents, and the Administrative Agent has accepted such appointment.

B. Seller has requested that Administrative Agent enter into transactions with Seller whereby Seller may, from time to time, sell to Administrative Agent certain Purchased Assets (as defined herein), against the transfer of funds by Administrative Agent, with a simultaneous agreement by Administrative Agent, to sell to Seller such Purchased Assets at a date certain or on demand after the Purchase Date (as defined herein), against the transfer of funds by Seller (each such transaction, a “Transaction”).

C. Administrative Agent has agreed to enter into such Transactions, subject to the terms and conditions set forth in this Agreement.

D. To the extent that a type of Mortgage Loan is referenced in the Repurchase Documents, those provisions shall only be applicable to the extent that such Approved Mortgage Loan Type is included in the Product Schedule.

SECTION 5. DEFINITIONS AND EXHIBITS.

5.1 Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Fee and Pricing Letter. In this Agreement and in the other Repurchase Documents (unless the context thereof requires a contrary definition or unless the same will be defined therein, in which latter event, the definitions will be cumulative and not exclusive), the following words, phrases, and expressions will have the respective meanings attributed to them, to be equally applicable to both the singular and plural forms, unless the plural form is the term so defined:

“Ability to Repay Rule” means 12 C.F.R. § 1026.43(c), including all applicable official staff commentary.

“Accepted Servicing Practices” means, with respect to any Purchased Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions, servicers, or subservicers which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Account Debtor” means an “account debtor” as defined in the UCC.

“Accounts” means all accounts, accounts receivable, contract rights, instruments, documents, chattel paper, tax refunds from foreign, federal, state, or local governments, and all obligations in any form, including those arising out of the sale or lease of goods or the rendition of services; all guaranties, letters of credit, and other security and supporting obligations for any of the above; and all books and records (including computer programs, tapes, and data processing software) evidencing an interest in or relating to the above; and all “accounts” as the same is now or hereinafter defined in the UCC.

“Acquisition Guidelines” means Seller’s standards, procedures, and guidelines for acquiring Mortgage Loans, which are set forth in Seller’s written policies and procedures, which shall have been previously approved by Administrative Agent in Administrative Agent’s sole discretion.

“Affiliate” means, with reference to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided, that with respect to Seller and Guarantor, an “Affiliate” shall exclude any Person that is a Regulated Insurance Company.

“Affiliate Pledge Agreement” means each pledge agreement, if any, from an Affiliated Originator in favor of Administrative Agent.

“Affiliated Originator” means each Affiliate, if any, of Seller or Guarantor (and excluding Seller and Guarantor) that originates Mortgage Loans that are Purchased Mortgage Loans.

“Agency” means, individually or collectively, as the context requires, Fannie Mae, Freddie Mac, Ginnie Mae, the VA, HUD, the USDA, RHS, and any successor to any of the foregoing. For the avoidance of doubt, Seller’s representations and covenants herein with respect to any Agency are made only to the extent that Seller is approved by such Agency.

“Agency Guides” means (a) the “Selling Guide” and the “Servicing Guide” published by Fannie Mae, as amended, modified, supplemented, or restated from time to time, (b) the “Sellers’ & Servicers’ Guide” published by Freddie Mac, as amended, modified, supplemented, or restated from time to time, and (c) the “GNMA I Mortgage-Backed Securities Guide” and the “GNMA Mortgage-Backed Securities Guide” published by HUD, each as amended, modified, supplemented, or restated from time to time.

“Agency MBS” means an MBS guaranteed or issued by Fannie Mae, Freddie Mac, or Ginnie Mae, in each case, representing, secured, or backed by a pool of Mortgage Loans consisting of any Mortgage Loan that is a Purchased Mortgage Loan at the time of formation of the related pool.

“Agency Mortgage Loan” means a Mortgage Loan that is saleable to an Agency.

“Aggregate Asset Value” means, with respect to the Purchased Mortgage Loans as of any date of determination, the aggregate Asset Value of all Purchased Mortgage Loans as of such date of determination.

“Aggregate Outstanding Purchase Price” means, as of any date of determination, the aggregate outstanding Purchase Price of all Transactions.

“Agreement” means this Master Repurchase Agreement, including the exhibits and Disclosure Schedule attached hereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, and any regulation, order, or directive promulgated, issued, or enforced pursuant to such Laws, all as amended, supplemented, or replaced from time to time.

“Applicable Insurance Regulatory Authority” means, with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each such state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company, but shall not include any Freddie Mac, Fannie Mae, FHFA, and any other financial services entity established by any Governmental Authority and engaged in the purchase of Mortgage Loans.

“Applicable Requirements” means, with respect to each Mortgage Loan, (i) the terms of the Mortgage Note, the Mortgage, and any other documents and agreements with respect to the Mortgage Loan, (ii) all material Laws applicable to the origination, sale, pooling, or servicing of such Mortgage Loan or related mortgage servicing right, including, without limitation, those of the Consumer Financial Protection Bureau, (iii) any applicable agreements or undertakings with any Agency, (iv) the material judicial and administrative judgments, rulings, procedures, orders, remediation plans, stipulations, awards, writs, and injunctions having jurisdiction with respect to and applicable to any Mortgage Loan or related mortgage servicing right, and (v) all applicable material legal and contractual obligations to or with any private or governmental mortgage insurer, or any Governmental Entity having jurisdiction with respect to such Mortgage Loan or related mortgage servicing right, including any applicable Agency seller or servicing guide, interpretation, or guidance.

“Approved Mortgage Loan Type” means each type of Eligible Mortgage Loan set forth on the Product Schedule which lists such Mortgage Loan as applicable to the terms of the Repurchase Documents. For the avoidance of doubt, to the extent that a type of Mortgage Loan is referenced in any Repurchase Document, those provisions shall only be applicable to the extent that such Approved Mortgage Loan Type is included on the Product Schedule.

“Asset Value” means, with respect to each Purchased Mortgage Loan and any date of determination, an amount equal to the following, as applicable:

(a) if the Purchased Mortgage Loan is an Eligible Mortgage Loan, the product of the related Purchase Price Percentage and the least of: (i) the Market Value of such Purchased Mortgage Loan; (ii) the unpaid principal balance of such Purchased Mortgage Loan; (iii) the purchase price paid by Seller for such Purchased Mortgage Loan in an arm’s-length transaction with a Person that is not an Affiliate of Seller or Guarantor if it is a Mortgage Loan; and (iv) the purchase price committed by the related Takeout Purchaser, if applicable, as evidenced by the related Purchase Commitment; or

(a) if the Purchased Mortgage Loan is not an Eligible Mortgage Loan, zero.

“Authorized Person” means any person authorized by Seller (the form and substance of which authorization must be satisfactory to Administrative Agent) to execute documents on behalf of Seller to obtain or otherwise request Transactions in accordance with Section 2 hereof. Each Authorized Person must be issued an identifying password to enable such Authorized Person to access Administrative Agent’s system used to request a Transaction or to perform any other activity required or contemplated under this Agreement and the other Repurchase Documents.

“Bank Data” means any data or information (including personal data, text, sound, software, and/or image files) and associated records, in any form or medium, (i) of Administrative Agent or its Affiliates or their respective suppliers, customers, or other business partners that is transmitted, uploaded, or otherwise provided to, or obtained by, Seller or Guarantor in the performance of Seller’s or Guarantor’s, as applicable, obligations under, or in connection with the negotiation and execution of, this Agreement, (ii) that is created, generated, collected, processed, maintained, stored, archived, or received using or in connection with this Agreement, (iii) that is entered into, processed by, or stored on or in, or is accessed through software, equipment, or systems provided, operated, supported, or used by Seller or Guarantor in connection with this Agreement, (iv) that is derived or compiled from data and information described in clauses (i) through (iii) above (including metadata and correlations, trends, patterns, algorithms, and findings directly or indirectly derived or compiled by or on behalf of supplier from such data and information), whether by using such data or information exclusively or in combination with other data or information, and/or (v) summaries and analyses of or involving data and information described in clauses (i) through (iv) above.

“Bankruptcy Code” means Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

“Benchmark” means, with respect to any date of determination, the greater of (i) Daily Simple SOFR (or if a Benchmark Replacement Date has occurred, the applicable Benchmark Replacement Rate), and (ii) the Benchmark Floor. It is understood that the Benchmark shall be adjusted on a daily basis.

“Benchmark Annex” means that certain Benchmark Annex provided by Administrative Agent to Seller attached hereto as Exhibit C, which may be amended, restated, supplemented, or otherwise modified from time to time by the Administrative Agent in its sole discretion as set forth therein.

“Benchmark Floor” has the meaning set forth in the Fee and Pricing Letter.

“Benchmark Replacement Date” has the meaning specified in the Benchmark Annex.

“Benchmark Replacement Rate” has the meaning specified in the Benchmark Annex.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bridge Mortgage Loan” means a Mortgage Loan with a term not to exceed twenty-four (24) months which was originated to purchase or refinance a residential property for a real estate investor(s).

“Business Day” means any day on which each of Administrative Agent’s and Seller’s head office is open for transactions of all of its normal and customary business.

“Business Purpose Mortgage Loan” means a Mortgage Loan with respect to which the related Mortgagor does not occupy the related Mortgaged Property and was originated primarily for a business or investment purpose to acquire or refinance the related Mortgaged Property.

“Capital Expenditures” means, for any period, the aggregate of all expenditures incurred during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant, and property that should be capitalized under GAAP.

“Capitalized Lease” means any lease of any property (whether real, personal, or mixed) with respect to which the discounted present value of the rental obligations as lessee thereunder, in conformity with GAAP, is required to be capitalized.

“Certificating Custodian(s)” means, individually or collectively, as the context requires, any Person acting as Seller’s “document custodian”, “custodian”, or “certificating custodian,” as such terms are used in the Agency Guides, for purposes of (a) certifying that the documentation relating to Mortgage Loans received by such Person from Seller is complete and acceptable under an applicable Agency Guide for purposes of including such Mortgage Loan in Agency MBS and (b) holding such documentation following formation of such pools and issuance of such Agency MBS. Each Certificating Custodian shall at all times meet the eligibility requirements set in the applicable Agency Guide(s) and be a party to an Agency custodial agreement among the applicable Agency, Seller, and such Certificating Custodian. Initially, the Certificating Custodian is Administrative Agent. Before appointing or making any change in the Certificating Custodian, Seller shall obtain Administrative Agent’s prior written approval. At any time that there is more than one Certificating Custodian, references herein to the “Certificating Custodian” means any or all Certificating Custodians, as applicable.

“Change of Control” means, with respect to Seller, Guarantor, an event or series of events whereby:

(a) any transaction or event as a result of which Guarantor ceases to directly or indirectly own, beneficially or of record, one hundred percent (100%) of the Capital Stock of Seller;

(b) such Person is a party to a merger, consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of such Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least fifty-one percent (51%) of the combined voting power of the voting securities or majority voting control interest of such Person or such surviving or other entity outstanding immediately after such merger or consolidation;

(c) the dissolution or liquidation of such Person;

(d) the sale, transfer, lease, or other disposition of all or substantially all of such Person’s assets; or

(e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

“Closing Date” means January 29, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Period” means, with respect to a Purchased Mortgage Loan, (a) initially, the period commencing on the Closing Date up to but not including the first (1st) day of the following calendar month (or the Repurchase Date for such Purchased Mortgage Loan if sooner), and (b) thereafter, the period commencing on the first (1st) day of each calendar month up to but not including the first (1st) day of the following calendar month (or the Repurchase Date for such Purchased Mortgage Loan if sooner).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form of Exhibit A hereto, calculating (in detail satisfactory to Administrative Agent) Seller’s and/or Guarantor’s, as applicable, compliance with the Financial Covenants.

“Confidential Information” is defined in Section 11.19 hereof.

“Confidential Term” is defined in Section 11.19 hereof.

“Conforming Mortgage Loan” means a Mortgage Loan which (a) is secured by a First Mortgage, (b) is not a Jumbo Mortgage Loan, and (c) (i) (A) meets all applicable Fannie Mae or Freddie Mac underwriting standards, (B) received favorable eligibility response from Fannie Mae Desktop Underwriter or Freddie Mac Loan Prospector, as applicable, and (C) is at or below the current year’s published general loan limits for conventional mortgages; (ii) (A) may be approved by Administrative Agent in its sole discretion and (B) except with respect to a Low FICO Mortgage Loan, for which the related Mortgagor has a minimum FICO Score of 640; or (iii) (A) is eligible to be insured by the FHA or VA (excluding any Mortgage Loan insured by the FHA which exceeds Fannie Mae’s or Freddie Mac’s guidelines for maximum general conventional loan amount), (B) except with respect to a Low FICO Mortgage Loan, for which the related Mortgagor has a minimum FICO Score of 640, and (C) has a maximum combined LTV of 100%.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “Consolidating” means, when used with reference to any financial term in this Agreement or the other Repurchase Documents, the aggregate for two (2) or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Seller and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Construction Mortgage Loan” means a Mortgage Loan that was originated primarily in connection with ground up construction, partial or complete demolition, a repurposing project, or any other substantial construction or rehabilitation, in each case, of the related Mortgaged Property.

“Cooperative Corporation” means, with respect to any Cooperative Mortgage Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Mortgage Loan” means a mortgage loan that is secured by a first lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” means, with respect to any Cooperative Mortgage Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including, without limitation, the land, separate dwelling units, and all common elements.

“Cooperative Shares” means, with respect to any Cooperative Mortgage Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” means, with respect to a Cooperative Mortgage Loan, a specific unit or apartment in a Cooperative Project.

“Covered Entity” means (a) Seller, each of Seller’s Subsidiaries, all Guarantors, and all pledgors, if applicable, of Purchased Assets or other security for Obligations (including Affiliated Originators), and (b) each Person that, directly or indirectly, is in control of a Person described in the foregoing clause (a). For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued or outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Custodial Account” means, if the Custodian is any Person other than Administrative Agent, a securities custodial account established and maintained by Seller with Administrative Agent or such other party as Administrative Agent may direct (i.e., a Custodian) for the purpose of holding all Agency MBS and the settlement proceeds thereof until such settlement proceeds shall be transferred to the ~~Deposit~~Operating Account pursuant to the Master Custodial Agreement. The Custodial Account shall be a “no access” account to Seller maintained in the Custodian’s or nominee name (i.e., as bailee of, and custodian for, Administrative Agent) for the benefit of Administrative Agent. Administrative Agent shall have exclusive control over the disposition of all Agency MBS and funds held in the Custodial Account, and Seller shall not have any right to transfer, trade or otherwise direct the disposition of such Agency MBS or funds held in the Custodial Account, except as otherwise specifically set forth in the Master Custodial Agreement.

“Custodial Agreement” means any custodial agreement among Seller, Administrative Agent, and a Custodian, in form and substance acceptable to Administrative Agent.

“Custodian” means, with respect to each Purchased Mortgage Loan, Deutsche Bank National Trust Company or any other entity or person designated by Administrative Agent to hold the Mortgage Documents on behalf of Administrative Agent and any other documents or agreements evidencing, securing, or related to the Purchased Mortgage Loan that Administrative Agent requires to be in the possession or control of Administrative Agent or such other entity or person.

“Daily Simple SOFR” has the meaning specified in the Benchmark Annex.

“Default” means any event or condition that, with the giving of notice and/or the passage of time, would constitute an Event of Default.

“Default Rate” has the meaning set forth in the Fee and Pricing Letter.

~~“Deposit Account” means a non-interest-bearing deposit account with Administrative Agent which shall be titled as designated by Administrative Agent, to which Administrative Agent shall have exclusive access and control.~~

“Direct Disbursement Transaction” has the meaning specified in the Transaction Guidelines.

“Disclosure Schedule” means Exhibit B hereto, as the same may be updated from time to time.

“Electronic Agent” means MERSCORP Holdings, Inc. or its successor in interest or assigns.

“Electronic Tracking Agreement” means one or more Electronic Tracking Agreements with respect to (x) the tracking of changes in the ownership, mortgage servicers, and servicing rights ownership of Mortgage Loans held on the MERS System, and (y) the tracking of the Control of eNotes held on the MERS eRegistry, each in a form acceptable to Administrative Agent.

“Eligible Mortgage Loan” means a Mortgage Loan with respect to which each of the following statements shall be accurate and complete (and Seller, by requesting a Transaction with respect to such Mortgage Loan, shall be deemed to so represent and warrant to Administrative Agent as of the date of such computation):

(a) Such Mortgage Loan is a binding and valid obligation of the obligor thereon, in full force and effect and enforceable in accordance with its terms.

(f) Such Mortgage Loan is genuine in all respects as appearing on its face and as represented in the books and records of Seller and all information set forth therein is true and correct.

(g) Such Mortgage Loan is free of any default of any party thereto (including Seller), other than as expressly permitted pursuant to clause (d) below, counterclaims, offsets, and defenses and from any rescission, cancellation, or avoidance, and all right thereof, whether by operation of law or otherwise.

(h) Payment under such Mortgage Loan is current as of the Purchase Date therefore and not at any time after such Purchase Date more than fifty-nine (59) days past due the payment due date set forth in the underlying Mortgage Note and Mortgage.

(i) Such Mortgage Loan contains the entire agreement of the parties thereto with respect to the subject matter thereof, has not been modified or amended in any respect, and is free of concessions or understandings with the obligor thereon of any kind not expressed in writing therein.

(j) Such Mortgage Loan and, if applicable, each Agency MBS, complies with all Applicable Requirements and all other applicable material Law governing the same, including, without limitation, the federal Consumer Credit Protection Act and the regulations promulgated thereunder, all applicable usury laws and restrictions, and all applicable predatory and abusing lending laws. All notices, disclosures, and other statements or information required by applicable law to be given and any other act required by applicable law to be performed, in connection with said Mortgage Loan, have been given and performed as required. Said Mortgage Loan is not “high cost”, “high rate”, “high fee”, or “predatory” as defined by any applicable federal, state, or local predatory or abusive lending Law. With respect to any Agency Mortgage Loan, such Mortgage Loan complies with all terms and requirements of all Agency Guides applicable to such Mortgage Loan, and, if applicable, each Agency MBS.

(k) All advance payments and other deposits required to be paid on such Mortgage Loan have been paid in cash, and no part of said sums has been loaned, directly or indirectly, by Seller to the obligor and there have been no prepayments on account of such Mortgage Loan.

(l) At all times, such Mortgage Loan will be free and clear of all liens except for Permitted Liens, unless otherwise approved in writing by Administrative Agent in its sole discretion, it being understood that, solely with respect to a Second Mortgage Loan, the First Mortgage secured by the Mortgaged Property related to the Second Mortgage Loan shall be an approved mortgage lien.

(m) The Mortgaged Property and improvements securing such Mortgage Loan are insured against loss or damage by fire, flood (when required by the investor) and all other hazards normally included within standard extended coverage in accordance with the provisions of such Mortgage Loan with Seller named as a mortgagee under a standard mortgagee endorsement and loss payee thereon.

(n) The Mortgaged Property securing such Mortgage Loan is free and clear of all liens, encumbrances, easements or restrictions, except (i) such Mortgage Loan, (ii) liens for taxes not yet due and payable, special assessments, or similar governmental charges not yet due and payable or still subject to payment without interest or penalty, (iii) zoning restrictions, utility easements, covenants, or conditions and restrictions of record, which shall neither defeat nor render invalid such lien or the priority thereof, nor materially impair the marketability or value of such real estate, nor be violated by the existing improvements or the intended use thereof, (iv) subordinate liens disclosed to, and approved by, Administrative Agent on the Purchase Date, (v) any other Permitted Liens and (vi) such other liens as may have been approved in writing by Administrative Agent.

(o) If required by Administrative Agent pursuant to Section 2.2(c) hereof, such Mortgage Loan is eligible for purchase under and is covered by a Purchase Commitment, such Purchase Commitment is in full force and effect and Seller and such Mortgage Loan are in full compliance therewith, and the Takeout Purchaser for such Mortgage Loan has not rejected such Mortgage Loan for eligibility under such Purchase Commitment; provided, however, that this clause (k) is only applicable to Agency Mortgage Loans and Jumbo Mortgage Loans.

(p) The date of the underlying Mortgage Note is no earlier than 365 days prior to the related Purchase Date.

(q) Except with respect to Business Purpose Mortgage Loans, the improvements on the Mortgaged Property consist of a completed one- to four-unit single family residence, including, but not limited to, a condominium, planned unit development, or townhouse.

(r) Subject to clause (o) below, Seller shall have delivered or caused to be delivered to Administrative Agent or Custodian, as applicable, the Mortgage Documents (which may be delivered by electronic file) and the information required under Section 2.2(a) hereof.

(s) Seller shall have delivered or caused to be delivered to Administrative Agent or Custodian, as applicable, the original executed Mortgage Note (duly endorsed, in blank, by Seller) evidencing such Mortgage Loan; provided that if such Mortgage Loan is a Wet Mortgage Loan, the related Mortgage Note shall be delivered to Administrative Agent or Custodian, as applicable, within seven (7) Business Days following the related Purchase Date.

(t) Such Mortgage Loan is not subject to any servicing arrangement with any Person other than a Servicer pursuant to a Servicing Agreement nor are any servicing rights relating to such Mortgage Loan (unless such Mortgage Loan is a PennyMac Mortgage Loan) subject to any lien, claim, interest, or negative pledge in favor of any person other than Administrative Agent.

(u) Such Mortgage Loan has not been subject to a Transaction for more than the Maximum Aging Limit applicable thereto, unless Administrative Agent elects, in its sole discretion, to waive such requirement (without being under any obligation to do so).

(v) Such Mortgage Loan has not previously been subject to a Transaction hereunder, unless otherwise approved in writing by Administrative Agent.

(w) Administrative Agent shall have received a FIRREA-compliant full appraisal of the related Mortgaged Property.

(x) If the Mortgage Loan has been released to an investor, it is subject to a bailee agreement and not more than twenty (20) days have elapsed from the date of delivery, unless the Mortgage Loan has been returned to Administrative Agent.

(y) If the Mortgage Note or any other Mortgage Documents has been released to Seller for correction, not more than ten (10) days shall have elapsed from the date of delivery to Seller.

(z) The Mortgage Note with respect thereto matures not more than thirty (30) years following the date of such Mortgage Note (other than with respect to an RTL Mortgage Loan, for which the Mortgage Note with respect thereto matures not more than, unless otherwise extended with Administrative Agent’s prior written approval, twenty-four (24) months following the date of such Mortgage Note).

(aa) Except with respect to any Fix and Flip Mortgage Loan or Construction Mortgage Loan, such Mortgage Loan has been fully funded, except with respect to any Escrow Holdbacks, and the obligor is not entitled to any further advances under the Mortgage Note with respect thereto.

(bb) If such Mortgage Loan is guaranteed by VA or insured by FHA, such guaranty or insurance shall be in full force and effect without lapse or invalidation.

(cc) Such Mortgage Loan shall comply with all of the terms, conditions, and requirements hereof.

(dd) Each of the applicable representations and warranties set forth on Exhibit D hereto are true and correct with respect to such Mortgage Loan.

(ee) Administrative Agent shall not have notified Seller that such Mortgage Loan is, for any reason in Administrative Agent’s sole determination, ineligible as of the related Purchase Date.

(ff) With respect to any eMortgage Loan, the requirements set forth in the eMortgage Loan Annex have been satisfied.

(gg) Such Mortgage Loan does not cause the Purchased Assets to exceed any applicable Concentration Limit.

(hh) Such Mortgage Loan is not an eMortgage Loan, reverse mortgage loan, or home equity line of credit.

“eMortgage Loan” has the meaning set forth in the eMortgage Loan Annex.

“eMortgage Loan Annex” means that certain eMortgage Loan Annex provided by Administrative Agent to Seller attached hereto as Exhibit F, which may be amended, restated, supplemented, or otherwise modified from time to time by the Administrative Agent in its sole discretion as set forth therein.

“eNote” has the meaning set forth in the eMortgage Loan Annex.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, within the meaning of Section 414(b), (c), (m), or (o) of the Code, (i) any member of a controlled group that includes Seller or Guarantor, (ii) any trade or business, whether or not incorporated, under common control with Seller or Guarantor, and (iii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any member of an affiliated service group that includes Seller or Guarantor.

“Escrow Holdbacks” means, with respect to any Mortgage Loan, any funds which are escrowed in order to fund projects with respect to the related Mortgaged Property which could not be completed prior to closing the Mortgage Loan, which such funds are escrowed in accordance with applicable Agency guidelines.

“Event of Default” is defined in Section 9.1 hereof.

“Excluded Hedging Obligation” means, with respect to Seller or Guarantor of a Hedging Obligation, including the grant of a security interest to secure the guaranty of such Hedging Obligation, any Hedging Obligation if, and to the extent that, such Hedging Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Seller or Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Hedging Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Administrative Agent or a Buyer or required to be withheld or deducted from a payment to Administrative Agent or a Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Administrative Agent or such Buyer being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in case of a Buyer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer pursuant to a law in effect on the date on which such Buyer becomes a party hereto or such Buyer changes its lending office, except, in each case, to the extent that, pursuant to Section 3.2 hereof, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed its principal office or lending office, (c) Taxes attributable to a Administrative Agent’s or such Buyer’s failure to comply with Section 3.2(f) hereof, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility Termination Date” means the earliest of (a) the earliest to occur of (i) ~~December 12, 2025~~August 27, 2026 and (ii) upon Administrative Agent’s declaration that amounts are immediately due and payable pursuant to Section 9.2 hereof following the occurrence and during the continuance of an Event of Default, or (b) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Fannie Mae” means the Federal National Mortgage Association and any successor to its functions.

“Fannie Mae DU Appraisal Waiver Loan” means any Fannie Mae Mortgage Loan identified on the Mortgage Loan Schedule with a code indicating that such Mortgage Loan is subject to a “DU Appraisal Waiver” or having a designation noting “PIW” or “none” for the appraisal method field (or similar designation).

“Fannie Mae Guide” means the Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

“Fannie Mae Mortgage Loan” means a Mortgage Loan identified as a “Fannie Mae Mortgage Loan” on the Mortgage Loan Schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Fee and Pricing Letter” means the Fee and Pricing Letter, dated as of the Closing Date, among the parties hereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“FHA” means the Federal Housing Administration and any successor agency or entity.

“FICO” means Fair Isaac Corporation.

“FICO Score” means the Mortgagor’s credit score provided by FICO or such other organization providing credit scores on the origination date of a Mortgage Loan; provided that if (a) two (2) separate credit scores are obtained on such origination date, the FICO Score shall be the lower credit score, and (b) three (3) separate credit scores are obtained on such origination date, the FICO Score shall be the middle credit score.

“Fidelity Insurance” means insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud, with broad coverage on all officers, employees or other persons set forth in the next sentence acting in any capacity requiring such persons to handle funds, money, documents, or papers relating to the Mortgage Loans. For the sake of clarity such policies must protect and insure Guarantor, Seller, and its Affiliates against losses (i) resulting from fraud, theft, errors, omissions, negligence, dishonest or fraudulent acts committed by Guarantor’s and/or Seller’s personnel, and temporary contract employees or interns and (ii) in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.

“Financing Expenses” means all reasonable and documented fees, costs, and out-of-pocket disbursements incurred by Administrative Agent or Buyers, as applicable, including fees of outside counsel and court costs, in any way arising from or in connection with this Agreement, any Repurchase Document, any of the Purchased Assets, any of the Obligations or the business relationship between Administrative Agent, on the one hand, and any one or more of Seller and/or Guarantor(s), on the other hand, including, without limitation, (a) audit fees; (b) all reasonable fees and expenses (including recording fees and insurance policy fees) of Administrative Agent and/or its outside counsel for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement and any Repurchase Documents, including, but not limited to, the costs of conducting searches for (and obtaining copies of) UCC filings, tax liens, and judgments, filing fees; (c) all charges for wire transfers and check processing charges, security delivery fees, charges for overnight delivery of Mortgage Documents to a Takeout Purchaser, recording fees, and overdraft charges; (d) all fees and out-of-pocket disbursements incurred by Administrative Agent, including attorneys’ fees, in any way arising from or in connection with any action taken by Administrative Agent to monitor, advise, administer, enforce, or collect any of the Obligations under this Agreement, any Repurchase Documents or any other obligations of Seller and/or Guarantor(s), whether joint, joint and several, or several, under this Agreement (or any Repurchase Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Administrative Agent, on the one hand, and any one or more of Seller and/or Guarantor(s), on the other hand, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency proceeding of any one or more of Seller, any of its Subsidiaries, or Guarantor; (e) all expenses and fees (including attorneys’ fees) incurred in relation to, in connection with, in defense of and/or in prosecution of any claim and delivery or other action for possession of, or foreclosure on, any of the Purchased Assets, post judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre judgment or post judgment matters); (f) all costs, expenses, and fees incurred by Administrative Agent in connection with any appraisals or environmental assessments of all or any of the Purchased Assets; (g) all other fees described in this Agreement; provided, however, that any fees and/or expenses incurred by Administrative Agent in connection with Administrative Agent’s due diligence review of Seller, Guarantor and the Purchased Mortgage Loans shall be subject to the Due Diligence Cap; and (h) all reasonable costs, expenses, and fees incurred by Administrative Agent and/or its outside counsel in connection with consultants, expert witnesses or other professionals retained by Administrative Agent and/or its outside counsel in order to assist, advise and/or give testimony with respect to any matter relating to the administration or enforcement of, or collection under, this Agreement or any Repurchase Documents, the Purchased Assets or the business relationship between Administrative Agent and any one or more of Seller and/or Guarantor.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

“First Mortgage” means a Mortgage that evidences a mortgage lien (or comparable property right under applicable state law) on the real property (including improvements) described in the Mortgage, which lien (or comparable right) encumbers the interests of the legal and beneficial owners of the described real estate, is enforceable against such owners (and any person claiming by or through such owners), and is prior (both in time of recordation and right of enforcement) to any other lien, security interest, similar right encumbering such real property, or any other property interest (other than utility easements and the like not adversely affecting the marketability or value of the title to such real property) in or to, or otherwise encumbering or affecting, the described real property or to which the real property is subject.

“Fix and Flip Mortgage Loan” means a Mortgage Loan (i) secured by a First Mortgage and (ii) for which the related Mortgaged Property was purchased primarily in connection with renovating and reselling the related Mortgaged Property.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor to its functions.

“Freddie Mac ACE Loan” means any Freddie Mac Mortgage Loan identified on the Mortgage Loan Schedule with a code indicating that such Mortgage Loan is subject to a “ACE” or having a designation noting “none” for the appraisal method field (or similar designation).

“Freddie Mac Mortgage Loan” means a Mortgage Loan identified as a “Freddie Mac Mortgage Loan” on the Mortgage Loan Schedule.

“GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.

“Ginnie Mae” means the Government National Mortgage Association, an agency of the United States of America, and any successor to its functions.

“Governmental Entity” means any federal, state, or local governmental authority, agency, commission, court, or self-regulatory authority or commission, including any Agency and any Regulator.

“Guarantor” means Radian Group Inc.

“Guaranty” means that certain Guaranty, dated as of January 29, 2024, between Administrative Agent and Guarantor, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Haircut Account” means the deposit account set forth on Schedule 1 hereto established with Administrative Agent in accordance with the Transaction Guidelines.

“Haircut Amount” has the meaning set forth in the Transaction Guidelines.

“Hedging Agreement” means any agreement relating to a Hedging Transaction entered into with any Person previously agreed to in writing by Administrative Agent in Administrative Agent’s sole discretion.

“Hedging Obligations” means all of Seller’s obligations to any Person previously agreed to in writing by Administrative Agent in Administrative Agent’s sole discretion in connection with any Hedging Transaction or Hedging Agreement.

“Hedging Transaction” means any interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, or floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“HUD” means the U.S. Department of Housing and Urban Development and any successor to its functions.

“Income” means, with respect to any Purchased Mortgage Loan, all of the following (in each case, with respect to the entire par amount of the Purchased Mortgage Loan represented by such Purchased Mortgage Loan and not just with respect to the portion of the par amount represented by the Purchase Price paid against such Purchased Mortgage Loan): (a) all payments and prepayments of principal received and applied as principal, including insurance and condemnation proceeds and recoveries from liquidation or foreclosure, in connection with any Transaction for such Purchased Mortgage Loan, (b) all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such Purchased Mortgage Loan, (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Mortgage Loan, including prepayment fees, extension fees, exit fees, any rental payments, if any, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, (d) all payments received from hedge counterparties pursuant to interest rate protection agreements related to such Purchased Mortgage Loan, and (e) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof; provided that any amounts that under the applicable Mortgage Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Mortgage Documents, (ii) the holder of the related Purchased Mortgage Loan has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Mortgage Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Mortgage Documents.

“Indebtedness” means, for any Person: (a) obligations created, issued, or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days following the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Expenditures of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements, early purchase agreements, or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) to the extent not already included in the foregoing clauses (a) through (i), any amounts either existing or reported on the financial statements of Seller and/or Guarantor, as applicable, that Administrative Agent determines, in its sole discretion, are obligations of such Person that should be included as “Indebtedness” hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, which are imposed on or with respect to any payment made by or on account of any obligation of any party under any Repurchase Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” is defined in Section 11.7 hereof.

“Initial Financial Statement” means Guarantor’s financial statements most recently delivered to Administrative Agent on or prior to the date hereof.

“Insolvent” or “Insolvency” means, with respect to a Person, the occurrence of one or more of the following events:

(a) that such Person shall discontinue or abandon operation of its business; or

(b) that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c) a proceeding shall have been instituted in a court having competent jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization, or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding is not discharged within forty-five (45) days; or

(d) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e) that such Person shall become “insolvent” as such term is defined in Section 101(32)(A) of the Bankruptcy Code; or

(f) such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate or other organizational action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d), or (e).

“Insurance Business” means one (1) or more aspects of the business of selling, issuing, or underwriting insurance or reinsurance and other lines of business incidental, reasonably related, or complementary thereto.

“Insurer” means a private mortgage insurer, which is acceptable to Administrative Agent.

“IRS” means the U.S. Internal Revenue Service.

“Jumbo Mortgage Loan” means a Mortgage Loan secured by a First Mortgage which is not an Agency Mortgage Loan and which was underwritten to (a) Seller’s jumbo underwriting guidelines or, (b) such other jumbo underwriting guidelines as approved by Administrative Agent in its sole discretion.

“KYC Affiliate” means, with reference to any Person:

(a) any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person;

(b) any other Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of, or otherwise has a beneficial interest equivalent to of ten percent (10%) or more ownership interest in, the specified Person; and

(c) a Person of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or in which the specified Person has a beneficial interest equivalent to ten percent (10%) or more ownership interest.

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien, or award of or any settlement arrangement, by agreement, consent or otherwise, with any governmental entity, agency, division, or department, foreign or domestic.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, capitalized lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential, or priority arrangement affecting property (including, with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements, and all similar arrangements), whether based on common law or statute.

“Low FICO Mortgage Loan” means a Conforming Mortgage Loan that is guaranteed by the VA or is insured by the FHA, for which the related Mortgagor’s FICO Score is less than 640 but greater than 600.

“LTV” means, with respect to any Mortgage Loan, the ratio of (x) the original unpaid principal balance of the Mortgage Loan to (y) the lesser of (i) the ~~appraised~~property value of the related Mortgaged Property set forth in ~~such~~the most recent appraisal and (ii) the sales price of such ~~the~~ Mortgaged Property.

“Manufactured Home” means any prefabricated or manufactured home on which a lien secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.

“Margin Call” is defined in Section 2.7.2 hereof.

“Margin Deficit” is defined in Section 2.7.2 hereof.

“Margin Threshold” means $~~300,000, solely with respect to Agency Mortgage Loans and Jumbo Mortgage Loans~~250,000.

“Market Value” means, with respect to a Mortgage Loan, the fair market value of the Mortgage Loan as determined by Administrative Agent in its reasonable discretion without regard to any market value assigned to such Mortgage Loan by Seller. Administrative Agent’s determination of Market Value shall be conclusive absent manifest error on the part of Administrative Agent. At no time and in no event will the Market Value of a Purchased Mortgage Loan be greater than the Market Value of such Purchased Mortgage Loan on the initial Purchase Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.

“Master Custodial Agreement” means a written Master Clearing and Custodial Agreement among Administrative Agent, Seller, and a custodian party thereto (or such other securities intermediary as shall be acceptable to Administrative Agent in its sole and absolute discretion), as custodian, in form and substance acceptable to Seller and Administrative Agent, as it may be supplemented, amended, restated, modified, or replaced from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, or properties of Seller and/or Guarantor, (b) the ability of Seller and/or Guarantor to perform its obligations under this Agreement or any other Repurchase Document to which it is a party, (c) the validity or enforceability of this Agreement or any of the other Repurchase Documents or the rights or remedies of Administrative Agent hereunder or thereunder, or (d) the marketability, collectability, value, or enforceability of a material portion of the Purchased Mortgage Loans, in each case, as determined by Administrative Agent in its sole good faith determination.

“Maximum Transaction Amount” means $~~300,000,000~~500,000,000 ; provided that, Seller may request to increase the then-applicable Maximum Transaction Amount by providing written notice to Administrative Agent at any time prior to the Facility Termination Date, which such request may be approved in Administrative Agent’s sole discretion. If Administrative Agent approves a Temporary Increase in its sole discretion, and the Maximum Transaction Amount shall be the Temporary Maximum Transaction Amount for so long as Administrative Agent, in its sole discretion, permits such Temporary Increase to exist.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer, or any other investor.

“MERS” means Mortgage Electronic Registration Systems, Inc.

“MERS eRegistry” has the meaning set forth in the eMortgage Loan Annex.

“MERS Loan” means any Mortgage Loan made by Seller that is secured by a MERS Mortgage.

“MERS Member” means any entity which is a member of MERS, in good standing, and in compliance with all rules, regulations, procedures, and requirements set forth by MERS, including, but not limited to, the payment of membership dues.

“MERS Mortgage” means the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers, and servicing rights ownership.

“MERS System” means the Mortgage Electronic Registration System established by MERS.

~~“Monthly Remittance Account” means the shifting control deposit account that Seller has opened with the relevant account bank in the name of Seller for the benefit of Administrative Agent into which each Servicer remits Income in respect of the Purchased Assets.~~

~~“Monthly Remittance Account Control Agreement” means that certain Cash Management Agreement, dated as of January 29, 2024, among Administrative Agent, Seller, and the relevant account bank, as amended, restated, supplemented, or otherwise modified from time to time.~~

“Mortgage” means, with respect to a Mortgage Loan (i) other than a Business Purpose Mortgage Loan, a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property improved by a completed one- to four-family dwelling unit, or (ii) that is a Business Purpose Mortgage Loan, a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property improved by a completed one- to eight-family dwelling unit, in either case, including all related fixtures and equipment, located in the United States, that secures the repayment of a Mortgage Loan and, if applicable, the lien noted on the certificate of title for the structure that has been affixed to the real property described in the Mortgage (including, for the avoidance of doubt, any Proprietary Lease or Cooperative Shares in connection with Cooperative Mortgage Loans).

“Mortgage Documents” means, with respect to a Mortgage Loan, (i) the Mortgage Note, (ii) evidence of mortgage registration with MERS or, alternatively, an original unrecorded but recordable assignment (in blank) of the Mortgage securing such Mortgage Note, which assignment Seller has duly executed and acknowledged, (iii) except in those jurisdictions where a “closing protection letter” (as described in this definition) is not permitted or readily available, a “closing protection letter” (in form and substance acceptable to Administrative Agent) from a title insurance company or agent (acceptable to Administrative Agent and addressed to Seller and any successor owner of the Mortgage Loan), confirming that upon the closing of the Mortgage Loan, such title insurance company will insure the first lien position of the related Mortgage, and (iv) such other documents pertaining to such Mortgage Loan as Administrative Agent may reasonably require from time to time.

“Mortgage Loan” means any Approved Mortgage Loan Type which is (i) not a Business Purpose Mortgage Loan and is a one- to four-family residential mortgage loan, or (ii) is a Business Purpose Mortgage Loan is a one- to eight-family residential mortgage loan (or Cooperative Mortgage Loan), in either case, evidenced by a Mortgage Note and secured by a Mortgage (or, with respect to any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease), including (a) the Mortgage Note evidencing the indebtedness of the obligor thereon, (b) the Mortgage securing, guaranteeing or otherwise related thereto (or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease), (c) all rights to payment thereunder, (d) all rights in the real property, improvements, and other tangible and intangible property and rights securing payment of the indebtedness of the obligor thereon, or that are the subject of such Mortgage Loan, (e) all rights under documents related thereto, such as guaranties and insurance policies (issued by governmental agencies or otherwise), including, without limitation, mortgage and title insurance policies, binders and commitments, fire and extended coverage insurance policies (including the right to any return premiums), and, if applicable, flood and earthquake insurance policies, participation certificates or agreements, FHA insurance, and VA guaranties, and (f) all rights in cash deposits consisting of impounds, insurance premiums, interest reserves, renovation escrows, or other funds held on account thereof.

“Mortgage Loan Held for Investment” means a Mortgage Loan (a) which is otherwise not an Eligible Mortgage Loan, (b) for which payment is current as of the Purchase Date therefore and not at any time after such Purchase Date more than fifty-nine (59) days past due the payment due date set forth in the underlying Mortgage Note and Mortgage, (c) is not ineligible for sale to a third-party purchaser in the normal course due to Mortgagor fraud, and (d) which shall be approved by Administrative Agent in its sole discretion.

“Mortgage Loan Sale Proceeds” means the proceeds of any sale, securitization, or other disposition of any of the Purchased Assets, including, without limitation, the proceeds of any Purchase Commitment.

“Mortgage Loan Schedule” is defined in the Custodial Agreement.

“Mortgage Note” means a promissory note that evidences the indebtedness covered by a Mortgage Loan, including, with respect to any eMortgage Loan, the related eNote.

“Mortgaged Property” means the real property securing repayment of the debt evidenced by a Mortgage Note or, in the case of any Cooperative Mortgage Loan, the Cooperative Shares and the Proprietary Lease.

“Mortgagor” means a Mortgage Loan’s obligor(s), including any limited liability company, limited partnership, corporation, sponsor, guarantor, or personal guarantor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate contributes, is obligated to contribute (in the five (5) years immediately preceding the date hereof), or has any liability and that is subject to Title IV of ERISA or Section 412 of the Code.

“Non-Agency Mortgage Loan” means a Mortgage Loan secured by a First Mortgage that is neither a Jumbo Mortgage Loan nor an Agency Mortgage Loan.

“Obligations” means and includes:

(a) all indebtedness and liabilities of any kind, nature, or description whatsoever owed to Administrative Agent by Seller pursuant to the terms hereof or any transactions contemplated hereby (including, for the avoidance of doubt, payment of the Repurchase Price and Price Differential), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter arising, and howsoever evidenced or acquired relating to the terms hereof;

(b) all future advances that Administrative Agent at any time may, but shall not be required to, make for the protection or preservation of Administrative Agent’s rights and interests arising hereunder, including, without limitation, advances for taxes, levies, assessments, insurance, and reasonable attorneys’ fees;

(c) any and all Hedging Obligations; and

(d) all of Financing Expenses.

Notwithstanding anything to the contrary herein, or in any guaranty of other Repurchase Documents executed and delivered by Guarantor in connection herewith, Obligations (as used in any such guaranty or other Repurchase Document executed and delivered by Guarantor) shall not include Excluded Hedging Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Account” means the deposit account set forth on Schedule 1 hereto established with Administrative Agent to which Administrative Agent shall have exclusive access and control.

“Organizational Documents” means a Person’s corporate charter, by-laws, articles of organization, operating agreement, partnership certificate, and/or partnership agreement, as applicable.

“Other Connection Taxes” means, with respect to Administrative Agent or a Buyer, Taxes imposed as a result of a present or former connection between Administrative Agent or such Buyer and the jurisdiction imposing such Tax (other than connections arising from Administrative Agent or such Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest hereunder).

“Other Investor Report Cards” means the periodic information (whether in the form of a report or otherwise) that each residential mortgage loan investor (other than Administrative Agent) provides to Seller or Guarantor, as applicable, with respect to residential mortgage loans that Seller or Guarantor, as applicable, has sold to such investor (or with respect to which the investor delivers to or for the benefit of Seller or Guarantor, as applicable, one or more commitments or agreements) to purchase residential mortgage loans from Seller or Guarantor, as applicable, which information or report typically indicates the number (and aggregate dollar amount) of loans that such investor has purchased from Seller or Guarantor, as applicable, and the “pull through”, delinquency, and early payoff statistics applicable to Seller’s or Guarantor’s, as applicable, activities with such investor.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document.

“PennyMac Mortgage Loan” means each Mortgage Loan sold to Administrative Agent on behalf of Buyers hereunder on a servicing-retained basis, which Mortgage Loan shall be limited to any Purchased Mortgage Loan serviced by PennyMac Loan Services, LLC or PennyMac Corp.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Seller, Guarantor, or any ERISA Affiliate is (or, if such plan were terminated, would be deemed to be under Section 4069 of ERISA) an “employer” as defined in Section 3(5) or ERISA.

“Permitted Indebtedness” means Indebtedness consisting of:

(a) the Obligations and any other Indebtedness of Seller to Administrative Agent;

(b) trade payables not then more than sixty (60) days overdue incurred in the ordinary course of Seller’s business;

(c) Indebtedness in respect of Taxes or levies and claims for labor, materials and supplies to the extent payment thereof is not at the time be required to be made in accordance with the provisions of Section 7.4 hereof;

(d) Subordinated Debt;

(e) Indebtedness consisting of purchase money financing of capital assets to the extent that such Indebtedness does not exceed the lesser of the cost of such assets or their fair market value at the time of acquisition; and

(f) Indebtedness outstanding at the date hereof, but solely to the extent that such Indebtedness is described on the Disclosure Schedule.

“Permitted Liens” means:

(a) Liens in favor of Administrative Agent;

(b) Liens for Taxes, to the extent that payment of the same is not required in accordance with the provisions of Section 7.4 hereof;

(c) Liens incurred or deposits made in the ordinary course of Seller’s business in connection with workers’ compensation, unemployment insurance, social security, and other similar laws; and

(d) Liens outstanding at the date hereof, but solely to the extent that such Liens are described on the Disclosure Schedule.

“Person” means an individual, estate, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, or other entity.

“Plans” means any employee benefit plan as defined in Section 3(3) of ERISA including a pension plan maintained by, contributed to by, or required to be contributed to by Seller or Guarantor or with respect to which Seller or Guarantor may have any liability.

“Price Differential” means, with respect to each Purchased Mortgage Loan or Transaction as of any date of determination, an amount equal to the product of (a) (i) prior to the occurrence of a Default or an Event of Default, the ~~sum of the~~ Pricing Rate ~~plus the Pricing Margin~~, or (ii) following the occurrence and during the continuance of an Event of Default, the Default Rate, and (b) the Purchase Price for such Purchased Mortgage Loan or Transaction. Price Differential will be calculated in accordance with Section 2.3.2 hereof.

“Pricing Margin” has the meaning set forth in the Fee and Pricing Letter.

“Pricing Rate” means, with respect to any date of determination, the ~~greater~~sum of (a) the Benchmark ~~and~~plus (b) the ~~Floor~~Pricing Margin. Each determination by Administrative Agent of the Pricing Rate hereunder shall be conclusive and binding upon Seller in all respects, absent manifest error and may be computed using any reasonable averaging and attribution method.

“Proceeds” is defined in the UCC.

“Product Schedule” means Schedule 1 to the Fee and Pricing Letter.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Commitment” means, with respect to a Mortgage Loan, a commitment (subject to conditions typical in the industry) by Administrative Agent or another Takeout Purchaser to purchase the Mortgage Loan.

“Purchase Date” is defined in Section 2.3.1(ii) hereof.

“Purchase Price” means:

(a) on the initial Purchase Date, the price at which each Eligible Mortgage Loan is transferred by Seller to Administrative Agent, which, except as otherwise may be set forth in the Transaction Request, shall be equal to the product of the applicable Purchase Price Percentage and the least of (i) the unpaid principal balance of such Eligible Mortgage Loan, (ii) the Market Value of such Eligible Mortgage Loan, (iii) the purchase price committed by the related Takeout Purchaser with respect to such Eligible Mortgage Loan, if applicable, as evidenced by the related Purchase Commitment, and (iv) the purchase price paid by Seller for such Eligible Mortgage Loan in an arm’s-length transaction with a Person that is not an Affiliate of Seller; and

(b) on any other date, the Purchase Price as of such date and as calculated pursuant to the foregoing clause (a) plus (i) the amount of any additional Purchase Price advanced hereunder minus (ii) the amount of any cash transferred by Seller and applied to reduce Seller’s Obligations in accordance with this

“Purchased Assets” means all of the following assets and property, tangible and intangible, of Seller, if any, whether now or hereafter existing, whether now owned or hereafter acquired, and wherever located:

(a) all Purchased Mortgage Loans, including all related Mortgage Notes, Mortgages, promissory notes, mortgages, deeds of trust, deeds to secure real estate, assignments of leases and rents, other security agreements given to secure such Mortgage Loans, and all other documents, agreements, or instruments related to any such Mortgage Loans or the property given as security for any such Mortgage Loans, all rights to payment thereunder, all insurance contracts or guaranty rights with respect to any such Mortgage Loans or the real property securing any such Mortgage Loans including, without limitation, mortgage and title insurance policies, binders and commitments, fire and extended coverage insurance policies (including the right to any return premiums), and, if applicable, flood and earthquake insurance policies, participation certificates or agreements, FHA insurance, and VA guaranties, and all rights in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof, and all claims under any of the foregoing;

(b) all of Seller’s rights under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor, purchaser or securities issuer, to guarantee, purchase or invest any of the Purchased Mortgage Loans or any MBS secured by, created from or representing any interest in any of the Purchased Mortgage Loans, whether such MBS are evidenced by book entry or certificate, based on or backed by any of Purchased Mortgage Loans, or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Mortgage Loans, together with, in either case, all rights to deliver Purchased Mortgage Loans pursuant thereto and all proceeds arising from or pursuant to any and all such commitments or resulting from the disposition of Purchased Mortgage Loans pursuant thereto, including Seller’s right and entitlement to receive the entire purchase price paid for Purchased Mortgage Loans sold;

(c) except with respect to any Purchased Mortgage Loans that are PennyMac Mortgage Loans, all Servicing Rights and other contractual, possessory, or other rights to service, administer, and/or collect any of the Purchased Mortgage Loans at any date, and all such rights to the payment of money on account of such servicing, administration, or collection activities;

(d) all of Seller’s rights in, to, and under any MBS secured by, created from, or representing any interest in or otherwise relating to any of the Purchased Mortgage Loans, whether such MBS are evidenced by book entry or certificate (Administrative Agent’s security interest in each MBS created from, based on, or backed by, in whole or in part, any of the Purchased Mortgage Loans shall automatically exist in, attach to, cover, and affect all of Seller’s right, title and interest in such MBS when issued and its proceeds), all right to the payment of monies and non-cash distributions on account of any of such MBS and all new, substituted and additional securities at any time issued with respect thereto; all other investment property (including, without limitation, securities, securities entitlements, and financial assets) secured by, created from, or representing any interest in or otherwise relating to any of the Purchased Mortgage Loans, together with all investment property, financial assets, instruments or other property at any time substituted for all or for any part of the foregoing, and all interest, dividends, increases, profits, new investment property, financial assets, instruments, or other property and or other increments, distributions or rights of any kind received on account of any of the foregoing, and all other income received in connection therewith, constituting, relating to, or secured by any of the foregoing Purchased Assets;

(e) all of Seller’s rights in, to, and under any agreements or other arrangements (including, without limitation, an interest rate swap agreement, an interest cap agreement, and a forward sale agreement) entered into by Seller with respect to all or any part of the Purchased Assets, including, without limitation, all rights to payment arising under such agreements or arrangements;

(f) except with respect to the Servicing Records related to any Purchased Mortgage Loans that are PennyMac Mortgage Loans, all Mortgage Documents with respect to any Purchased Mortgage Loans, and all other files, documents, instruments, surveys, appraisals, bonds, certificates, correspondence, computer programs, tapes, discs, cards, accounting records, and other books, records, agreements, information, and data of Seller relating to any of the foregoing Purchased Assets;

(g) all Repurchase Documents (to the extent that such Repurchase Documents and Seller’s rights thereunder related to the Purchased Mortgage Loans or other Purchased Assets);

(h) all Income related to the Purchased Mortgage Loans or MBS created;

(i) all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or MBS;

(j) all Accounts and all other rights to the payment of money (including, without limitation, pursuant to contracts, agreements or other arrangements, tax refunds and insurance proceeds) constituting or relating to any of the foregoing Purchased Assets, all chattel paper (both tangible and electronic), commercial tort claims, contract rights, documents, financial assets (including money of any jurisdiction), general intangibles (including, without limitation, payment intangibles and software), goods, instruments, investment property, software, and supporting obligations, in each case, constituting or relating to any of the foregoing Purchased Assets;

(k) all funds of Seller at any time deposited or held in the Operating Account and the Haircut Account;

(l) all deposit accounts, deposits, money, investment property, or other property (except real property which is not a fixture) which are now or later in possession or control of Administrative Agent, or as to which Administrative Agent now or later controls possession by documents or otherwise;

(m) the Custodial Account and all MBS and other securities from time to time held in the Custodial Account and all sums from time to time on deposit in the Custodial Account; and

(n) (i) all attachments, accessions, accessories, increases, and additions to and all replacements of and substitutions for any other collateral described above, (ii) with respect to software, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any model conversions, (iii) all proceeds, products, and substitutions of any of the property described above, including, without limitation, insurance and condemnation proceeds, and cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Seller, and (iv) all records and data relating to any of the property described above, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, and all of Seller’s right, title, and interest in and to all software required to utilize, create, maintain, and process any such records or data on electronic media.

“Purchased Mortgage Loan” means any Mortgage Loan that has been purchased by Administrative Agent from Seller in connection with a Transaction, including any Mortgage Loan acceptable to and sold to Administrative Agent in substitution or replacement of such Mortgage Loan to the extent expressly permitted under the terms hereof and which has not been repurchased by Seller hereunder.

“QM Rule” means 12 C.F.R. § 1026.43(e), including all applicable official staff commentary.

“Qualified Mortgage” means a Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Rebuttable Presumption Qualified Mortgage” means a Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

“Regulated Insurance Company” means any Subsidiary, whether now owned or hereafter acquired or established, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Regulator” means the Office of the Comptroller of the Currency or any successor thereto or any other Governmental Entity having jurisdiction over any party hereto, including the Consumer Financial Protection Bureau.

“Remittance Date” means the tenth (10th) Business Day of each month beginning in the month of March, 2024.

“Reportable Compliance Event” means the occurrence of any Covered Entity (i) becoming a Sanctioned Person, (ii) being (x) charged by indictment, criminal complaint, or similar charging instrument, (y) arraigned, or (z) custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (iii) having knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of such Covered Entity’s operations are in actual or probable violation of any Anti-Terrorism Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA as to which the Pension Benefit Guaranty Corporation has not by regulation waived the reporting of the occurrence of such event.

“Repurchase Date” means the date on which Seller is to repurchase a Purchased Mortgage Loan subject to a Transaction from Administrative Agent, which is the earlier of (a) the date specified in the Fee and Pricing Letter and/or the related Transaction Request, which shall in no event occur later than the Maximum Aging Limit of such Purchased Mortgage Loan, (b) with respect to an Agency Mortgage Loan or a Jumbo Mortgage Loan, the date such Purchased Mortgage Loan is sold to a Takeout Purchaser pursuant to a Purchase Commitment, or (c) with respect to an RTL Mortgage Loan, the maturity date thereof.

“Repurchase Documents” means, collectively, this Agreement, the Fee and Pricing Letter, any Electronic Tracking Agreement, any Guaranty, each Servicer Notice, ~~the Monthly Remittance Account Control Agreement,~~ any Master Custodial Agreement, any Affiliate Pledge Agreement, any intercreditor agreement, and any and all notes, instruments, certificates, documents, guarantees, and agreements at any time evidencing, governing, securing, or otherwise relating to any Transaction and/or any of the Indebtedness, and all schedules and exhibits thereto, and any other agreements, instruments or documents referred to herein or therein and/or delivered in connection herewith or therewith (including, without limitation, any subordination agreement), in each case, as any of the foregoing may be amended, restated, supplemented, or otherwise modified from time to time.

“Repurchase Price” means the price at which a Purchased Mortgage Loan is to be transferred from Administrative Agent or its designee to Seller or a Takeout Purchaser, as applicable, upon termination of a Transaction, which shall equal (1) the sum of (a) the Purchase Price, (b) any applicable fees and indemnities owed by Seller in connection with the Purchased Mortgage Loan, and (c) the Price Differential due on such Purchase Price pursuant to Section 2.3.2 hereof as of the date of such determination.

“Request for Temporary Increase” is defined in Section 2.6 hereof.

“Restricted Payments” means (a) any dividends or other distribution, direct or indirect, on account of any shares of any class of capital stock or any equity interest or security, (b) any payment made in connection with the redemption, retirement, purchase, or other acquisition, direct or indirect, of any shares of any class of capital stock or other equity interest or security or of any warrants, rights, or options to acquire the same, and (c) payments on any Subordinated Debt.

“Reverse Mortgage Loan” means a Mortgage Loan that is a home equity conversion mortgage loan or a private reverse mortgage loan.

“RHS” means the Rural Housing Service, an agency of the USDA, and any successor thereto, including the Farmers Home Administration, as the predecessor in interest to the Rural Housing Service.

“RTL Mortgage Loan” means any Mortgage Loan that is a Fix and Flip Mortgage Loan, Bridge Mortgage Loan, or Construction Mortgage Loan.

“Safe Harbor Qualified Mortgage” means a Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by 1.5 or more percentage points for a first-lien Mortgage Loan or by 3.5 or more percentage points for a subordinate-lien Mortgage Loan.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity, or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned, or debarred person, group, regime, entity, or thing, or subject to any limitations or prohibitions (including, but not limited to, the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Second Mortgage” means a Mortgage that (a) secures a Mortgage Loan, (b) does not qualify as a First Mortgage because of the priority of its lien on the residential real estate that secures such Mortgage Loan or other characteristics, (c) is subject to no Mortgage other than a First Mortgage, and (d) satisfies any requirements of Administrative Agent applicable to such Mortgage Loan.

“Second Mortgage Loan” means a Mortgage Loan secured by a Second Mortgage.

“Servicer” means (a) ~~Specialized Loan Servicing LLC or (b~~PennyMac Loan Services, LLC, (b) PennyMac Corp., (c) Nationstar Mortgage LLC, or (d) any other servicer approved by Administrative Agent in its reasonable discretion to service the Purchased Mortgage Loans.

“Servicer Notice” means the notice acknowledged by the applicable Servicer which is in a form acceptable to Administrative Agent in Administrative Agent’s sole discretion.

“Servicer Termination Event” means, with respect to any Servicer, (a) such Servicer’s servicer rating is downgraded by more than one rating category (including a category that is a plus or minus) by any rating agency and either Seller has knowledge of such downgrade or Administrative Agent has provided written notice of such downgrade to Seller or (b) a material breach subject to any applicable cure period by such Servicer of the related Servicing Agreement or Servicer Notice.

“Servicing Account” means with respect to each Servicer, the segregated deposit account established in the name of such Servicer in trust for the Administrative Agent.

“Servicing Agreement” means any servicing agreement, in each case together with the related Servicer Notice, if any, entered into between Seller and a particular Servicer, as ~~approved by~~the same may be amended from time to time, individually or collectively as the context may require, in each case, in form and substance acceptable to Administrative Agent ~~in its reasonable discretion, with respect to the Purchased Mortgage Loans. Administrative Agent hereby acknowledges and approves Specialized Loan Servicing LLC as the Servicer to provide loan servicing of the Purchased Mortgage Loans in accordance with the related Servicing Agreement.~~.

“Servicing Fee” means, with respect to any Servicer, the servicing fees set forth in the related Servicing Agreement.

“Servicing Records” means servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Purchased Mortgage Loan.

“Servicing Rights” means the contractual, possessory, or other rights of Seller or any other Person, whether arising under a servicing or subservicing agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Mortgage Loan or to possess related Servicing Records.

“Settlement Party” has the meaning specified in the Transaction Guidelines.

“Subordinated Debt” means Seller’s unsecured Indebtedness that is subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement(s)” means each agreement pursuant to which Subordinated Debt is subordinated to the Obligations, which agreement will be in form and substance satisfactory to Administrative Agent, and as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any Person with respect to which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes will have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by such Person.

“Takeout Purchaser” means, with respect to (i) Agency Mortgage Loans and Jumbo Mortgage Loans, Administrative Agent or any other financially responsible third party as a purchaser of Purchased Assets and (ii) any other Mortgage Loans, an entity that is acceptable to Administrative Agent in Administrative Agent’s sole and absolute discretion, in each case, as indicated by Administrative Agent to the parties hereto in writing.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Entity, including any interest, additions to tax, or penalties applicable thereto.

“Temporary Increase” is defined in Section 2.6 hereof.

“Temporary Maximum Transaction Amount” is defined in Section 2.6 hereof.

“Transaction” is defined in the recitals hereto.

“Transaction Guidelines” means the Finance Portal Transaction Guidelines setting forth the Administrative Agent’s policies, procedures and guidelines, applicable to all Transactions, which may be amended, restated, supplemented, or otherwise modified from time to time by the Administrative Agent in its sole discretion as set forth therein.

“Transaction Request” means a completed request for a Transaction submitted to Administrative Agent in accordance with Administrative Agent’s then-current procedures.

“UCC” means the Uniform Commercial Code of the State of New York as in effect from time to time.

“UETA” means the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USDA” means the U.S. Department of Agriculture and any successor thereto.

“VA” means the U.S. Department of Veterans Affairs and any successor thereto.

“Wet Mortgage Loan” means a closed and funded Mortgage Loan that Administrative Agent purchases from Seller on the closing date of such Mortgage Loan prior to Custodian’s receipt of the related Mortgage Documents, subject to Seller’s obligation to deliver the related Mortgage Documents to the Custodian within the applicable Maximum Aging Limit with respect to Seller’s obligation to deliver the related Mortgage Documents to the Custodian. For the sake of clarity, no eMortgage Loan shall be a Wet Mortgage Loan. Upon Custodian’s receipt of all Mortgage Documents in accordance with this Agreement and the Custodial Agreement, if applicable, such Mortgage Loan shall no longer be considered a Wet Mortgage Loan.

5.2 Conventions; Interpretation. For purposes hereof, except as otherwise expressly provided herein or unless the context otherwise requires:

5.2.1 References to any Person refer to such Person and its successor in title and assigns or (as the case may be) its successors, assigns, heirs, executors, administrators, and other legal representatives;

5.2.2 References to this Agreement refer to such document as originally executed and as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the provisions hereof;

5.2.3 Words importing the singular only will include the plural and vice versa, words importing one gender will include any gender and vice versa, and all references to dollars will be to U.S. Dollars;

5.2.4 All accounting terms will be construed, applied, and determined in accordance with GAAP; and

5.2.5 An Event of Default shall be deemed to be continuing unless it is expressly waived by Administrative Agent in writing.

5.3 Incorporation of Fee and Pricing Letter. The Fee and Pricing Letter is one of the Repurchase Documents, as such term is defined above. The Fee and Pricing Letter is incorporated by reference into this Agreement and each of Seller and Guarantor agrees to adhere to all terms, conditions, and requirements of the Fee and Pricing Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Fee and Pricing Letter, the terms of the Fee and Pricing Letter shall govern.

5.4 Incorporation of Transaction Guidelines. The Transaction Guidelines are incorporated by reference into this Agreement and Seller agrees to adhere to all terms, conditions and requirements of the Transaction Guidelines as incorporated herein. In the event of a conflict or inconsistency between this Agreement, the Fee and Pricing Letter and the Transaction Guidelines, the terms of the Transaction Guidelines shall govern.

SECTION 6. REPURCHASE TRANSACTIONS.

6.1 Transactions.

(a) Upon the terms and subject to the conditions of this Agreement and the other Repurchase Documents, Administrative Agent may enter into Transactions with Seller, from time to time, from and after the date hereof and prior to the Facility Termination Date; provided that the Aggregate Outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions at any time will not exceed the Maximum Transaction Amount; and provided, further, that at the time of delivery by Seller to Administrative Agent of any Transaction Request, and after giving effect to the related Transactions thereof, there has not occurred and is not continuing any Default or Event of Default. Seller shall immediately take such steps as may be necessary to comply with the requirements of this Section 2.1(a). All Transaction Requests will be in such form as Administrative Agent requires. For the avoidance of doubt, in no event will Administrative Agent be obligated to enter into any Transactions hereunder.

(b) Transactions are subject to the following terms, conditions, and requirements, in addition to any other terms, conditions, and requirements set forth elsewhere in this Agreement and the other Repurchase Documents, and will be made only if approved by Administrative Agent in its sole discretion:

(i) The aggregate outstanding Purchase Price with respect to Mortgage Loans of the same type shall at no time exceed the Concentration Limit for such type of Mortgage Loans.

(ii) At no time shall any Purchased Mortgage Loan for any reason cease to be an Eligible Mortgage Loan.

(iii) Seller shall pay, or cause to be paid, the Repurchase Price with respect to any Purchased Mortgage Loan concurrently with the sale and assignment of such Purchased Mortgage Loan to Administrative Agent (in its capacity as Takeout Purchaser) or another Takeout Purchaser, including the sale or other disposition of an Agency MBS of which such Purchased Mortgage Loan is a part, if applicable.

Seller shall immediately take such steps as may be necessary to comply with the requirements of this Section 2.1(b).

6.2 Entering into Transactions. All Transactions under this Agreement shall be deemed Direct Disbursement Transactions and all procedures for initiating and entering into such Transactions shall be governed by and made in accordance with the Transaction Guidelines. All Transactions involving eMortgage Loans under this Agreement shall be governed by the eMortgage Loan Annex.

6.3 Price Differential.

6.3.1 For each Purchased Mortgage Loan, Seller shall pay Administrative Agent the Price Differential calculated from the Purchase Date until, but not including, the date on which the Repurchase Price is paid.

6.3.2 With respect to any Purchased Mortgage Loan, Price Differential shall be due and payable upon Seller’s receipt of an invoice provided by Administrative Agent setting forth the Price Differential accrued during the immediately preceding Collection Period(s), as set forth in such invoice. Notwithstanding anything to the contrary in this Section 2.3.2, in the event the Asset Value of any Purchased Mortgage Loan is marked to zero and Seller requests that Administrative Agent release its security interest in such Purchased Mortgage Loan or any Purchased Assets related thereto, Administrative Agent shall not release any such security interest therein unless and until Seller shall have paid to Administrative Agent the Repurchase Price for such Purchased Mortgage Loan.

6.4 Repurchase.

6.4.1 Payment of Repurchase Price. The Repurchase Price for each applicable Purchased Mortgage Loan shall be payable in full by wire transfer of immediately available funds to the Operating Account, upon the earliest to occur of (i) the Repurchase Date of the related Transaction, (ii) at Administrative Agent’s sole option, upon the occurrence of such Purchased Mortgage Loan failing to be an Eligible Mortgage Loan, (iii) at Administrative Agent’s sole option, upon the occurrence and continuance of an Event of Default, or (iv) the Facility Termination Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan. Although it is anticipated that Seller will repurchase each Purchased Mortgage Loan on its related Repurchase Date, so long as no Default or Event of Default has occurred and is continuing, Seller may repurchase and Administrative Agent will sell any Purchased Mortgage Loan hereunder on demand to Seller without penalty.

6.4.2 Effect of Payment of Repurchase Price. On the Repurchase Date (or such other date on which the Repurchase Price is received in full by Administrative Agent), termination of the related Transaction will be effected by the repurchase by Seller or its designee of the Purchased Mortgage Loans and any related Purchased Assets and the simultaneous transfer of the Repurchase Price to Administrative Agent (in each case, in accordance with the provisions of Section 2.4.1 hereof), and all of Administrative Agent’s rights, title, and interests therein shall then be conveyed to Seller or its designee and any lien and security interest of Administrative Agent in such Purchased Mortgage Loans; provided that Administrative Agent shall not be deemed to have terminated or conveyed its interest in any such Purchased Mortgage Loans and any related Purchased Assets if an Event of Default shall then be continuing or shall be caused by such repurchase, or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 2.7 hereof. On the Repurchase Date, Seller is obligated to obtain the related Mortgage Documents from the Custodian at Seller’s expense. To the extent that any UCC financing statement filed by Administrative Agent against Seller specifically identifies such Purchased Mortgage Loans and any related Purchased Assets or, upon Seller’s request, at Seller’s expense and within reasonable time to file such UCC financing statement(s), Administrative Agent shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Mortgage Loans and any related Purchased Assets from Administrative Agent’s security interest therein. Any such transfer or release shall be without recourse to Administrative Agent and without representation or warranty by Administrative Agent.

6.5 Fees. Seller will pay to Administrative Agent the Fees set forth in the Fee and Pricing Letter in accordance with the terms thereof and hereof.

6.6 Temporary Increase in the Maximum Transaction Amount. Seller may request a temporary increase of the Maximum Transaction Amount (a “Temporary Increase”) by submitting an executed request for Temporary Increase to Administrative Agent in form and substance acceptable to Administrative Agent in its sole discretion (a “Request for Temporary Increase”), setting forth the requested increased Maximum Transaction Amount (such increased amount, the “Temporary Maximum Transaction Amount”), the effective date and time of such Temporary Increase, and the date and time on which such Temporary Increase shall terminate. Administrative Agent may from time to time and in its sole and absolute discretion consent to such Temporary Increase in writing. At any time that a Temporary Increase is in effect, the Maximum Transaction Amount shall equal the Temporary Maximum Transaction Amount for all purposes hereof and all calculations and provisions relating to the Maximum Transaction Amount shall refer to the Temporary Maximum Transaction Amount. Upon the termination of a Temporary Increase, Seller shall be obligated to repurchase, and shall repurchase, upon notice by Administrative Agent to Seller, Purchased Mortgage Loans as are designated by Administrative Agent to be repurchased by Seller in order to reduce the Aggregate Outstanding Purchase Price to the Maximum Transaction Amount (as reduced by the termination of such Temporary Increase) and ensure that no Concentration Limit is exceeded after giving effect to such repurchase and termination of the Temporary Increase.

6.7 Margin Maintenance.

6.7.1 Asset Value. Administrative Agent shall have the right to determine the Asset Value of each Purchased Mortgage Loan at any time.

6.7.2 Margin Deficit and Margin Call. If Administrative Agent shall determine on any Business Day that (a) the Aggregate Asset Value with respect to the Purchased Mortgage Loans is less than the Aggregate Outstanding Purchase Price of all Transactions or (b) the Asset Value with respect to a Purchased Mortgage Loan is less than the outstanding Purchase Price of such Purchased Mortgage Loan (in any such case, a “Margin Deficit”) and such Margin Deficit is greater than the Margin Threshold, then Administrative Agent may, at its sole option, and by notice to Seller (a “Margin Call”), require Seller to either, with respect to a Margin Call delivered pursuant to:

(i) Section 2.7.2(a) hereof, deposit cash into the Operating Account so that the Aggregate Asset Value will thereupon equal or exceed the Aggregate Outstanding Purchase Price of all Transactions; or

(ii) Section 2.7.2(a) hereof, pay one (1) or more Repurchase Prices (as selected by Administrative Agent), as applicable, in an amount sufficient to reduce the related Purchase Price so that the Aggregate Outstanding Purchase Price of all Transactions is less than or equal to the Aggregate Asset Value; or

(iii) Section 2.7.2(b) hereof, pay the Repurchase Price of the affected Purchased Mortgage Loan in an amount sufficient to reduce the related Purchase Price so that the outstanding Purchase Price of such Purchased Mortgage Loan is less than or equal to the Asset Value thereof.

If Administrative Agent delivers a Margin Call to Seller prior to 5:00 p.m. (New York City time) on any Business Day, then Seller shall transfer in immediately available funds the cash required by such Margin Call to Administrative Agent no later than 5:00 p.m. (New York City time) on the next Business Day. Notice of a Margin Call may be provided by Administrative Agent to Seller electronically or in writing (such as via email).

6.7.3 Administrative Agent’s Discretion. Administrative Agent’s election at any time not to deliver a Margin Call at any time a Margin Deficit otherwise exists shall not in any way limit or impair Administrative Agent’s right to deliver a Margin Call hereunder at any time a Margin Deficit exists.

6.8 Default Rate. If any Default or Event of Default occurs and is continuing, then the entire amount due hereunder (including Repurchase Prices and Price Differential) will bear interest at the Default Rate applicable thereto.

6.9 Reserved.

6.10 Financing Expenses. Seller will pay and indemnify Administrative Agent and Buyers, as applicable, and hold each harmless against all Financing Expenses. All Financing Expenses will be paid at execution of this Agreement or, to the extent incurred or billed thereafter, immediately on written demand therefor.

6.11 Automatic Debit. Seller authorizes Administrative Agent to automatically debit any Price Differential due with respect to any Transaction(s) and any other Obligations from time to time due and payable hereunder on the applicable due date therefor from any deposit account that Seller maintains with Administrative Agent without prior notice provided to Seller. Administrative Agent’s failure to so charge any such account will not (i) affect Seller’s obligation hereunder to pay any payment when due and payable, (ii) operate as a waiver of any right to subsequently debit any deposit account that Seller maintains with Administrative Agent, without prior notice to Seller, or (iii) operate as a waiver of any other rights of Administrative Agent hereunder.

6.12 NO COMMITMENT.

AT NO TIME SHALL ADMINISTRATIVE AGENT BE UNDER ANY OBLIGATION TO ENTER INTO TRANSACTIONS WITH SELLER (NOTWITHSTANDING ANYTHING EXPRESSED OR IMPLIED HEREIN OR IN THE REPURCHASE DOCUMENTS OR ELSEWHERE TO THE CONTRARY) AND ADMINISTRATIVE AGENT, AT ANY TIME AND FROM TIME TO TIME, WITHOUT NOTICE, AND IN ITS SOLE DISCRETION, MAY REFUSE TO ENTER INTO TRANSACTIONS WITH SELLER WITHOUT INCURRING ANY LIABILITY DUE TO THIS REFUSAL AND WITHOUT AFFECTING SELLER’S LIABILITY HEREUNDER AND UNDER THE REPURCHASE DOCUMENTS FOR ANY AND ALL OBLIGATIONS.

6.13 Servicing-Released and Servicing-Retained Transactions.

6.13.1 Seller’s sale of PennyMac Mortgage Loans to Administrative Agent pursuant to Transactions hereunder does not include the Servicing Rights or the Servicing Records related to such PennyMac Mortgage Loans and all Transactions with respect to the PennyMac Mortgage Loans are “servicing-retained” purchase and sale transactions for all intents and purposes (other than tax purposes), it being understood that the Purchase Price paid by Administrative Agent to Seller for each such PennyMac Mortgage Loan does not include a premium that compensates Seller for the Servicing Rights related to such PennyMac Mortgage Loan. The parties hereto acknowledge and agree that the Servicing Rights and the Servicing Records with respect to the PennyMac Mortgage Loans are owned by PennyMac Loan Services, LLC or PennyMac Corp., as applicable.

6.13.2 ~~2.13 All Transactions are “Servicing Released”.~~ Except as set forth in clause (a) above, Seller’s sale of all other Mortgage Loans to Administrative Agent pursuant to Transactions hereunder includes the Servicing Rights related to the Mortgage Loans and all Transactions hereunder are “~~servicing released~~servicing-released” purchase and sale transactions for all intents and purposes (other than tax purposes), it being understood that the Purchase Price paid by Administrative Agent to Seller for each such Mortgage Loan includes a premium that compensates Seller for the Servicing Rights related to such Mortgage Loan and upon Administrative Agent’s payment of the Purchase Price to Seller, Administrative Agent becomes the owner of the Mortgage Loan which includes the Servicing Rights related thereto.

SECTION 7. YIELD PROTECTION AND TAXES.

7.1 Increased Costs.

(a) Increased Costs Generally. If any change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Administrative Agent;

(ii) subject Administrative Agent or any Buyer, as applicable, to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(iii) impose on Administrative Agent or any Buyer, as applicable, any other condition, cost, or expense (other than Taxes) affecting the Repurchase Documents or Transactions made by Administrative Agent or such Buyer; and

the result of any of the foregoing shall be to increase Administrative Agent’s or such Buyer’s cost of making, continuing, or maintaining any Transaction or of maintaining Administrative Agent’s or such Buyer’s obligation to enter into any Transaction, or to reduce the amount of any sum received or receivable by Administrative Agent or such Buyer hereunder or under the Repurchase Documents (whether of Repurchase Price, Price Differential, or any other amount) then, upon Administrative Agent’s request, Seller will, at its option, either (x) terminate this Agreement and promptly remit payment of any outstanding Obligations hereunder or (y) pay to Administrative Agent such additional amount(s) as will compensate Administrative Agent or such Buyer for such additional costs incurred or reduction suffered, provided that Administrative Agent and such Buyer shall treat all similarly situated counterparties in the same manner as Seller.

(b) Capital Requirements. If Administrative Agent determines that any change in Law affecting Administrative Agent, Administrative Agent’s lending office, or Administrative Agent’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Administrative Agent’s capital or Administrative Agent’s holding company’s capital, if any, as a consequence of this Agreement or the Transactions made by Administrative Agent to a level below that which Administrative Agent or Administrative Agent’s holding company could have achieved but for such change in Law (taking into consideration Administrative Agent’s policies and Administrative Agent’s holding company’s policies with respect to capital adequacy), then from time to time Seller will pay to such Administrative Agent such additional amount(s) as will compensate Administrative Agent or Administrative Agent’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Administrative Agent setting forth the amount(s) necessary to compensate Administrative Agent or its holding company, as the case may be, as specified in Section 3.1(a) or 3.1(b) hereof and delivered to Seller, shall be conclusive absent manifest error. Seller shall pay Administrative Agent the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d) Delay in Requests. Administrative Agent’s failure or delay to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of Administrative Agent’s right to demand such compensation; provided that Seller shall not be required to compensate Administrative Agent pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than three (3) months prior to the date that Administrative Agent notifies Seller of the change in Law giving rise to such increased costs or reductions, and of Administrative Agent’s intention to claim compensation therefor (provided that if the change in Law giving rise to such increased costs or reductions is retroactive, then such three (3) month period shall be extended to include the period of retroactive effect thereof).

7.2 Taxes.

(a) Defined Terms. For purposes of this Section 3.2, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any of Seller’s obligations under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in Seller’s good faith discretion) requires the deduction or withholding of any Tax from any such payment by Seller, then Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2), Administrative Agent receives an amount equal to the sum that it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by Seller. Seller shall timely pay to the relevant Governmental Entity in accordance with applicable law, or at Administrative Agent’s option, timely reimburse Administrative Agent for the payment of, any Other Taxes.

(d) Indemnification by Seller. Seller shall indemnify Administrative Agent and each Buyer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by Administrative Agent or such Buyer or required to be withheld or deducted from a payment to Administrative Agent or such Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate as to the amount of such payment or liability delivered by Administrative Agent to Seller shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Seller to a Governmental Entity pursuant to this Section 3.2, Seller shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f) Status of Administrative Agent.

(i) If any Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document, such Buyer shall cause Administrative Agent to deliver to Seller, at the time(s) reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if Seller reasonably requests, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Sections 3.2(f)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if, in Administrative Agent’s reasonable judgment, such completion, execution, or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice such Buyer’s legal or commercial position.

(ii) Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person,

(A) If a Buyer is a U.S. Person, such Buyer shall cause Administrative Agent to deliver on or prior to the date on which such Buyer becomes a Buyer hereunder (and from time to time thereafter upon Seller’s reasonable request), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(B) If a Buyer is not a U.S. Person, such Buyer shall, to the extent it is legally entitled to do so, cause Administrative Agent to deliver to Seller (in such number of copies as Seller shall request) on or prior to the date on which such Buyer becomes a Buyer hereunder (and from time to time thereafter upon Seller’s reasonable request), whichever of the following is applicable:

(i)

If a Buyer claims the benefits of an income tax treaty to which the United States is a party, with respect to (x) payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) any other applicable payments under any Repurchase Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) if a Buyer claims the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN-E; or

(iv) to the extent that a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) if a Buyer is not a U.S. Person, to the extent it is legally entitled to do so, such Buyer shall cause Administrative Agent to deliver to Seller (in such number of copies as Seller shall request) on or prior to the date on which such Buyer becomes a Buyer hereunder (and from time to time thereafter upon Seller’s reasonable request), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to a Buyer under any Repurchase Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer shall cause Administrative Agent to deliver to Seller at the time(s) prescribed by law and at such time(s) reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with Seller’s obligations under FATCA and to determine that such Buyer has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.2(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date hereof.

Each Buyer agrees that if any form or certification that it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.2(g) (plus any penalties, interest, or other charges imposed by the relevant Governmental Entity) in the event that such indemnified party is required to repay such refund to such Governmental Entity. Notwithstanding anything to the contrary in this Section 3.2(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.2(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.2(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.2 shall survive any assignment of rights by Administrative Agent or a Buyer, as applicable, and the repayment, satisfaction, or discharge of all obligations under any Repurchase Document.

SECTION 8. CONDITIONS OF CLOSING/TRANSACTIONS.

8.1 Conditions to Closing. Administrative Agent’s obligation to consummate the transactions contemplated hereby is subject to Administrative Agent’s sole discretion and the fulfillment to Administrative Agent’s satisfaction on the date hereof of the following conditions precedent (or Administrative Agent’s written waiver thereof, or deemed waiver thereof if Administrative Agent enters into a Transaction and Administrative Agent had knowledge of such failure to meet the following):

8.1.1 Administrative Agent’s receipt of the Repurchase Documents and the requested agreements, documents, instruments, certificates, and opinions, each of which will be in form and substance satisfactory to Administrative Agent, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates, opinions, and other documents as Administrative Agent will reasonably request.

8.1.2 (i) The representations and warranties contained herein will be true and accurate on and as of the date hereof, (ii) Seller will have performed and complied with all covenants and conditions required herein to be performed or complied with by Seller on or prior to date hereof, and (iii) no Default or Event of Default will exist and be continuing on the date hereof.

8.1.3 Payment of all invoiced Administrative Agent Expenses incurred by Administrative Agent as of the date hereof.

8.1.4 No event or condition will have occurred that could reasonably be expected to have a Material Adverse Effect.

8.1.5 Evidence that Guarantor has added Administrative Agent as an additional loss payee under Guarantor’s Fidelity Insurance.

8.1.6 Seller shall have delivered to Administrative Agent documentation necessary to establish that Seller is exempt from U.S. federal and backup withholding Taxes.

8.1.7 Successful completion of Administrative Agent’s (x) “know your customer” verification and (y) due diligence, in each case, of Seller and Guarantor.

8.1.8 Seller and Guarantor shall have provided such other documents as Administrative Agent or Administrative Agent’s counsel have reasonably requested.

8.2 Conditions to All Transactions. Administrative Agent’s obligation to enter into any Transaction is subject to Administrative Agent’s sole discretion and to the satisfaction (or deemed waiver thereof if Administrative Agent enters into a Transaction and Administrative Agent had knowledge of such failure to meet the following) of the following conditions precedent on the date of any such Transaction, in addition to satisfaction of all other conditions and requirements set forth herein:

(a) Due Diligence Review. Administrative Agent shall have completed to its satisfaction (i) with respect to the related Purchased Mortgage Loans, Administrative Agent’s due diligence review of such Purchased Mortgage Loans, and (ii) if required in order to complete any necessary reverification of Seller and/or Guarantor in accordance with institutional updates to Administrative Agent’s “know your customer” verification requirements, Administrative Agent’s due diligence of Seller and/or Guarantor.

(b) No Default. No Default or Event of Default shall have occurred and be continuing.

(c) Requirements of Law. Administrative Agent shall not have determined that the introduction of or a change in any Law or in the interpretation or administration of any Law applicable to Administrative Agent has made it unlawful, and no Governmental Entity shall have asserted that it is unlawful, for Administrative Agent to enter into the transactions contemplated hereby.

(d) Representations and Warranties. Both immediately prior to the Transaction Request and after giving effect thereto and to the intended use thereof, the representations and warranties herein and in the other Repurchase Documents, or that are contained in any certificate furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Transaction Request as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(e) Material Adverse Change. None of the following shall have occurred and/or be continuing:

(i) a material adverse change in Administrative Agent’s financial condition which causes, or would be likely to cause, a material adverse effect on Administrative Agent’s ability to fund its obligations hereunder; or

(ii) an event or events shall have occurred in Administrative Agent’s sole determination resulting in: (1) the effective absence of a “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Administrative Agent not being able to enter into Transactions through the “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event(s); or (2) the effective absence of a “whole loan market”, “securities market” for securities backed by mortgage loans, or an event or events shall have occurred resulting in Administrative Agent not being able to sell whole loans or securities backed by mortgage loans at prices which would have been reasonable prior to such event(s).

(f) All Other Documents. Seller and Guarantor shall have provided such other documents as Administrative Agent or Administrative Agent’s counsel have reasonably requested.

(g) Maximum Transaction Amount. After giving effect to the requested Transaction, the Aggregate Outstanding Purchase Price subject to then-outstanding Transactions under this Agreement shall not exceed the Maximum Transaction Amount.

(h) No Margin Deficit; Concentration Limit. After giving effect to the requested Transaction, (i) no Margin Deficit shall exist and (ii) no Concentration Limit shall be exceeded.

(i) Mortgage Documents. Seller shall have delivered to Custodian the Mortgage Documents related to the proposed Purchased Mortgage Loans (other than, solely with respect to Wet Mortgage Loans, the original executed Mortgage Note).

(j) Fees. Seller shall have paid to Administrative Agent all Fees due and owing as set forth in the Fee and Pricing Letter.

(k) Affiliate Pledge Agreement. If the related Purchased Mortgage Loans were originated by an Affiliated Originator, Seller shall have delivered to Administrative Agent an Affiliate Pledge Agreement in form and substance satisfactory to Administrative Agent.

SECTION 9. SECURITY; PURCHASED ASSETS PROCESSING AND COLLECTION.

9.1 Security Interest. Although the parties hereto intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, if any Transactions are deemed to be loans and, as security for the payment and performance of all Obligations (including, without limitation, all Transactions and credit accommodations extended hereunder), Seller hereby pledges, assigns, and grants to Administrative Agent a continuing first priority security interest in and Lien upon the Purchased Assets (subject only to Permitted Liens), the Operating ~~Account and the Monthly Remittance~~ Account and Administrative Agent shall have all the rights and remedies of a “secured party” under the UCC with respect thereto. Seller acknowledges that it has no rights to the Servicing Rights related to any Purchased Mortgage Loan while subject to a Transaction hereunder. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Servicing Rights related to any Purchased Mortgage Loan were not sold by Seller to Administrative Agent, or that the Servicing Rights are not an interest in such Purchased Mortgage Loans and are severable from such Purchased Mortgage Loans despite Administrative Agent’s and Seller’s express intent herein to treat them as included in the purchase and sale transaction, Seller hereby pledges, assigns, and grants to Administrative Agent a continuing first priority security interest in and Lien upon the Servicing Rights related to such Purchased Mortgage Loans, and Administrative Agent shall have all the rights and remedies of a “secured party” under the UCC with respect thereto.

9.2 No Asset Sales or Liens. Seller will not sell, assign, transfer, set over to, or grant a Lien to any Person in, or otherwise encumber all or any part of, the Purchased Assets, except with respect to (a) Permitted Liens and (b) the sale of Purchased Mortgage Loans and MBS in the ordinary course of business consistent with Seller’s past practices and subject to all of the terms and conditions hereof.

9.3 Location of Records and Purchased Assets. Seller will keep the Purchased Assets and records pertaining to Purchased Assets with the Custodian and/or Servicer, as applicable, at the location set forth on the signature page hereto, and at any other location described in writing to, and consented to in writing by, Administrative Agent.

9.4 Status of Purchased Assets. At the time any Purchased Assets become subject to Administrative Agent’s Lien, Seller will be the lawful owner thereof and will have the right to pledge, sell, assign, transfer, or grant a security interest in the same to Administrative Agent.

9.5 Perfection Information. Each of Seller’s and Guarantor’s correct legal name, jurisdiction of organization, and federal taxpayer identification number are set forth on the applicable signature page hereto. Seller will not change any such name, jurisdiction, or its legal structure without giving at least thirty (30) days’ prior written notice thereof to Administrative Agent.

9.6 Perfection, Third Parties, Further Assurances. Seller authorizes Administrative Agent to file all UCC financing statements, and amendments thereto and continuations thereof, in each case, describing the Purchased Assets necessary to perfect Administrative Agent’s security interest hereunder. Where Purchased Assets are in the possession of a third party (other than Custodian), if requested by Administrative Agent, Seller will join with Administrative Agent in notifying such third party of Administrative Agent’s security interest and obtaining an acknowledgment from such third party that such third party is holding the Purchased Assets for the benefit of Administrative Agent. Seller will cooperate with Administrative Agent in obtaining control with respect to Purchased Assets consisting of deposit accounts, investment property, letter of credit rights, and electronic chattel paper. Seller agrees to take whatever other actions are reasonably requested by Administrative Agent to perfect and continue the perfection of Administrative Agent’s security interest in the Purchased Assets. Upon Administrative Agent’s request, Seller will deliver to Administrative Agent any and all of the documents evidencing or constituting the Purchased Assets (including, without limitation, all negotiable documents, instruments, certificated securities, and chattel paper), and Seller will not create any chattel paper without placing thereon a legend indicating that Administrative Agent has a security interest therein. Seller hereby appoints Administrative Agent as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue the perfection of the security interest granted herein. To the extent that any Purchased Assets constitutes personal property, the parties hereto intend the Purchased Assets are and will remain personal property even though all or any portion of the Purchased Assets may hereafter become attached or affixed to real property.

9.7 Termination; Revival. At such time as all Obligations have been paid in full (other than unasserted indemnity claims that survive termination) and this Agreement and the other Repurchase Documents have been terminated in writing by Administrative Agent, the security interest granted herein will terminate and at Seller’s expense, Administrative Agent will release its security interest in, and will duly assign, transfer, and deliver to Seller such of the Purchased Assets, free of any Liens incurred by or through Administrative Agent, as has not theretofore been sold or otherwise applied or released pursuant hereto. To the extent that Seller makes a payment or other transfer to Administrative Agent, or Administrative Agent receives any payment of proceeds of Purchased Assets, which is later invalidated, declared to be a fraudulent transfer or preference, set aside, or required to be repaid under any bankruptcy law, other law or equitable principle, Administrative Agent’s security interest in the Purchased Assets will be revived and continue as if Administrative Agent had never received the payment, transfer, or proceeds.

9.8 Seller Remains Liable. Seller shall remain liable for the performance of its obligations under the contracts and agreements included in the Purchased Assets to the same extent as if this Agreement had not been executed, and Administrative Agent’s exercise of any of its rights with respect to the Purchased Assets or otherwise hereunder shall not release Seller from any of such obligations. Moreover, regardless of Administrative Agent’s security interest in the Purchased Assets or Administrative Agent’s exercise of (or failure to exercise) any of its rights with respect to any such Purchased Assets, in no event shall Administrative Agent have any obligation or liability under any of such contracts or agreements, and Administrative Agent shall have no obligation or duty to take any action to collect or enforce any claim for payment with respect to any of the Purchased Assets.

9.9 Security Covenants.

(a) Seller shall comply with, perform, and discharge each and every obligation, covenant, condition, duty, and agreement contained in any applicable Purchase Commitments that are to be performed by Seller.

(b) Without Administrative Agent’s prior written consent, Seller shall not waive, excuse, condone, forgive, or in any manner release or discharge any party to any agreement with Seller from the obligations, covenants, conditions, or duties contained in any such agreement or amend, modify, or otherwise change, terminate, or assign any agreement or agree to do any of the foregoing, if (in any case) a consequence of doing so could be to materially and adversely affect Seller’s condition (financial or otherwise) or to materially and adversely affect the value of any of the Purchased Assets or Administrative Agent’s security interest in any of the Purchased Assets.

(c) At Seller’s sole cost and expense, Seller will promptly and diligently exercise each and every material right that Seller may have under any of the Purchased Mortgage Loans and will appear in and defend in good faith any action or proceeding arising under, growing out of, or in any manner connected with Seller’s obligations, covenants, conditions, duties, agreements, or liabilities under or in respect of any of the Purchased Mortgage Loans.

(d) Each Purchased Mortgage Loan subject to a Transaction shall be closed in accordance with best industry practices and all Applicable Requirements. Seller acknowledges and agrees that it shall be liable to Administrative Agent for any acts or omissions of any Settlement Party that cause Administrative Agent to incur any loss or expense (including, without limitation, attorneys’ fees).

9.10 Right to Collect. Except as otherwise set forth below, unless and until the occurrence of an Event of Default hereunder, Seller or its Servicer shall continue to collect all principal, interest, and escrow payments due and to become due under the Purchased Mortgage Loans (and all such amounts shall be held in trust for the exclusive benefit of Administrative Agent as the owner of the related Purchased Asset), and may take such action as Seller may deem necessary, advisable, convenient, or proper for the enforcement of such Purchased Mortgage Loans to the extent consistent with Seller’s covenants and agreements set forth herein, except that regardless of whether any Event of Default exists, Mortgage Loan Sale Proceeds shall be paid directly to the ~~Deposit~~Operating Account or as Administrative Agent shall otherwise direct, for application as provided herein. Upon receipt of any prepayment on any Purchased Mortgage Loan, Seller shall (or shall cause the Servicer to) promptly pay such amount to Administrative Agent for application to repay the Purchase Price made with respect to such Purchased Mortgage Loan. ~~All prepayments will be remitted to the Monthly Remittance Account within two (2) Business Days following receipt.~~ Immediately upon and at all times after the occurrence of any Event of Default, Seller agrees, upon Administrative Agent’s request, to notify all Account Debtors and other parties obligated to Seller under any Purchased Assets that all payments made to Seller on account of the Purchased Assets shall be remitted on each Remittance Date directly to the ~~Deposit~~Operating Account, which amounts shall, at Administrative Agent’s option, be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Administrative Agent may determine in its sole discretion. At Administrative Agent’s request, Seller shall include a like statement on all invoices or other instructions sent by Seller to Account Debtors and other parties obligated to Seller with respect to the Purchased Assets. Administrative Agent shall be under no duty to demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Purchased Assets.

9.11 ~~Deposit Account;~~Application of Mortgage Loan Sale Proceeds.

9.11.1 Seller agrees to notify all purchasers of Purchased Mortgage Loans that all payments made to Seller of Mortgage Loan Sale Proceeds shall be remitted directly to the ~~Deposit~~Operating Account. Seller shall bear all risk of loss of any cash proceeds deposited in the ~~Deposit~~Operating Account, except for losses resulting from Administrative Agent’s gross negligence or willful misconduct~~. Seller shall from time to time execute such depository account documents and agreements with respect to the Deposit Account as Administrative Agent shall require~~. Any Mortgage Loan Sale Proceeds received by Seller shall (i) at all times be held in trust for and segregated for the benefit of Administrative Agent, (ii) not be commingled with any property that is not part of the Purchased Assets, and (iii) be immediately delivered to Administrative Agent in the form received for deposit to the ~~Deposit~~Operating Account.

9.11.2 Provided that no Event of Default or Default is continuing or would result therefrom, Administrative Agent agrees from time to time and at Seller’s request to deliver Purchased Mortgage Loans to Takeout Purchasers for sale to such Takeout Purchasers, and, solely with respect to Agency Mortgage Loans and Jumbo Mortgage Loans, such request shall be approved by Administrative Agent in its sole discretion. Such delivery shall be made under a bailee letter in form and substance satisfactory to Administrative Agent. Without limiting the foregoing, such bailee letter shall provide for the release of Administrative Agent’s security interest in the applicable Purchased Mortgage Loan in exchange for Administrative Agent’s receipt, in immediately available funds, of the purchase price for such Purchased Mortgage Loan pursuant to the applicable Purchase Commitment for such Purchased Mortgage Loan, but in no event less than the Repurchase Price of such Purchased Mortgage Loan. To the extent that the purchase price for a Purchased Mortgage Loan would be less than the Repurchase Price required to be paid to Administrative Agent as required above (a “shortfall”), Administrative Agent may in its sole discretion approve such sale and Seller shall pay such shortfall to Administrative Agent prior to or concurrent with the payment of such purchase price and prior to the release of Administrative Agent’s ownership interest in the affected Purchased Mortgage Loan. With respect to any eMortgage Loan, following Administrative Agent’s or such bailee’s confirmation of receipt of related Repurchase Price, Administrative Agent shall initiate a Transfer with respect thereto as Seller may direct in writing. The proceeds from the sale of any Purchased Mortgage Loan under this Section 5.11 shall be paid and applied as provided in Section 5.12 hereof.

9.11.3 Provided that no Event of Default or Default is continuing or would result therefrom, and provided further that Seller, Administrative Agent, and a Certificating Custodian have entered into a Master Custodial Agreement satisfactory to Administrative Agent, Administrative Agent agrees from time to time and at Seller’s request to deliver Purchased Mortgage Loans to such Certificating Custodian for formation of a pool of Mortgage Loans supporting an MBS. Such delivery shall be made under a bailee letter in form and substance satisfactory to Administrative Agent. Seller agrees to (i) enter into such arrangements and agreements with Administrative Agent, the Certificating Custodian, and each applicable Agency as may be necessary or desirable to facilitate the issuance of MBS under the mortgage-backed securities programs of such Agency, and (ii) conform its procedures relating to the formation of such pools and the delivery of such forms and certifications required by each applicable Agency, to accommodate the procedures established by Administrative Agent from time to time with respect thereto that are in conformity with the respective rules and regulations of each applicable Agency and maintaining the perfection and priority of Administrative Agent’s security interest in the applicable Purchased Mortgage Loans and related MBS and the proceeds thereof. All MBS that are backed by any Purchased Mortgage Loan for which the Repurchase Price has not been paid in full to Administrative Agent at the time of the issuance of such MBS shall be held in the Custodial Account established under the Master Custodial Agreement and Administrative Agent shall have a security interest therein. Seller agrees that the Certificating Custodian shall be listed as the only subscriber, owner, and/or registered holder, as applicable, and only person authorized to take delivery of any MBS backed by any Purchased Mortgage Loan, and upon the issuance of each such MBS, Seller shall deliver, or cause the applicable Agency to deliver, such MBS directly to the Certificating Custodian. Subject to the terms and conditions hereof and of the Master Custodial Agreement, upon the issuance of an MBS backed by any Purchased Mortgage Loan, Administrative Agent’s ownership interest in the underlying Purchased Mortgage Loans shall cease, and the security interest in the related MBS and the proceeds thereof shall be substituted therefor and vested in Administrative Agent. Provided that no Event of Default or Default exists, Seller may obtain the release of Administrative Agent’s security interest in and lien on an MBS backed by any Purchased Mortgage Loan by paying to Administrative Agent by wire transfer of immediately available funds to the ~~Deposit~~Operating Account the Repurchase Price of such Purchased Mortgage Loan. Such payment shall be applied as provided in Section 5.12 hereof.

9.12 Income Payments. Any Income received with respect to a Purchased Asset purchased hereunder (other than any interest accrued thereon during the period of time up to but not including the Purchase Date for such Purchased Asset), shall be segregated as described above and held in trust for the exclusive benefit of Administrative Agent as the owner of such Purchased Asset. If any Income is deposited into the ~~Deposit~~Operating Account, it shall be released only as follows:

(i) after the occurrence and during the continuance of an Event of Default, upon instruction by Administrative Agent;

(ii) prior to the occurrence and continuance of an Event of Default, on each Remittance Date, applied as follows:

1) first, in satisfaction of accrued and outstanding fees and expenses of Administrative Agent incurred in connection with any Transaction, including satisfaction of any Margin Deficit;

2) second, in satisfaction of any outstanding Obligations then due and owing with respect to any Purchased Asset; and

3) third, any amounts remaining, to Seller.

After the occurrence of a Default or Event of Default, all items or amounts which are remitted to the ~~Monthly Remittance Account or the~~ Operating Account or otherwise delivered by or for the benefit of Seller to Administrative Agent on account of partial or full payment of, or with respect to, any Purchased Assets (including, without limitation, any Mortgage Loan Sale Proceeds) shall, at Administrative Agent’s option, (i) be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Administrative Agent may determine in its sole discretion~~,~~ or (ii) with respect to such amounts not already in the Operating Account, be deposited to the Operating Account~~, as applicable, or (iii) with respect to such amounts not already in the Monthly Remittance Account, be deposited to the Monthly Remittance Account~~, as applicable. Seller agrees that Administrative Agent shall not be liable for any loss or damage which Seller may suffer as a result of Administrative Agent’s processing of items or its exercise of any other rights or remedies hereunder or under any other Repurchase Document, including, without limitation, indirect, special, or consequential damages, loss of revenues or profits, or any claim, demand, or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder or under any other Repurchase Document. Seller agrees to indemnify and hold Administrative Agent harmless from and against all such third-party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorneys’ fees, except to the extent (but only to the extent) caused solely by Administrative Agent’s gross negligence or willful misconduct.

9.13 Redelivery of Purchased Assets. If Administrative Agent, acting in its sole discretion, redelivers Purchased Assets to Seller or Seller’s designee for the purpose of (a) the ultimate sale or exchange thereof; (b) presentation, collection, renewal, or registration of transfer thereof; or (c) dealing with such Purchased Asset(s) preliminary to sale or exchange, including, but not limited to, for correction, in any case, such redelivery shall be in trust for the benefit of Administrative Agent and shall not constitute a sale to Seller or a release of Administrative Agent’s ownership interest in such Purchased Asset(s) or in the proceeds or products of such Purchased Asset(s), unless Administrative Agent specifically so agrees in writing. Any proceeds of Purchased Assets coming into Seller’s possession as a result of any such redelivery shall be held in trust for Administrative Agent and immediately delivered to Administrative Agent for application to the Obligations. If Administrative Agent redelivers any Mortgage Documents with respect to any Purchased Mortgage Loan to Seller under this Section 5.13, Seller shall return such Mortgage Documents to Administrative Agent not more than ten (10) days following the date of delivery to Seller, and if Seller fails to do so within said period, then Seller shall immediately repay the outstanding Repurchase Price with respect to such Purchased Mortgage Loan.

9.14 ~~Interim~~ Servicing ~~Period; No Servicing Fee or Income~~.

~~5.14.1 If there is a Servicer of the Purchased Mortgage Loans other than Seller, Administrative Agent, or an Affiliate of Administrative Agent, Seller shall enter into a Servicing Agreement and a Servicer Notice with such Servicer on behalf of Administrative Agent, which such Servicing Agreement and Servicer Notice shall be acceptable to Administrative Agent in its sole good faith discretion.~~

~~5.14.2 For each Transaction, Seller’s or Servicer’s right to interim service a Purchased Mortgage Loan shall commence on the related Purchase Date and shall automatically terminate without notice on the earlier of (i) thirty (30) calendar days after such Purchase Date or (ii) the Repurchase Date. If the interim servicing period expires with respect to any Purchased Mortgage Loan for any reason other than Seller repurchasing such Purchased Mortgage Loan, then such interim servicing period shall automatically terminate if not renewed by Administrative Agent. In connection with any such renewal, Seller or Servicer shall continue to interim service the Purchased Mortgage Loan for a thirty (30) calendar day extension period. Other than as set forth in the immediately preceding sentence, Administrative Agent shall have no right to terminate Seller or Servicer, as applicable, as the interim servicer other than in connection with a Default or Event of Default. Absent Administrative Agent’s agreement to extend or continue to extend the interim servicing period, Seller shall transfer servicing of the Purchased Mortgage Loan (which shall include the delivery of all Servicing Records related to such Purchased Mortgage Loan) to Administrative Agent or Administrative Agent’s designee in accordance with Administrative Agent’s instructions and any other applicable requirements hereof. For the avoidance of doubt, upon expiration of the interim servicing period (including the expiration of any extension period) with respect to any Purchased Mortgage Loan, Seller shall not have the right to service the related Purchased Mortgage Loan nor shall Administrative Agent have any obligation to extend the interim servicing period (or continue to extend the interim servicing period), it being understood that upon such expiration, Seller shall (and shall cause Servicer to) promptly transfer the servicing of the related Purchased Mortgage Loan to Administrative Agent or Administrative Agent’s designee in accordance with Administrative Agent’s instructions and any other applicable requirements hereof. Administrative Agent shall have no obligation to pay Seller, nor shall Seller have any right to deduct or retain, any servicing fee or similar compensation in connection with the interim servicing of a Purchased Mortgage Loan.~~

~~5.15 Servicer Notice. As a condition precedent to Administrative Agent funding the Purchase Price for any Purchased Mortgage Loan serviced by a Servicer other than Seller, Administrative Agent, or an Affiliate of Administrative Agent, Seller shall provide to Administrative Agent a Servicer Notice addressed to and agreed to by the Servicer, advising the Servicer of such matters as Administrative Agent may reasonably request, including,~~

~~without limitation, recognition by the Servicer of Administrative Agent’s interest in such Purchased Mortgage Loans and ownership of the Servicing Rights related thereto and the Servicer’s agreement that upon receipt of notice of an Event of Default from Administrative Agent, such Servicer will follow Administrative Agent’s instructions with respect to the servicing of the related Purchased Mortgage Loans.~~

9.14.1 Seller shall, on behalf of Administrative Agent, service or contract with one or more Servicers to service the Purchased Assets consistent with the degree of skill and care that each Seller customarily requires with respect to similar assets owned or managed by it and in accordance with Accepted Servicing Practices. Each Servicer shall (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Administrative Agent in any Purchased Assets or any payment thereunder. Administrative Agent may terminate the servicing of any Purchased Asset with the then existing servicer in accordance with Section 5.14.4 hereof.

9.14.2 Seller shall, or shall cause the related Servicer, to hold or cause to be held all escrow funds collected by such Seller or Servicer, as applicable, with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected. Seller shall cause the related Servicer to hold all collections received by it on account of the Purchased Assets in the related Servicing Account, and remit all such collections on a monthly basis in accordance with the Servicing Agreement and the Servicer Notice.

9.14.3 Seller shall hold all collections received by it on account of the Purchased Assets in trust for Administrative Agent; provided, that long as all amounts due and owing by Seller hereunder have been made to Administrative Agent and no Default, Event of Default or outstanding Margin Call exists, Seller shall be entitled to withdraw and use the collections with respect to the Purchased Assets; provided, further, that if an Event of Default exists, Seller shall cause the Servicer to exercise its best efforts to remit all such collections to the Operating Account within two (2) Business Days after receipt thereof.

9.14.4 Upon the occurrence of an Event of Default hereunder or a Servicer Termination Event, Administrative Agent shall have the right to immediately terminate upon written notice the related Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee. Seller shall cooperate, and shall cause any Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Administrative Agent in its sole discretion. For the avoidance of doubt any termination of a Servicer’s rights to service by Administrative Agent as a result of an Event of Default shall be deemed part of an exercise of Administrative Agent’s rights to cause the liquidation, termination or acceleration of this Agreement. Notwithstanding the foregoing, this Section 5.14.4 shall not apply to any Purchased Asset that is a PennyMac Mortgage Loan.

9.14.5 If Seller should discover that, for any reason whatsoever, any entity responsible to such Seller by contract for managing or servicing any Purchased Asset has failed to perform fully its obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased Assets and such failure has not been promptly remedied, Seller shall promptly notify Administrative Agent.

SECTION 10. REPRESENTATIONS AND WARRANTIES.

Seller and Guarantor each represent and warrant to Administrative Agent on the Closing Date and on each day that a Transaction is outstanding hereunder:

10.1 Organization and Qualification.

10.1.1 Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware, and (a) has all requisite power and authority to own Seller’s property and conduct Seller’s business as now conducted and as presently contemplated; (b) is duly qualified and in good standing in each jurisdiction where the nature of Seller’s properties or business (present or proposed) requires such qualification; and (c) has no Subsidiaries or KYC Affiliates except as set forth on the Disclosure Schedule.

10.1.2 Guarantor is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware, and (a) is duly qualified and in good standing in each jurisdiction where the nature of Guarantor’s properties or business (present or proposed) requires such qualification; and (b) has no Subsidiaries or KYC Affiliates except as set forth on the Disclosure Schedule.

10.2 Authority, Valid Obligations; Approvals. The execution, delivery, and performance hereof and of the other Repurchase Documents, and the transactions and other documents contemplated hereby and thereby, are within Seller’s and Guarantor’s respective corporate, partnership, or limited liability company authority and power and have been authorized by all necessary proceedings on Seller’s and Guarantor’s part and Seller’s and Guarantor’s managers and members, and do not and will not (a) contravene any material provision of law or either of Seller’s or Guarantor’s Organizational Documents, (b) contravene any material provisions of, or constitute a breach or default under, any other material agreement, instrument, judgment, order, decree, permit, license, or undertaking binding upon or applicable to Seller or Guarantor or any of Seller’s properties, or (c) result in the creation, other than in favor of Administrative Agent, of any Lien upon any of Seller’s or Guarantor’s properties or assets. The Repurchase Documents have been duly executed and delivered and constitute the legal, valid, and binding obligations of Seller and Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, and similar laws affecting creditors’ rights in general and to the availability of equitable remedies. The execution, delivery, and performance of this Agreement and the other Repurchase Documents, and the transactions and other documents contemplated hereby and thereby, also do not require any approval or consent of, or filing or registration with, any Person or governmental authority, except for (a) the filing of UCC financing statements to perfect Administrative Agent’s security interests in the Purchased Assets and (b) such other approvals or consents described on the Disclosure Schedule, each of which has been obtained.

10.3 Title to Properties; Absence of Liens. Seller and each of Seller’s Subsidiaries has good and marketable title to all of its properties, assets and rights necessary to permit Seller and each of Seller’s Subsidiaries to conduct its business as such business was conducted or proposed to be conducted on the date of the Initial Financial Statement (or, in the case of a Subsidiary formed or organized after the date thereof, on the date such Subsidiary is formed or organized), free from all liens, charges, and encumbrances whatsoever except for insubstantial and immaterial defects in title and Permitted Liens. All real property owned or leased by Seller and Seller’s Subsidiaries is described on the Disclosure Schedule.

10.4 Compliance. Each of Seller, Guarantor, and each of Seller’s Subsidiaries: (a) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations, and other rights and privileges (including, without limit, patents, trademarks, trade names, and copyrights) to allow it to own and operate its business without any material violation of law or the rights of others; (b) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations, and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA (to the extent applicable) or to employee benefit plans generally); and (c) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its Organizational Documents or any agreement, lease, mortgage, note, bond, indenture, license, or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, in each case, except for any such violations, defaults, or failures to comply, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. Neither Guarantor, Seller, nor any of Seller’s Subsidiaries has received any notice by any governmental authority or Person with respect to the generation, storage, or disposal or release or threat of release of hazardous substances or hazardous materials or with respect to any violation of any federal, state, or local environmental, health, or safety statute or regulation.

10.5 Financial Statements. Guarantor has furnished to Administrative Agent Guarantor’s audited consolidated and consolidating financial statements of Guarantor for the fiscal year ended December 31, 2022 and Guarantor’s management-prepared consolidated and consolidating balance sheet as of September 30, 2023 and Guarantor’s statement of income for the fiscal year-to-date period then ended, which fairly present the financial position of Guarantor and its Subsidiaries in all material respects for such periods as at the close of business on such dates and the results of its operations for the fiscal year-to-date period then ended (subject to the absence of footnotes and normal year-end adjustments with respect to the interim statements). At the date hereof, Guarantor and its Subsidiaries have no material Indebtedness or other liabilities, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement. Since the last day of the latest fiscal period covered by the Initial Financial Statements through the Closing Date, no event has occurred that could reasonably be expected to have a Material Adverse Effect.

10.6 Solvency. Neither Seller nor Guarantor is or, immediately after giving effect to any Transaction, will be, Insolvent.

10.7 Taxes.

10.7.1 Guarantor, Seller, and each of their respective Subsidiaries have filed all federal, state, and local income tax returns and other material tax returns required to be filed, and have fully paid all federal, state, and local income Taxes and other Taxes due from them, except those being contested in good faith through appropriate proceedings and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP.

10.7.2 Seller has at all times been organized as a limited liability company for U.S. federal income tax purposes, and Guarantor has at all times been organized as a corporation for U.S. federal income tax purposes.

10.8 Labor Relations; Litigation. Neither Seller, Guarantor, nor any of their respective Subsidiaries is engaged in any unfair labor practice and, except as set forth on the Disclosure Schedule, there is no litigation, proceeding, governmental investigation (administrative or judicial), or labor dispute, pending or, to the best of Seller’s and Guarantor’s knowledge, threatened against Seller or any Subsidiary, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect.

10.9 Contracts with Affiliates, etc. Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any material agreements, instruments, or contracts (whether written or oral) with any of its directors, managers, officers, equity holders, employees, or Affiliates, or the directors, managers, officers, equity holders, or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable than would prevail in a transaction with a Person unaffiliated with Seller. Each such contract between Seller and its Subsidiaries and any Affiliate is listed on the Disclosure Schedule or has otherwise been, or will be, disclosed to and approved in writing by Administrative Agent.

10.10 ERISA. Seller, Guarantor, each of their respective ERISA Affiliates, each Plan, each Pension Plan, and, to the best of Seller’s or Guarantor’s knowledge, as applicable, each Multiemployer Plan, are in compliance in all material respects with ERISA and the provisions of the Code applicable to Seller, Guarantor, such Affiliates, or such plans. None of Seller, Guarantor, any Plan, or Pension Plan has engaged in a “prohibited transaction” (as defined in ERISA and the Code) that would subject such Person or Plan to a material tax or penalty imposed on a “prohibited transaction”. Neither Seller, Guarantor, nor any ERISA Affiliate has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has applied for or obtained a waiver thereunder, with respect to any Pension Plan. Except as described on the Disclosure Schedule, the aggregate current value of all assets of any Pension Plan is at least equal to the aggregate current value of all accrued benefits under such Pension Plan calculated in accordance with actuarial assumptions used for purposes of funding such Pension Plan as of the most recent valuation date immediately prior to the date of this representation and warranty on an ongoing Pension Plan basis. Neither Seller, Guarantor, nor any of their respective ERISA Affiliates has incurred any material liability to the Pension Benefit Guaranty Corporation over and above premiums required by law, and neither Seller nor any of their respective ERISA Affiliates has terminated any Pension Plan in a manner that could result in the imposition of a lien on the property of Seller or any such ERISA Affiliate. Neither Seller, Guarantor, nor any of their respective ERISA Affiliates has withdrawn in a partial or complete withdrawal from any Multiemployer Plan or received a notification that a Multiemployer Plan is insolvent. Neither Guarantor nor Seller is (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, or (iii) an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Seller or Guarantor that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

10.11 Capitalization. The outstanding equity of Seller and each of its Subsidiaries is comprised of capital stock, membership interests, or other equity interests, as applicable, all of which has been duly and validly issued and is fully paid and, with respect to Seller and each Subsidiary thereof that is a corporation, is non-assessable. All of the issued and outstanding capital stock, membership interests or similar equity interests of Seller and each of its Subsidiaries is owned and held as set forth in the Disclosure Schedule, and except as set forth in the Organizational Documents of Seller, the similar Organizational Documents of any of its Subsidiaries, or in the Disclosure Schedule, (a) there are no rights to acquire any equity interests in Seller or any of its Subsidiaries, (b) there are no outstanding commitments, options, warrants, calls, or other agreements (whether written or oral) binding on Seller or any of its Subsidiaries that require or could require Seller or any of its Subsidiaries to sell, grant, transfer, assign, mortgage, pledge, or otherwise dispose of any equity interests or other securities of Seller or any of its Subsidiaries, and (c) there is no outstanding class of equity interests or other securities of Seller or any of its Subsidiaries.

10.12 Reserved.

10.13 Environmental and Regulatory Compliance. The operations of Seller, its Subsidiaries, each of the real properties owned by Seller or any of its Subsidiaries, and, to the best of Seller’s knowledge, each of the real properties leased by Seller or any of its Subsidiaries (collectively, the “Environmental Properties”) are presently in compliance in all material respects with, and has in full force and effect, all material permits or approvals required by all applicable building, zoning, antipollution, hazardous substance, hazardous material, oil, environmental, health, safety, or other laws, ordinances, or regulations, and Seller has not received notification that any Environmental Property is in violation of any of the foregoing provisions. No inquiry, notice, or threat to give notice by any governmental authority or third party has been received by Seller or any of its Subsidiaries with respect to the generation, storage, disposal, release, or threat of release of any hazardous substance or hazardous material or, with respect to any violation of any federal, state, or local environmental, health, or safety statute or regulation.

10.14 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity (a) is a Sanctioned Person or (b) either in its own right or through any third party (i) has any assets in a Sanctioned Country or in the possession, custody, or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (ii) does business in or with or derives any income from investments in or transactions with any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

10.15 Accuracy of Representations; Survival. No representation or warranty made herein or in any other Repurchase Document contains, or at the time of delivery will contain, any untrue statement of material fact or omits, or will omit at the time of delivery, a material fact necessary to make such representation or warranty not misleading. All representations and warranties made herein or in the any other Repurchase Document will survive the execution of this Agreement and the other Repurchase Documents.

10.16 Name. Seller’s exact name is the name set forth herein. Seller is (i) a registered organization organized under the laws of Delaware and (ii) located (as determined pursuant to the UCC) in Delaware (the state under the laws of which Seller was organized). Guarantor’s exact name is the name set forth herein. Guarantor is (i) a registered organization organized under the laws of Delaware and (ii) located (as determined pursuant to the UCC) in Delaware (the state under the laws of which Guarantor was organized).

10.17 Agency Approvals; Compliance with Agency Guides. If applicable, Seller is (i) a Freddie Mac, Fannie Mae, and Ginnie Mae approved seller (issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, and in each case, in good standing; (ii) in compliance with the terms and requirements of each Agency Guide applicable to it; and (iii) duly qualified and licensed as a mortgage banker or mortgage broker in each jurisdiction where such qualification is required in order for Seller to transact its business as presently conducted or proposed to be conducted.

10.18 Accuracy of Information. Neither this Agreement nor any of the documents, information documents, reports, other writings prepared by or on behalf of Seller and Guarantor and provided by Seller or Guarantor to Administrative Agent pursuant to this Agreement, any other financing agreement, or in connection with the transactions contemplated hereby or thereby contain any statement of a material fact with respect to Seller or Guarantor or such transactions that was untrue or misleading in any material respect when made or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Since Administrative Agent conducted its due diligence review of Seller and Guarantor (prior to the Closing Date), there has been no change, development, or event involving a change known to Seller or Guarantor which would render any of the financing agreements, such documents, or information untrue or misleading in any material respect.

10.19 Compliance With Law, Etc. Each of Guarantor and Seller has complied in all material respects with all Laws. Neither Seller, Guarantor, nor any Affiliate of Seller or Guarantor (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or, to the best of its knowledge, engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by OFAC, (e) is a Sanctioned Person or Sanctioned Country, (f) has more than ten percent (10%) of its assets located in a Sanctioned Country or with a Sanctioned Person, or (g) derives more than ten percent (10%) of its operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country. The proceeds of any transaction hereunder have not been and will not be used to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Person or Sanctioned Country. Neither Seller, Guarantor, nor any Affiliate of Seller or Guarantor (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, as amended, (b) is subject to regulation by any Governmental Entity limiting its ability to incur the Obligations. Seller, Guarantor, and each of their respective Affiliates are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any foreign counterpart thereto (collectively, the “FCPA”), or (c) has made, offered, promised, or authorized a payment of money or anything else of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official, or candidate for foreign political office, (ii) to any foreign official, foreign political party, party official, or candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse their official position to direct business wrongfully to Seller, any Affiliate of Seller, Guarantor, or any other Person, in violation of the FCPA.

10.20 Investment Company Act Compliance. Neither Guarantor nor Seller is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended (the “ICA”), nor as an entity “controlled” by an “investment company” as defined under the ICA.

10.21 No Broker. Seller has not dealt with any broker, investment banker, agent, or Person other than Administrative Agent, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement; provided that if Seller has dealt with any broker, investment banker, agent, or Person other than Administrative Agent who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

10.22 Reserved.

10.23 Additional Representations. With respect to each Purchased Mortgage Loan, Seller hereby makes all of the applicable representations and warranties set forth on Exhibit D hereto as of the related Purchase Date and at all times while such Purchased Mortgage Loan is subject to a Transaction hereunder. As of each Purchase Date, Seller shall be deemed to have represented and warranted that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a written notice to Administrative Agent any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

SECTION 11. AFFIRMATIVE COVENANTS.

During the term of this Agreement and so long as any Obligations remain outstanding:

11.1 Financial Statements and Other Reporting Requirements. Seller and Guarantor, as applicable, will furnish to Administrative Agent:

11.1.1 as soon as available to Seller and Guarantor, but in any event within one hundred thirty-five (135) days after each of Seller’s and Guarantor’s fiscal years, Seller’s and Guarantor’s audited balance sheet as of the end of such fiscal year and the related statements of income, retained earnings, and cash flow for such fiscal year, in each case, prepared in accordance with GAAP (and on a Consolidated and Consolidating basis) and audited by an independent certified public accounting firm reasonably satisfactory to Administrative Agent, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” and shall state that said financial statements fairly present the financial condition and results of Seller’s and Guarantor’s operations, if applicable, as at the end of, and for, such fiscal year in accordance with GAAP;

11.1.2 within forty-five (45) days after the end of each of Guarantor’s and Seller’s first three (3) fiscal quarters, each of Guarantor’s and Seller’s unaudited balance sheet as of the end of such fiscal quarter and the related unaudited statements of income for, in each case, the portion of the fiscal year then-ended and for the quarter then-ended prepared by each of Guarantor’s and Seller’s management on a Consolidated and Consolidating basis and in accordance with GAAP applied in a manner consistent with the audited financial statements required by Section 7.1.1 above (subject to normal year-end audit adjustments (none of which will be materially adverse) and the absence of footnotes);

11.1.3 concurrently with the delivery of financial statements pursuant to Sections 7.1.1 and 7.1.2 above, a Compliance Certificate certified by Guarantor’s chief executive officer or chief financial officer;

11.1.4 concurrently with the delivery of yearly required renewal documentation, Other Investor Report Cards of Guarantor;

11.1.5 within seven (7) days after the end of each calendar month, pay histories with respect to any Mortgage Loan Held for Investment subject to a Transaction hereunder;

11.1.6 if applicable, and to the extent permitted by Governmental Authority, within fifteen (15) days after receipt of any Agency audit, including HUD, Ginnie Mae, Fannie Mae, and Freddie Mac audits, a copy of such audit and, within fifteen (15) days following any response by Seller or Guarantor, as applicable, thereto, a copy of such response;

11.1.7 unless otherwise set forth herein, immediately after obtaining knowledge of the existence thereof, notice of (a) immediately, the occurrence of any Default or Event of Default, (b) the occurrence of any condition or event with respect to Seller or Guarantor, as applicable, or any Affiliate of Seller or Guarantor, as applicable, that could reasonably be expected to have a Material Adverse Effect, (c) any litigation or any investigative or regulatory proceedings of a federal, state, or local governmental agency or authority commenced, pending, or threatened against Seller, any of Seller’s Affiliates, or any Plan in excess of the Litigation Threshold (individually or in the aggregate), or the issuance of any judgment, award, decree, order, or other determination in or relating to any such litigation or proceedings, (d) the occurrence of a Reportable Event with respect to a Pension Plan or any communications to, or receipt of non-routine communications from, the Pension Benefit Guaranty Corporation, the U.S. Department of Labor, the IRS, or a Multiemployer Plan by Seller or any of Seller’s ERISA Affiliates relating to any Plan along with copies of all such communications, (e) Seller’s or any of Seller’s ERISA Affiliate’s adoption of any Pension Plan or becoming obligated to contribute to any Multiemployer Plan, or the substantial modification of any such Plan along with the vesting and funding schedules and other principal provisions thereof, (f) Seller’s adoption of any stock or equity option or executive compensation plan, whether or not subject to ERISA, or the substantial modification of any such Plan along with the vesting and funding schedules and other principal provisions thereof, that could reasonably be expected to have a Material Adverse Effect, (g) Seller’s or any of Seller’s ERISA Affiliates’ assumption of an obligation to contribute to or the incurrence of any liability to a Multiemployer Plan, (h) any communications given or received by Seller or any of Seller’s Subsidiaries to or from any federal, state, or local governmental agency or authority in any way relating to any investigation of, compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials, and hazardous wastes) along with copies of all such communications, (i) Seller’s receipt of notice that any Purchased Mortgage Loan was submitted to a Takeout Purchaser (whole loan or securitization) under a bailee letter and was rejected for purchase by such Takeout Purchaser, or (j) upon Seller becoming aware of any Control Failure with respect to a Mortgage Loan that is an eMortgage Loan;

11.1.8 within two (2) Business Days after receiving written notice thereof, notice of (a) any litigation affecting any of the Purchased Assets, (b) the receipt of any notice from the Consumer Financial Protection Bureau or any other Governmental Entity having jurisdiction over Seller or Seller’s property that any such Governmental Entity intends to put Seller or any of Seller’s officers or employees on probation or other supervisory review status, (c) the receipt of any notice from any insurer or guarantor of, or Agency that purchases, residential mortgage loans that such insurer, guarantor, or Agency will cease insuring, guaranteeing, or purchasing, as applicable, residential mortgage loans from Seller, (d) if applicable, any notice from the FHA or VA that Seller may lose its status as an approved mortgagee or buyer in good standing eligible to participate in the FHA insurance or VA guaranty programs, (e) the receipt of any notification from the Consumer Financial Protection Bureau or any other Governmental Entity that Seller has violated any Law, and (f) any investigation, subpoena, or civil investigative demands with respect to Seller or any Purchased Mortgage Loans from the Consumer Financial Protection Bureau or any other Governmental Entity;

11.1.9 from time to time as Administrative Agent may reasonably request and subject to applicable laws, regulations, and Agency requirements that would prohibit sharing such information, within ten (10) Business Days, (a) such other financial data about Seller, any of its Subsidiaries, and any of their KYC Affiliates, and (b) such other information about Seller, any of its Subsidiaries, and any of their KYC Affiliates;

11.1.10 as soon as reasonably possible, notice of any breach of a representation or warranty set forth in Exhibit D hereto;

11.1.11 as soon as reasonably possible following each calendar week, a weekly position report summarizing all interest rate protection agreements entered into or maintained by Seller; and

11.1.12 as soon as available to Guarantor, but in any event within one hundred thirty-five (135) days after Guarantor’s fiscal year, a copy of the annual Form 10-K filed by Guarantor with the U.S. Securities and Exchange Commission.

11.2 Conduct of Business. Guarantor and Seller will, and will cause each of its Subsidiaries to: (a) maintain its corporate, limited liability company, or other organizational existence, as applicable; (b) continue to have a fiscal year ending December 31st of each year (or such other fiscal year-end as may be deemed acceptable to Administrative Agent in its reasonable discretion); (c) remain or engage in substantially the same business as that in which it is now engaged or proposed to be engaged as of the date hereof (or, with respect to a Subsidiary formed or organized after the date hereof, as of the date such Subsidiary is formed or organized); (d) duly observe and comply with all applicable material laws and all requirements of any governmental authorities relative to it, its assets, or to the conduct of its business, including the Secure and Fair

Enforcement for Mortgage Licensing Act, 12 U.S.C. § 5101-5116, all state mortgage loan originator licensing acts, and all other state laws mandated by such Act, and all laws relating to the environment, pollution control, hazardous materials, and hazardous waste; (e) maintain and keep in full force and effect all material licenses and permits necessary to the proper conduct of its business as presently conducted or reasonably related thereto, without limiting the foregoing; (f) do or cause to be done all things necessary to preserve and keep in full force and effect Seller’s corporate or other applicable existence, rights, franchises, licenses, and approvals, including, without limitation, Seller’s status as a Freddie Mac, Fannie Mae, and Ginnie Mae approved seller (issuer)/servicer, an FHA/VA and USDA approved lender, and a HUD direct endorsement lender, in each case, in good standing, and comply with the terms and requirements of each Agency Guide applicable to it.

11.3 Fidelity Bonds and Insurance. Guarantor shall maintain an insurance policy, in a form and substance reasonably satisfactory to Administrative Agent, covering against loss or damage relating to or resulting from any breach of fidelity by Guarantor, or any officer, director or employee of Guarantor, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Administrative Agent shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Administrative Agent as a loss payee with an unlimited right of action and shall provide coverage in an amount required by the Fannie Mae Guide. Guarantor shall not amend, cancel, suspend or otherwise change such policy in a manner prohibited by any applicable Agency without the prior written consent of Administrative Agent. Guarantor shall or shall cause to be provided notice of cancellation or reduction in the terms of any such insurance.

11.4 Taxes. Guarantor and Seller will, and will cause each of their respective Subsidiaries to, pay or cause to be paid all Taxes on or assessed against it or its properties prior to such Taxes becoming delinquent, except for any Taxes that are being contested in good faith through appropriate proceedings and with respect to which adequate reserves, if and to the extent required by GAAP and Administrative Agent, have been established and are being maintained; provided that no enforcement action to enforce a lien has been commenced against Seller, Guarantor, or any of their Subsidiaries with respect to any such tax, assessment, or charge that is material in amount.

11.5 Sale of Notes. Seller will not, and will not permit any of its Subsidiaries to, sell, discount, or dispose of any note, instrument, Account, or other obligation owing to any of them, except (a) to Administrative Agent, (b) with respect to any sale of Purchased Assets to the extent expressly permitted by Section 5.2 hereof, and (c) with respect to sale of other Mortgage Loans (not constituting any part of the Purchased Assets) in the ordinary course of business consistent with Seller’s past practices.

11.6 Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and related Purchased Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller shall comply with all material rules, regulations, and other laws of any Governmental Entity. Seller will not allow any default for which Seller is responsible to occur with respect to any Purchased Mortgage Loans or any Repurchase Documents, and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans and any Repurchase Documents.

11.7 Inspection by Administrative Agent; Books and Records. Seller will, and will cause each of its Subsidiaries to, permit Administrative Agent or Administrative Agent’s designees, at any reasonable time and from time to time but not less frequently than once annually, during normal business hours, upon prior reasonable notice, to visit and inspect Seller’s properties, to examine and make copies of Seller’s books and records, and to discuss Seller’s affairs, finances, and accounts with appropriate officers, all at Seller’s expense. Seller will, and will cause each of its Subsidiaries to, keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law. Seller or its Servicer shall maintain originals (or copies, if the originals have been delivered to Takeout Purchaser) of surveys, certificates, correspondence, appraisals, accounting records, and other information or data relating to the Purchased Assets and will promptly give Administrative Agent written notice of any change in location of such records. Without in any way limiting the foregoing, Seller agrees that Administrative Agent may, from time to time and following reasonable prior written notice to Seller, conduct field or on-site audits of Seller and Seller’s Subsidiaries at Administrative Agent’s reasonable discretion and at Seller’s expense; provided however, prior to the occurrence and continuance of an Event of Default, such audits shall occur no more frequently than one (1) time per calendar year. Following the occurrence and during the continuation of an Event of Default, Seller will permit Administrative Agent to arrange for verification of Accounts and other Purchased Assets of Seller directly with the Account Debtors or obligors or by other methods, and to conduct field audits of Seller and its Subsidiaries at Administrative Agent’s discretion and at Seller’s expense.

11.8 Use of Proceeds. Seller will use the Purchase Price of each Transaction solely to fund the origination or purchase of Purchased Mortgage Loans subject to the terms and conditions hereof and to pay the fees, costs, and other expenses associated with closing the transactions contemplated herein. No portion of any Purchase Price will be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

11.9 Transactions with Affiliates. Seller will not, and will not permit its Subsidiaries to, directly or indirectly, enter into any material agreements, instruments, or contracts (whether written or oral) with any of Seller’s directors, managers, officers, equity holders, employees, or Affiliates, or any of Seller’s Affiliates directors, managers, officers, equity holders, or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable to the other Person party to the same and no less favorable than would prevail in a transaction with a Person unaffiliated with Seller or its Subsidiaries.

11.10 No Amendments to Organizational Documents. Neither Guarantor nor Seller will at any time cause or permit its Organizational Documents or any of their respective Subsidiaries’ Organizational Documents to be modified or supplemented in any respect that would materially and adversely affect Administrative Agent’s rights hereunder and with respect to the Purchased Assets and under the other Repurchase Documents or affect in any material manner Seller’s or Guarantor’s ability to pay the Obligations when due.

11.11 Bank Accounts. Seller has established ~~the Deposit Account, the Monthly Remittance Account, and the Operating Account~~all bank accounts with Administrative Agent required for operating the line of credit and will thereafter maintain such accounts with Administrative Agent. If applicable, all funds required pursuant to this Agreement, any Servicing Agreement, or any Servicer Notice, if applicable, to be segregated and deposited into the ~~Deposit Account, the Monthly Remittance Account, and the~~ Operating Account and the Haircut Account have been so segregated and deposited as required by, and in accordance with this Agreement.

11.12 Name, Location. Guarantor and Seller will give Administrative Agent not less than thirty (30) days’ prior written notice of all contemplated changes in Seller’s or Guarantor’s name, location, chief executive office, principal place of business, and/or location of any Purchased Assets, but the giving of this notice shall not cure any Event of Default caused by this change.

11.13 Enforcement. Seller shall, at its sole cost and expense, (a) exercise promptly and diligently each and every material right it may have under or with respect to any Purchased Mortgage Loan that, if not so exercised, might materially and adversely affect the interests of Seller or Administrative Agent with respect to such Purchased Mortgage Loan or the property securing such Purchased Mortgage Loan, and (b) appear in and defend in good faith any action or proceeding arising under, in any manner related to, or connected with, the obligations, covenants, conditions, duties, agreements, or liabilities of Seller with respect to any Purchased Mortgage Loan.

11.14 MERS. To the extent that any Purchased Mortgage Loans are MERS Loans, Administrative Agent and Seller hereby confirm Administrative Agent’s appointment as collateral agent with respect to MERS Loans. During any time which Seller is using the MERS System, Seller shall at all times (i) maintain its status as a MERS Member, (ii) employ officers who have the authority, pursuant to a corporate resolution from MERS, to execute assignments of mortgage in the name of MERS in the event deregistration from the MERS System is necessary or desirable, (iii) remain in compliance with all terms and conditions of membership in MERS, including the Electronic Agent’s “Rules of Membership” most recently promulgated by Electronic Agent, the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or Electronic Agent, as each of the foregoing may be modified from time to time, including, but in no way limited to, compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of mortgages, registration of mortgages on the MERS System, including registration of Administrative Agent’s interest in such mortgages and membership requirements, (iv) promptly, upon Administrative Agent’s request, execute and deliver to Administrative Agent an assignment of mortgage, in blank, with respect to any MERS Mortgage that Administrative Agent determines shall be removed from the MERS System, (v) maintain the Electronic Tracking Agreement in full force and effect, (vi) immediately provide to Administrative Agent a copy of any notice received from MERS or Electronic Agent relating to any Purchased Assets pursuant to Section 4(a) of the Electronic Tracking Agreement, and (vii) as soon as practical but in any event not later than seven (7) Business Days after any MERS Mortgage is funded from the Purchase Price of a Transaction, cause Administrative Agent (by its Org ID 1008498) to be designated as the “Interim Funder” in the Associated Member category for such MERS Mortgage on the Registration Details Screen of the MERS System (and any MERS Mortgage not so designated within said period shall automatically cease to be an Eligible Mortgage Loan, anything in this Agreement to the contrary notwithstanding). Seller shall not de-register or attempt to de-register any mortgage from the MERS System unless Seller has complied with the requirements set forth in the Electronic Tracking Agreement and the requirements hereof and the other Repurchase Documents relating to a release of a Mortgage Loan. Seller shall indemnify, defend (using counsel selected by Administrative Agent), and hold harmless Administrative Agent and Administrative Agent’s employees, agents, shareholders, officers, and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limit, attorneys’ fees) of whatever kind arising out of or related to (i) Seller’s failure to comply with or breach of the provisions of this Section 7.14 or the Electronic Tracking Agreement or (ii) Seller’s and Administrative Agent’s use of the MERS System in connection with Mortgage Loans under or in connection with this Agreement, except to the extent resulting from Administrative Agent’s gross negligence or willful misconduct.

11.15 Master Custodial Agreement; Intercreditor Agreement. Seller shall provide Administrative Agent with at least forty-five (45) days’ prior written notice of any proposed initial appointment of, or change in, as applicable, the Certificating Custodian, and in connection therewith, if Administrative Agent’s consent to such initial appointment or change, as applicable, is given, Seller shall make any revisions to its warehousing procedures that are requested by Administrative Agent or that are required to satisfy Administrative Agent’s operations policies in place at such time, including, if requested or required by Administrative Agent, furnishing or causing to be furnished to Administrative Agent custodial and/or intercreditor agreements, in form and substance satisfactory to Administrative Agent, from Seller’s proposed Certificating Custodian and/or any settlement agent. Further, if applicable, Seller shall at all times maintain the Custodial Account in a manner acceptable to Administrative Agent and comply with Seller’s obligations under the Master Custodial Agreement.

11.16 Reserved.

11.17 Acquisition Guidelines. In the event that Seller makes any amendment or modification to the Acquisition Guidelines with respect to non-Agency Mortgage Loans, Seller shall promptly deliver to Administrative Agent a complete copy of the amended or modified Acquisition Guidelines. Administrative Agent reserves the right to accept or reject such amended or modified Acquisition Guidelines and shall be under no obligation to enter into Transactions for Mortgage Loans originated under the amended or modified Acquisition Guidelines. Administrative Agent’s decision of whether to accept or reject the amended or modified Acquisition Guidelines shall be communicated to Seller within five (5) Business Days following delivery of such amended or modified Acquisition Guidelines by Seller to Administrative Agent; provided that the failure to communicate such decision shall not be deemed an approval by Administrative Agent; and provided, further, that, if such amendment or modification to the Acquisition Guidelines is solely the result of underwriting requirements made by an Agency, Administrative Agent shall not be required to approve such amendment or modification.

11.18 Applicable Law. Guarantor and Seller shall comply with the requirements of all Law and orders of any Governmental Entity.

11.19 Financial Covenants. Guarantor and Seller shall comply with the Financial Covenants set forth in the Fee and Pricing Letter.

11.20 Beneficial Ownership Certification. Guarantor and Seller shall at all times either (i) ensure that Seller or Guarantor, as applicable, has delivered to Administrative Agent a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects or (ii) deliver to Administrative Agent an updated Beneficial Ownership Certification within one (1) Business Day following the date on which the information contained in any previously delivered Beneficial Ownership Certification ceases to be true and correct in all respects.

11.21 [Reserved].

SECTION 12. NEGATIVE COVENANTS.

During the term of this Agreement and so long as any Obligations remain outstanding:

12.1 Reserved.

12.2 Merger and Acquisitions; Asset Sales. Seller will not, nor will it permit any of its Subsidiaries to, without the prior written consent of Administrative Agent, (a) merge with or into, or consolidate with, any other Person if such merger or consolidation would result in a Change of Control; (b) acquire all or substantially all of the assets or all or substantially all of the capital stock or other securities of any Person; or (c) sell, transfer, lease, or otherwise dispose of its assets if such sale, transfer, or lease would result in a Change of Control (other than the sale of Purchased Assets to the extent expressly permitted by Section 5.2 hereof, and sale of other Mortgage Loans not constituting any part of the Purchased Assets in the ordinary course of business consistent with Seller’s past practices).

12.3 Reserved.

12.4 Reserved.

12.5 Restrictions on Liens. Seller will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any Liens upon or with respect to the Purchased Assets, except for Permitted Liens.

12.6 Restricted Payments. Following the occurrence and during the continuance of an Event of Default, or if an Event of Default would result therefrom, Seller will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payments other than (a) payments on any Subordinated Debt as permitted pursuant to the Subordination Agreement applicable thereto, (b) dividends and distributions payable by a Subsidiary to Seller, and (c) so long as Seller is a “pass-through” entity for U.S. federal income tax purposes, annual distributions to Seller’s equity holders of amounts necessary to pay U.S. federal, state, and local Taxes imposed on such equity holders and attributable to Seller’s income.

12.7 Reserved.

12.8 Reserved.

12.9 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody, or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (d) use any Purchase Price to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws. Seller shall promptly notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

12.10 VA Guaranties and FHA Insurance. Seller shall not commit or suffer to be committed any act that would adversely affect its eligibility to participate as an FHA-approved mortgagee with direct endorsement approval or as an approved buyer under the VA guaranty program.

12.11 No Plan Assets. Neither Guarantor nor Seller shall take any action or omit to take any action that would result in it becoming (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, (iii) an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, or (iv) subject to any statute that regulates investments of, and fiduciary obligations with respect to, governmental plans, that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated hereby.

12.12 ERISA Compliance. Neither Seller, Guarantor, any Plan, any Pension Plan, nor any fiduciary thereof will (a) engage in any non-exempt “prohibited transaction” or apply for or obtain a waiver of the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, (b) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (c) terminate or withdraw from participation in any Plan or Pension Plan, or withdraw from any Multiemployer Plan in a manner that could result in the imposition of a lien on any property of, or impose substantial liability on, Seller, Guarantor, or any ERISA Affiliate. Each Plan and Pension Plan shall comply in all material respects with ERISA, to the extent applicable.

SECTION 13. EVENTS OF DEFAULT; ACCELERATION.

13.1 The following will each constitute an “Event of Default”:

13.1.1 Seller shall:

(i) (a) default in the payment when due of any Repurchase Price, Price Differential, or Margin Deficit when due, but excluding amounts described in clause (b) of the definition of Repurchase Price; provided, however, if Seller fails to make any such payment when due as a direct result of a wire transfer problem or an operational or administrative error or omission (so long as the funds required to make such payment were otherwise available to be paid), an Event of Default shall not occur pursuant to this Section 9.1.1 so long as the payment is made within one (1) Business Day after the failure occurs and Seller certifies and reasonably demonstrates to Administrative Agent’s satisfaction that an event described above has occurred, or (b) default in the payment of any other Obligation and such default continues for three (3) Business Days beyond the date when payment was due and payable;

(ii) fail to transfer the Purchased Mortgage Loans to Administrative Agent on the applicable Purchase Date (provided that Administrative Agent has tendered the related Purchase Price); provided, however, that if on any Purchase Date the number of Purchased Mortgage Loans that Seller fails to transfer to Administrative Agent is less than three (3), Seller shall have one (1) Business Day to cure such failure;

(iii) fail to pay any other sum which has become due on the due date, and such failure continues for one (1) Business Day beyond the date when payment was due and payable; or

(iv) fail to (a) repurchase the Purchased Mortgage Loans on the applicable Repurchase Date, or (b) repurchase Purchased Mortgage Loans pursuant to Section 2.6 hereof or when otherwise required hereunder.

13.1.2 Seller’s failure to comply with the covenants described in (x) Section 7.1 (Financial Statements and Other Reporting Requirements), 7.3 (Maintenance and Insurance), 7.11 (Bank Accounts), 7.19 (Financial Covenants), 8.2 (Merger and Acquisitions; Asset Sales), 8.5 (Restrictions on Liens), 8.6 (Restricted Payments), 8.9 (Anti-Money Laundering/International Trade Law Compliance), 8.11 (No Plan Assets), or 8.12 (ERISA Compliance) hereof, or (y) Section 8.12 (ERISA Compliance) hereof, if, solely with respect to this clause (y), such failure to comply is not cured within one (1) Business Day;

13.1.3 default in the performance or observance of or compliance with Seller’s agreements and covenants set forth in the Repurchase Documents (other than those described in Sections 9.1.1 and 9.1.2 hereof), and such default continues for more than five (5) Business Days after the earlier of Seller’s knowledge thereof or notice to Seller from Administrative Agent;

13.1.4 any representation or warranty at any time made by or on behalf of Seller, an Affiliated Originator, or Guarantor in any Repurchase Document is untrue or otherwise is or becomes false or misleading in any material respect and such violation has not been cured within five (5) Business Days following (a) the date notice of such violation shall have been given to such Person or (b) the date upon which such Person obtained knowledge of such failure; provided that the representations and warranties set forth on Exhibit D hereto shall be considered solely for the purpose of determining whether a Purchased Mortgage Loan is an Eligible Mortgage Loan (unless (A) Seller or Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made or (B) any such representations and warranties have been determined by Administrative Agent in its sole discretion to be materially false or misleading on a regular basis);

13.1.5 Seller, any of Seller’s Subsidiaries, or Guarantor will be in default or breach of any Indebtedness exceeding in excess of the Indebtedness Limit and such default or breach continues uncured or unwaived beyond any applicable grace or cure period;

13.1.6 issuance of any injunctions that have a Material Adverse Effect, or issuance of any attachments that in the aggregate exceed $1,000,000 in value, against Seller, any of Seller’s Subsidiaries, or Guarantor that are not dismissed or bonded to Administrative Agent’s satisfaction within forty-five (45) days after issuance;

13.1.7 Insolvency of Seller, any of Seller’s Subsidiaries, or Guarantor;

13.1.8 any money judgments aggregating in excess of the Judgment Threshold are entered against Seller, any of Seller’s Subsidiaries, or Guarantor which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance, and unstayed for more than forty-five (45) days, whether or not consecutive;

13.1.9 for any reason (i) Seller (or an Affiliate thereof) shall contest the validity, enforceability, perfection, or priority of any Lien granted pursuant to the Repurchase Documents, (ii) any Person (other than Administrative Agent) contests the validity, enforceability, perfection, or priority of any Lien granted pursuant thereto and Seller fails to take commercially reasonable actions against such contesting Person, or (iii) Seller or any Affiliate thereof shall seek to disaffirm, terminate, limit, challenge, repudiate, or reduce its obligations under any Repurchase Document;

13.1.10 any garnishment, levy, or execution is issued and served upon Administrative Agent, which garnishment, levy, or execution covers any material portion of property of Seller, any of Seller’s Subsidiaries, or Guarantor in Administrative Agent’s possession and such proceeding has not been dismissed within sixty (60) days;

13.1.11(a) any Repurchase Document or any covenant, agreement, or obligation contained therein or evidenced thereby, will cease in any material respect to be legal, valid, binding, or enforceable in accordance with its terms, or will be cancelled, terminated, revoked, or rescinded other than in accordance with the terms hereof or thereof, (b) any action at law, suit in equity, or other legal proceeding to cancel, revoke, or rescind any Repurchase Document will be commenced by or on behalf of Seller or any of Seller’s Subsidiaries, or (c) any court or any other governmental or regulatory authority or agency of competent jurisdiction will make a determination that, or will issue a judgment, order, decree, or ruling to the effect that, any one or more of the (x) Repurchase Documents or (y) obligations of Seller or any of Seller’s Subsidiaries, in any case, thereunder, are illegal, invalid, or unenforceable in any material respect in accordance with the terms thereof;

13.1.12 the Liens granted by Seller, an Affiliated Originator, or any Subsidiary under the Repurchase Documents will cease to be valid, first priority security interests (subject only to Permitted Liens) or will fail to be perfected, or any Person will successfully contest the validity, priority, enforceability, or perfection of such security interests;

13.1.13 the occurrence of any event or condition that Administrative Agent determines could have a Material Adverse Effect (other than with respect to clause (d) in the definition thereof);

13.1.14 if any Governmental Entity institutes a regulatory enforcement action against Seller or Guarantor and such action is not dismissed within fifteen (15) Business Days;

13.1.15 ~~reserved~~the occurrence of a Servicer Termination Event and a successor servicer has not been appointed within sixty (60) days;

13.1.16 the occurrence or existence of any default or event of default caused by Seller or Guarantor and not promptly cured under any other Repurchase Document; or

13.1.17 the occurrence of a Change of Control which has not received Administrative Agent’s prior written approval.

13.2 If an Event of Default occurs and is continuing, Administrative Agent may, at its option (and will be automatically deemed to have done so without any further action on its part in the case of an Event of Default pursuant to Section 9.1.7 hereof) do one or more of the following: (a) declare any or all of the Obligations, including any or all of the Repurchase Prices related to outstanding Transactions, to be immediately due and payable, whereupon the same will become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived by Seller, (b) limit, suspend, or terminate Seller’s ability to enter into Transactions hereunder and/or terminate this Agreement, and (c) exercise any rights and remedies under the Repurchase Documents and applicable law.

13.3 Without limiting the foregoing, upon the occurrence of any Event of Default and at any time thereafter during the continuation thereof, Administrative Agent will have the right to take immediate possession of the Purchased Assets, and for that purpose Administrative Agent may, so far as Seller can give authority therefor, enter upon any premises on which Purchased Assets may be situated and remove the same therefrom. Seller waives demand and notice with respect to and assent to any repossession of Purchased Assets. Administrative Agent may dispose of Purchased Assets in any order and in any manner that Administrative Agent chooses and may refrain from the sale of any real property held as Purchased Assets until the sale of personal property. Except with respect to any Purchased Asset that is perishable, threatens to decline speedily in value, or that is of a type customarily sold on a recognized market, Administrative Agent will give Seller at least five (5) Business Days’ prior written notice of the time and place of any public sale of Purchased Assets or of the time after which any private sale or any other intended disposition is to be made. Any remaining proceeds of such collection or sale, after satisfying all Obligations in such order of preference as Administrative Agent may determine and making proper allowance for interest on Obligations not then due, if any, will be credited to any deposit account that Seller may maintain with Administrative Agent or, if there is no such account, held pending Seller’s instructions. Seller will remain liable for any deficiency.

13.4 Upon the occurrence and during the continuation of an Event of Default, Administrative Agent may at any time in its sole discretion (a) transfer any securities or other property constituting Purchased Assets into Administrative Agent’s own name or that of Administrative Agent’s nominee and receive the income thereon and hold the same as security for Obligations or apply it on amounts due on Obligations, (b) without notice to or demand on Seller, demand and collect Purchased Assets consisting of accounts receivable or instruments as Administrative Agent may determine, and (c) for the purpose of realizing Administrative Agent’s rights therein, receive, open, and dispose of mail addressed to Seller and endorse notes, checks, drafts, money orders, documents of title, or other evidences of payment, shipment, or storage or any form of Purchased Assets on behalf of and in the name of Seller. The powers conferred on Administrative Agent by this Section 9 are solely to protect Administrative Agent and will not impose any duties on Administrative Agent to exercise any powers.

13.5 In addition to all other rights and remedies provided hereunder or by law, Administrative Agent will have, in any jurisdiction where enforcement hereof is sought, the rights and remedies of a secured party under the UCC.

13.6 Without limiting any of the foregoing, upon the occurrence and during the continuation of an Event of Default:

(a) Administrative Agent may require (i) any mortgagor under any Purchased Mortgage Loan, (ii) any maker of any Mortgage Note, and (iii) any other person obligated on any Mortgage Document or item of Purchased Assets to make payments and deliver other monies with respect to the Purchased Mortgage Loans or other items of Purchased Assets directly to Administrative Agent, and Administrative Agent shall be entitled to deduct reasonable expenses incurred in connection with the realization from such collections, whether administered by Administrative Agent, any Custodian, or other agent for Administrative Agent, and Seller shall be liable for any deficiency.

(b) Administrative Agent may retain all of the Purchased Mortgage Loans and other items of Purchased Assets in satisfaction of the unpaid Obligations.

(c) All cash, proceeds, and instruments received by Seller on account of any Purchase Commitment or as a result of the sale or other disposition of the Purchased Assets, whether received by Seller in the exercise of its collection rights or otherwise, shall be remitted to the Custodian or Administrative Agent, as applicable, in the form received (properly endorsed to the order of the Custodian or Administrative Agent) not later than the Business Day following the day of receipt, to be held as security for (or, at Administrative Agent’s option, to be applied toward) the payment of the Obligations. Seller shall not commingle any such collections or proceeds following with any of its other funds or property and shall hold the same under an express trust for the benefit of Administrative Agent until remitted to Administrative Agent or the Custodian.

(d) Upon the completion of any sale or other disposition of Purchased Mortgage Loans or other items of Purchased Assets under this Section 9, full title and right of possession to such Purchased Mortgage Loans and other items of Purchased Assets shall pass to the purchaser of such Purchased Assets; provided, however, that if Administrative Agent or any such purchaser so requests, Seller shall confirm any such sale or transfer by executing and delivering to such purchaser all instruments of conveyance, assignment, and transfer and releases reasonably requested to divest all right, title, and interest of Seller in and to the sold Purchased Assets.

(e) Neither Seller nor anyone claiming through Seller shall claim, seek, or take advantage of any appraisement, valuation, stay, extension, or redemption law in order to prevent, hinder, or delay the enforcement of this Agreement, the foreclosure of the back up security interest granted pursuant to this Agreement, or the absolute sale or other disposition of Purchased Mortgage Loans or other items of Purchased Assets. Immediately after such sale or other disposition, the purchaser or Administrative Agent shall be entitled to notify all obligors on the Purchased Assets that Seller’s interest in such property has been assigned to such purchaser or Administrative Agent, as the case may be, and that all payments on or in respect of such Purchased Assets are to be made directly to such purchaser or Administrative Agent, as applicable, or any other specified person or entity.

(f) Seller shall execute any and all documents and provide any information, documents, or records necessary to carry out any of Administrative Agent’s remedies.

(g) No funds received by Administrative Agent pursuant to this Section 9 need be segregated in any manner except to the extent required by law, and any such funds may be deposited in a noninterest-bearing account held by Administrative Agent under such general conditions as are permitted under applicable law.

(h) In connection with the exercise of its rights pursuant to this Section 9, Administrative Agent may, but shall be under no duty to, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon the Purchased Mortgage Loans or other items of Purchased Assets, in its own name or in Seller’s name, as Administrative Agent in its sole discretion may determine; provided that Administrative Agent shall not be liable for (i) the failure to collect any payment of interest or principal on any Purchased Mortgage Loan, (ii) the failure to enforce any contract right, or (iii) any act or omission (other than Administrative Agent’s gross negligence or willful misconduct) in connection with the collection of any payment of interest or principal on any Purchased Mortgage Loan or the enforcement of any contract right.

(i) It shall be deemed commercially reasonable if Administrative Agent proceeds in the manner described in this Section 9; provided, however, that such procedures are not intended to be the only commercially reasonable method in which Administrative Agent may exercise its remedies, and Administrative Agent may proceed in any other commercially reasonable manner permitted under applicable law.

SECTION 14. SET-OFF.

Seller hereby grants to Administrative Agent a continuing lien, security interest, and right of setoff as security for all of the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral, and property, now or hereafter in the possession, custody, safekeeping, or control of Administrative Agent or any of Administrative Agent’s Affiliates (and their respective successors and assigns) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by Seller), Administrative Agent may set off the same or any part thereof and apply the same to any of the Obligations even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.

ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVED.

SECTION 15. GENERAL.

15.1 Power of Attorney. Seller hereby authorizes Administrative Agent to file such financing statement or statements relating to the Purchased Assets without Seller’s signature thereon as Administrative Agent, at its option, may deem appropriate. Following the continuation of an Event of Default, Seller hereby appoints Administrative Agent as Seller’s attorney-in-fact to execute any such financing statement(s) in Seller’s name and to perform all other acts which Administrative Agent deems appropriate to perfect and continue Administrative Agent’s ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve, and realize upon the Purchased Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the mortgagor, sign assignments on behalf of Seller as its attorney-in-fact, and sell any Purchased Assets “as is where is” in the name and on behalf of Seller. This power of attorney is coupled with an interest, is given as security, and is irrevocable without Administrative Agent’s consent. At Administrative Agent’s request, Seller shall immediately execute all powers of attorney in favor of Administrative Agent in the form set forth on Exhibit E hereto. In addition, Seller shall direct by board resolution that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Administrative Agent may take certain actions on behalf of Seller as its attorney-in-fact, with such resolution to survive until all of Seller’s Obligations hereunder are satisfied. Seller shall pay the filing costs for any financing statement(s) prepared pursuant to this Section 11.1.

15.2 Written Notices. Any notices expressly required or permitted by this Agreement will be in writing (including, without limitation, by electronic mail, telecopy, or other electronic delivery), and will be deemed to have been given when delivered by hand, when sent by facsimile, one (1) Business Day after delivery to any national overnight delivery service (delivery charges prepaid), or three (3) days after deposit in the U.S. mail (postage prepaid, certified and return receipt requested), and all such communications given by electronic mail, telecopy, or other electronic delivery shall be deemed to have been duly given when transmitted by electronic mail, telecopy, or other electronic delivery, and addressed to the parties at the addresses set forth on the signature pages hereto or, in either case, to such other address as a party may designate in a written notice to the other party given in accordance with this Section 11.2.

15.3 Term of Agreement. This Agreement and the other Repurchase Documents will continue in force and effect until the later of (i) such time as all of the Obligations have been paid in full (other than unasserted indemnity claims that survive termination) and no further credit can be extended to Seller under this Agreement or any other Repurchase Document and (ii) the Facility Termination Date. Notwithstanding anything to the contrary herein, the provisions of Sections 5.7, 11.6, 11.7, and 11.19 shall survive termination of the Repurchase Documents and the payment in full of the Obligations.

15.4 No Waivers. No failure or delay by Administrative Agent in exercising any right, power, or privilege hereunder will operate as a waiver thereof; nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

15.5 Further Assurances. Seller will do, make, execute, and deliver all such additional and further acts, things, assurances, and instruments as Administrative Agent may require more completely to vest in and assure to Administrative Agent its rights hereunder and under the other Repurchase Documents, and in the Purchased Assets, and to carry into effect the provisions and intent of this Agreement and the other Repurchase Documents.

15.6 Governing Law; Jurisdiction.

(a) This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that Administrative Agent’s obligations hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Administrative Agent. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY. THE PARTIES HERETO HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH PARTY HERETO HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE REPURCHASE DOCUMENTS.

(c) TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW, OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.

(d) THE PARTIES HERETO HEREBY ACKNOWLEDGE THAT THE WAIVERS IN THIS SECTION 11.6 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS.

(e) THE PROVISIONS OF THIS SECTION 11.6 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

15.7 Indemnification. Seller hereby absolutely and unconditionally indemnifies and holds Administrative Agent and its Affiliates (and the directors, officers, employees, and agents of Administrative Agent or its Affiliates) (each, an “Indemnitee”) harmless against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses, and all other liabilities whatsoever that will at any time(s) be incurred or sustained by an Indemnitee (except any of the foregoing incurred or sustained as a result of the gross negligence or willful misconduct of an Indemnitee) on account of, or in relation to, or in any way in connection with, associated with or ancillary to this Agreement, the other Repurchase Documents, and the other documents executed or delivered in connection herewith, and the arrangements or transactions contemplated therein, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any of such documents are ultimately consummated.

15.8 Amendments, Waivers, Etc. This Agreement and the other Repurchase Documents, and any provisions hereof or thereof, may be waived only by an instrument in writing signed by Administrative Agent and may be amended only by an instrument in writing signed by the parties hereto.

15.9 Binding Effect of Agreement; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The foregoing shall not authorize any assignment by Seller of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without Administrative Agent’s prior written approval. Administrative Agent may sell, assign, participate, or otherwise transfer all or any portion of its right, title, and interest in, and its obligations under, this Agreement and the other Repurchase Documents to any Person upon notice to but without consent from Seller. With the prior written approval of the Administrative Agent, each Buyer may sell, assign, participate or otherwise transfer its right, title and interest in, and its obligations under, this Agreement and the other Repurchase Documents at any time without the consent of any other Person; provided that in the case of a participation, (i) such Buyer’s obligations under this Agreement shall remain unchanged, (ii) such Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Administrative Agent in connection with such Buyer’s rights and obligations under this Agreement and the other Repurchase Documents. Administrative Agent and each Buyer may disclose to prospective assignees, purchasers, participants, or transferees and their agents and attorneys, any financial or other information in Administrative Agent’s and such Buyer’s possession regarding Seller; provided that Administrative Agent and such Buyer will require such information to be maintained as confidential by any proposed assignee, purchaser, participant, or transferee subject to Section 11.19 hereof. In connection with any such sale, assignment, or transfer, Seller will execute and deliver, and cause Seller’s Subsidiaries to execute and deliver, such documents, instruments, and agreements as Administrative Agent, such Buyer or its proposed assignee may reasonably request to affect such sale, assignment, or transfer. Administrative Agent or such Buyer will be released from its obligations hereunder and any obligations incurred by its successor in interest to the extent of such sale, assignment, or transfer. Seller may not sell, assign, or transfer its rights or obligations hereunder. The Administrative Agent shall maintain a register on which it will record each Buyer’s rights hereunder, and each assignment and participation. Such register shall include the names and addresses of each Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned to such Buyer. The entries in this register shall be conclusive absent manifest error, and each Person whose name is recorded in the register pursuant to the terms hereof shall be treated as a Buyer hereunder for all purposes of this Agreement, and failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. If a Buyer sells a participation in its rights hereunder, it shall provide the Administrative Agent, and maintain the information described in this paragraph with respect to the register and permit the Administrative Agent to review such information as reasonably needed for the Administrative Agent to comply with its obligations under this Agreement or under any applicable requirement of law.

15.10 Computation of Interest and Fees, Payments, etc. Price Differential, fees, and charges will be computed daily on the basis of a three hundred sixty (360) day year and will be paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest will be payable for such extended time. If any payment required by this Agreement or any other Repurchase Document becomes due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension will be included in computing interest in connection with such payment. All payments required of Seller hereunder will be made by Seller to Administrative Agent at the address specified for payment in Administrative Agent’s invoices to Seller (or at such other place as Administrative Agent may from time to time specify in writing) in lawful money of the United States of America in federal or other funds immediately available to the recipient thereof at the prescribed place of payment and without counterclaim or setoff.

15.11 Interest Limitations. If, at any time, the rate of interest together with all amounts that constitute interest and that are reserved, charged, or taken by Administrative Agent as compensation for fees, services, or expenses incidental to the making, negotiating, or collection of the Obligations, is deemed by any competent court of law, governmental agency, or tribunal to exceed the maximum rate of interest permitted to be charged by Administrative Agent to Seller under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest that exceeds the maximum rate of interest so permitted will be deemed a voluntary prepayment of principal of the Obligations, to be applied as determined by Administrative Agent in its sole and absolute discretion. As used herein, “applicable law” means the law in effect from time to time; provided, however, that, in the event that there is a change in the law that results in a higher permissible rate of interest, then this Agreement and the Transactions will be governed by such new law as of its effective date.

15.12 No Marshalling. Seller, on its own behalf and on behalf of its successors and assigns, hereby expressly waives all rights, if any, to require a marshalling of assets by Administrative Agent or to require that Administrative Agent first resort to some or any portion of the Purchased Assets before foreclosing upon, selling, or otherwise realizing on any other portion thereof.

15.13 Table of Contents and Section Headings. The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

15.14 USA PATRIOT Act. Pursuant to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Administrative Agent hereby notifies Seller that, pursuant to the Act’s requirements, Administrative Agent is required to obtain, verify, and record information that identifies Seller, which such information includes Seller’s name, address, and other information that will allow Administrative Agent to identify Seller in accordance with the Act.

15.15 Replacement Documents. Upon receipt of an affidavit of an officer of Administrative Agent as to the loss, theft, destruction, or mutilation of any of the Repurchase Documents, and a written undertaking from Administrative Agent to indemnify Seller from all claims, damages, and expenses incurred by Seller as a result of such loss, theft, destruction, or mutilation, in form reasonably satisfactory to Seller, Seller will issue, in lieu thereof, a replacement therefor, in the same principal amount thereof (if applicable) and otherwise of like tenor.

15.16 Entire Agreement; Miscellaneous. This Agreement and the other Repurchase Documents, including the exhibits hereto and thereto, set forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, and warranties, whether oral or written, by any officer, employee, or representative of any party hereto. The provisions of this Agreement are severable, and if any of these provisions will be held by any court of competent jurisdiction to be unenforceable under a particular circumstance, such holding will not affect or impair such provisions under different circumstances or any other provision hereof.

15.17 Federal Reserve. Administrative Agent may at any time pledge or assign all or any portion of its rights under this Agreement and the other Repurchase Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. § 341, or any Federal House Loan Bank; provided that no such pledge or assignment or enforcement thereof will release Administrative Agent from its obligations under any of the Repurchase Documents.

15.18 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. A scanned or facsimile signature counterpart shall be deemed an original. The words “execution”, “signed”, and “signature” and words of like import herein or in any other certificate, agreement, or document related hereto shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif”, or “jpg”) and other electronic signatures (including, without limitation, DocuSign and

AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC. Each of the parties hereto agrees that the transaction consisting of this Agreement may be conducted by electronic means. Each party agrees and acknowledges that it is such party’s intent that if such party signs this Agreement using an electronic signature, it is signing, adopting, and accepting this Agreement, and that signing this Agreement using an electronic signature is the legal equivalent of having placed its handwritten signature on this Agreement on paper. Each party acknowledges that it is being provided with an electronic or paper copy of this Agreement in a usable format.

15.19 Confidentiality.

(a) Each of the parties hereto acknowledges and agrees that all written or computer readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the transactions contemplated thereby or regarding Bank Data, operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively, the “Confidential Terms”), shall be kept confidential and shall not be divulged to any person (including, without limitation, any third-party vendors or other third-party agents) without the prior written consent of such other party except to the extent that (a) it is necessary to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies or regulatory bodies or in order to comply with any applicable federal, state, or local laws, process, or the rules and regulations of any stock exchange, (b) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (c) any assignee or any prospective assignee who has agreed in a written contract to comply with the requirements substantially similar to this Section 11.19, or (d) in the event of an Event of Default that is continuing Administrative Agent determines that such information to be necessary to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Administrative Agent’s rights hereunder, notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, the parties hereto may disclose to any and all persons, without limitation of any kind, the federal, state, and local tax treatment of the Repurchase Documents, any fact relevant to understanding the federal, state, and local tax treatment of the Repurchase Documents, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state, and local tax treatment and that may be relevant to understanding such tax treatment; provided that no party hereto may disclose the name of or identifying information with respect to the other or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state, and local tax treatment of the Repurchase Documents and is not relevant to understanding the federal, state, and local tax treatment of the Repurchase Documents, without the prior written consent of the other; provided that Seller may identify Administrative Agent and the Maximum Transaction Amount to Seller’s buyers under other facilities and Seller’s other third party creditors.

(b) Notwithstanding anything herein to the contrary, the parties hereto:

(i) shall comply with all applicable local, state, and federal laws, including, without limitation, all privacy and data protection laws, rules and regulations that are applicable to the Purchased Mortgage Loans, and/or any applicable terms hereof (collectively, the “Confidential Information”);

(ii) understand that the Confidential Information may contain “nonpublic personal information” (as that term is defined in Section 509(4) of the Gramm Leach Bliley Act (the “GLB Act”));

(iii) agree to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws;

(iv) shall each implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of such party or any affiliate of such party which that party holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information; and

(v) shall, at a minimum, establish and maintain such data security program as is necessary to meet the objectives of the standards for safeguarding customer information issued by the Federal Trade Commission as set forth in the Code of Federal Regulations at 16 C.F.R. Part 314 or interagency guidelines establishing standards for safeguarding customer information as set forth in the Code of Federal Regulations at 12 C.F.R. parts 30, 168, 170, 208, 211, 225, 263, 308, and 364.

Upon request, any party hereto, as applicable, will provide evidence reasonably satisfactory to allow the requesting party to confirm that the non-requesting party has satisfied its obligations as required under this Section 11.19(b). Without limitation, this may include the requesting party’s review of audits, summaries of test results, and other equivalent evaluations of the non-requesting party. The parties hereto each shall notify the other promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the non-notifying party or any affiliate of the non-notifying party provided directly to the notifying party by the non-notifying party of such affiliate, the notifying party shall provide such notice to the non-notifying party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt of the applicable requesting individual.

(c) Seller further agrees that Bank Data is and shall remain Administrative Agent’s exclusive property. Seller shall not store, process, or use Bank Data for any purpose except as expressly permitted pursuant to the terms hereof. Seller shall not permit any Bank Data to be sold, assigned, leased, or otherwise provided to third parties. Administrative Agent reserves all rights not expressly granted herein in or to the Bank Data.

(d) The provisions set forth in this Section 11.19 shall survive the termination of this Agreement.

15.20 WAIVER OF JURY TRIAL, SERVICE OF PROCESS AND DAMAGES. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER REPURCHASE DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS, OR ACTIONS OF ADMINISTRATIVE AGENT RELATING TO THE ADMINISTRATION OF THE TRANSACTIONS OR ENFORCEMENT OF THE REPURCHASE DOCUMENTS. SELLER HEREBY AGREES IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY CANNOT BE OR HAS NOT BEEN WAIVED.

IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER REPURCHASE DOCUMENTS, OR THE INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF, SELLER HEREBY ABSOLUTELY AND IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, DECLARATION, OR OTHER PROCESS AND HEREBY ABSOLUTELY AND IRREVOCABLY AGREES THAT THE SERVICE THEREOF MAY BE MADE IN THE MANNER AND TO THE ADDRESS SPECIFIED FOR NOTICES IN SECTION 11.2 HEREOF.

EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS, EACH OF WHICH CONSTITUTE A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT TO ACCEPT THIS AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS AND TO MAKE THE TRANSACTIONS.

15.21 Rehypothecation; Assignment. Administrative Agent may, in its sole and absolute discretion, transfer or assign, in whole or in part, its respective right, title, and interest, including its security interest, in any or all of the Purchased Mortgage Loans and other Purchased Assets. Administrative Agent shall have free and unrestricted use of all Purchased Mortgage Loans and nothing shall preclude Administrative Agent from engaging in repurchase transactions with such Purchased Mortgage Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating such Purchased Mortgage Loans; provided that no such transaction shall affect Administrative Agent’s obligations to transfer the Purchased Mortgage Loans to Seller on the Repurchase Date free and clear of any pledge, Lien, security interest, encumbrance, charge, or other adverse claim.

15.22 Intent. The parties hereto recognize and intend that:

15.22.1 this Agreement and each Transaction hereunder constitutes a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code;

15.22.2 the security interest pledge in Section 5.1 hereof constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v), and 741(7)(A)(xi) of the Bankruptcy Code;

15.22.3 each Purchased Mortgage Loan constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code;

15.22.4 this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Section 365(a) of the Bankruptcy Code;

15.22.5 neither shall challenge (and each hereby waives to the fullest extent available under applicable law its right to challenge) the characterization of this Agreement or any Transaction hereunder as a “master netting agreement”, “repurchase agreement”, and/or “securities contract” within the meaning of the Bankruptcy Code;

15.22.6 Administrative Agent’s right to liquidate the Purchased Mortgage Loans delivered to Administrative Agent in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies herein is a contractual right to liquidate, accelerate, or terminate such Transaction as described in Sections 555, 559, and 561 of the Bankruptcy Code and any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit or comply with a Margin Call shall, in each case, be considered a “margin payment” as such term is defined in Section 741(5) of the Bankruptcy Code;

15.22.7 any payments or transfers of property by Seller (i) in partial or full satisfaction of a repurchase obligation or (ii) of fees and costs hereunder or under any Transaction shall, in each case, constitute “settlement payments” as such term is defined in Section 741(8) of the Bankruptcy Code;

15.22.8 Administrative Agent’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Administrative Agent to or for the credit of the account of any Affiliate against and on account of Seller’s obligations and liabilities pursuant to Section 10 hereof is a contractual right as described in Sections 553 and 561 of the Bankruptcy Code; and

15.22.9 this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, this Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their respective duly authorized officers as of the date first above written.

RADIAN MORTGAGE CAPITAL LLC, as Seller

By:
Name: Preston James
Title: Senior Vice President

Federal ID #: 85-0764244

Jurisdiction of Organization: Delaware

Address for Notices:

Radian Mortgage Capital LLC

1700 North Lincoln Street, Suite 2500

Denver, Colorado 80203

Attention: Preston James, SVP, Mortgage Operations

Email: preston.james@radian.com

Signature Page to Master Repurchase Agreement

RADIAN GROUP INC., as Guarantor

By:
Name:	Jason Lenzini
Title:	Senior Vice President, Chief Investment Officer and Treasurer

Federal ID #: 23-2691170

Jurisdiction of Organization: Delaware

Address for Notices:

Radian Group Inc.

550 East Swedesford Road, Suite 350

Wayne, Pennsylvania 19087

Attention: David Beaning, Assistant General Counsel

Signature Page to Master Repurchase Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Addresses for Notices:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 8th Floor

New York, NY 10179

Attention: Jupiter Warehouse

Email: JupiterWH_Finance@jpmorgan.com

   JupiterWH_Ops@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 8th Floor

New York, NY 10179

Attention: SPG Legal

Email: JupiterWH_Legal@jpmorgan.com

Signature Page to Master Repurchase Agreement

SCHEDULE 1

Wiring Instructions

Operating Account

Bank: ABA#: Account Number: Account Name: Attention: Reference:	JPMorgan Chase Bank 021000021 616751353 Radian Mortgage Capital LLC – Operating Account Mortgage Finance Radian Mortgage Capital LLC – Operating Account

Haircut Account

Bank: ABA#: Account Number: Account Name: Attention: Reference:	JPMorgan Chase Bank 021000021 616752740 P Radian Mortgage Capital LLC – Haircut Account Mortgage Finance Radian Mortgage Capital LLC – Haircut Account

Schedule 1-1

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Compliance Certificate

This Certificate is furnished pursuant to Section 7.1.3 of the Master Repurchase Agreement, dated as of January 29, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Radian Mortgage Capital LLC (the “Seller”), Radian Group Inc. (the “Guarantor”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) acting on behalf of one or more buyers from time to time. Unless otherwise defined herein, the terms used in this Certificate and on Schedule 1 hereto have the meanings ascribed to them in the Agreement.

As required by Section 7.1.1 or 7.1.2 of the Agreement, Seller’s and Guarantor’s financial statements for the [year][quarter] ended [   ], 2024 (the “Financial Statements”) prepared on a Consolidated basis, or Consolidated and Consolidating basis, as applicable, in accordance with GAAP (subject, with respect to quarterly statements, to normal year-end audit adjustments, none of which are materially adverse, and the absence of footnotes) accompany this Certificate. The Financial Statements present fairly the financial position of Seller and Guarantor in all material respects for such periods as at the date thereof and the results of operations of Seller and Guarantor for the period covered thereby.

Schedule 1 hereto sets forth financial data and computations evidencing the compliance by Guarantor with the Financial Covenants, all of which such data and computations, to the best of the knowledge and belief of the [chief executive officer][chief financial officer][treasurer] (the “Officer”) executing and delivering this Certificate on Guarantor’s behalf, are true, complete, and correct.

Seller’s and Guarantor’s activities during the period covered by the Financial Statements have been reviewed by the Officer and by employees or agents under the Officer’s immediate supervision. Based on such review, to the best of Officer’s knowledge and belief, during the period covered by the Financial Statements, and as of the date of this Certificate, (a) Seller, its Subsidiaries, and Guarantor have kept, observed, performed, and fulfilled each and every covenant and condition of the Agreement (except to the extent waived by Administrative Agent in writing) and the other Repurchase Documents in all material respects, and (b) no Default or Event of Default has occurred and is continuing.

Exhibit A-1

IN WITNESS WHEREOF, the undersigned has caused this Compliance Certificate to be executed under seal by its duly authorized officer as of the date first above written.

RADIAN GROUP INC., as Guarantor

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

DISCLOSURE SCHEDULE

Section 6.1. Subsidiaries and Affiliates.

See attached.

Section 6.2. Consents and Approvals.

None.

Section 6.3. Owned and Leased Real Property.

None.

Section 6.8. Litigation.

None.

Section 6.11. Capitalization.

See attached.

Existing Indebtedness (see definition of Permitted Indebtedness).

Bank of Montreal	$150,000,000
Goldman Sachs	$100,000,000

Existing Liens (see definition of Permitted Liens).

None.

Liens related to the Existing Indebtedness described above.

None, other than the liens granted to the lenders thereunder.

Exhibit B-1

EXHIBIT C

Benchmark Annex

Section 1. SOFR

“Daily Simple SOFR” means, with respect to each day or any portion thereof (an “Accrual Day”), the SOFR appearing as the rate for the day that is one (1) U.S. Government Securities Business Day prior to (i) if such Accrual Day is a U.S. Government Securities Business Day, such Accrual Day or (ii) if such Accrual Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Accrual Day. If the rate for any such U.S. Government Securities Business Day has not been published by the applicable administrator within two (2) U.S. Government Securities Business Days following such day (and a Benchmark Replacement Rate has not been determined by Administrative Agent as provided herein), then the SOFR for such day will be the last appearing SOFR published prior to such day.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday and (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 2. Benchmark

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark Administration Changes” means, with respect to the Benchmark (including any Benchmark Replacement Rate), any technical, administrative or operational changes, including without limitation changes to the timing and frequency of determining rates and making payments of price differential, length of lookback periods, and other administrative matters as may be appropriate, in the sole and good faith discretion of Administrative Agent using Administrative Agent’s Methodology, to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the date the Administrative Agent determines is consistent with Administrative Agent’s Methodology in implementing the applicable Benchmark Replacement Rate.

Exhibit C-1

“Benchmark Replacement Rate” means an alternative benchmark rate (including any mathematical or other adjustments to such benchmark rate (if any) incorporated therein) selected by Administrative Agent giving due consideration to Administrative Agent’s Methodology any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Transition Event” means the occurrence of a determination by the Administrative Agent that one or more of the following events has occurred with respect to the then-current Benchmark:

(i)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(ii)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(iii)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative; or

(iv)

continued implementation of the Benchmark is no longer administratively feasible, no significant market practice for the administration of the Benchmark exists, or due to external factors the Benchmark will not adequately and fairly reflect the cost to Administrative Agent of purchasing or maintaining the facility.

“Benchmark Transition Notice” means a notice given by Administrative Agent which (i) sets forth in reasonable detail the circumstances of the Benchmark Transition Event, (ii) designates a Benchmark Replacement Date, and (iii) if feasible, identifies any applicable Benchmark Administration Changes.

Exhibit C-2

Section 3. Benchmark Administration

(a) Benchmark Replacement. If prior to any Payment Date, Administrative Agent determines in its sole and good faith discretion that a Benchmark Transition Event has occurred, then Administrative Agent may deliver a Benchmark Transition Notice to Seller and each Buyer, whereupon the Benchmark Replacement Rate selected by Administrative Agent will replace the then-current Benchmark effective as of the applicable Benchmark Replacement Date, together with any Benchmark Administration Changes identified in such Benchmark Transition Notice.

(b) Benchmark Administration. Administrative Agent will have the right, in its sole and good faith discretion using Administrative Agent’s Methodology, to make Benchmark Administration Changes from time to time with respect to the Benchmark (including any Benchmark Replacement Rate), upon written notice to Seller and each Buyer, and any such Benchmark Administration Changes will become effective without any further action or consent of Seller or any other party to this Agreement or the other Repurchase Agreements.

Exhibit C-3

EXHIBIT D

REPRESENTATIONS AND WARRANTIES

Representations and Warranties Concerning Purchased Mortgage Loans. Seller represents and warrants to and covenants with Administrative Agent that the following are true and correct with respect to each Purchased Mortgage Loan as of the related Purchase Date through and until the date on which such Purchased Mortgage Loan is repurchased by Seller. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Administrative Agent that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)

Eligible Mortgage Loan. The Mortgage Loan is an Eligible Mortgage Loan. The Mortgage Loan is a legal, valid, and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization, and/or laws of general application affecting the rights of creditors and general equitable principles and subject to no offset, defense, or counterclaim, obligating Mortgagor to make the payments specified therein.

(b)

Origination and Servicing. With respect to an Agency Mortgage Loan, the Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company, or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Loan has been originated and serviced in compliance with Accepted Servicing Practices, applicable Agency or Governmental Entity and Insurer requirements, and all applicable federal, state, and local statutes, regulations, and rules, including, without limitation, the federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the federal Fair Credit Reporting Act, the federal Equal Credit Opportunity Act, the federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, and all applicable usury, licensing, real property, consumer protection, and other laws.

(c)

Compliance with Applicable Laws. Any and all material requirements of any applicable federal, state, or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, to the extent required by law, available for Administrative Agent’s inspection, and shall deliver to Administrative Agent, upon demand, evidence of compliance with all such requirements.

Exhibit D-1

(d)

Validity of Mortgage Documents. Except with respect to Non-Agency Mortgage Loans and Business Purpose Mortgage Loans, the Mortgage Loan is evidenced by instruments acceptable to the applicable Agency or Governmental Entity, as applicable, given the type of Mortgage Loan. The Mortgage Documents and any other agreement executed and delivered by a Mortgagor or guarantor, as applicable, in connection with a Mortgage Loan, and all signatures thereon, are genuine, and each such document is the legal, valid, and binding obligation of the maker thereof enforceable in accordance with its terms, except as may be limited by bankruptcy or other laws affecting the enforcement of creditor’s rights generally, and there are no rights of rescission, set-offs, counterclaims, or other defenses with respect thereto. All parties to the Mortgage Documents and any other agreement executed and delivered by a Mortgagor or guarantor, as applicable, had legal capacity to enter into the Mortgage Loan and to execute and deliver any such instrument or agreement and such instrument or agreement has been duly and properly executed by such related parties. Seller has reviewed all of the documents constituting the Mortgage Document and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Administrative Agent in writing, the originator complied with all IRS requirements regarding the obtainment of taxpayer identification numbers and the taxpayer identification numbers submitted by the originator to the Seller are correct.

(e)

No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer, and municipal charges, leasehold payments, or ground rents, in each case, which previously became due and owing have been paid or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor any originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Mortgagor or a third-party with respect to amounts to be taken from escrow accounts and any shortfall thereof which may be remitted by the originator, directly or indirectly, for the payment of any amount required by the Mortgage Loan.

(f)

Private Mortgage Insurance. Except with respect to Non-Agency Mortgage Loans and Business Purpose Mortgage Loans, (i) to the extent required by an Agency, if applicable, each Mortgage Loan is insured by a policy of private mortgage insurance in the amount required by Ginnie Mae, Fannie Mae, or Freddie Mac, as applicable, or an Insurer, and (ii) all provisions of any such private mortgage insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. To Seller’s knowledge, there are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loan or affecting the validity or enforceability of any private mortgage insurance applicable to such Mortgage Loan.

(g)

Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered, or modified in any respect after the date of origination, except by a written instrument recorded, if necessary, to protect Administrative Agent’s interests, and which has been delivered to a Custodian; provided that none of the payment terms, interest rate, maturity date, or other material terms have been impaired, waived, altered, or modified in any respect. The substance of any such waiver, alteration, or modification has been approved by the title insurer, to the extent required. No Mortgagor with respect to the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage Document delivered to Custodian.

Exhibit D-2

(h)

No Defenses. (i) The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim, or defense, including, without limitation, the defense of usury; (ii) none of the operation of any of the terms of the Mortgage Note or the Mortgage or the exercise of any right thereunder will not render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto; (iii) to Seller’s knowledge, no Mortgagor with respect to the Mortgage Loan was in bankruptcy or insolvent at the time the Mortgage Loan was originated; and (iv) Seller has no knowledge, nor has it received any notice, that any Mortgagor with respect to the Mortgage Loan is in bankruptcy or insolvent.

(i)

No Satisfaction of Mortgage. (i) The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part; (ii) the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part; (iii) no instrument has been executed that would affect any such release, cancellation, subordination, or rescission; Seller has not waived the Mortgagor’s performance any action if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default; and Seller has not waived any default resulting from any action or inaction by the Mortgagor.

(j)

No Defaults. There is no default, breach, violation, or event of acceleration existing under the Mortgage or the related Mortgage Note. To Seller’s knowledge, no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation, or event of acceleration. Neither Seller nor, to Seller’s knowledge, Seller’s predecessors have waived any default, breach, violation, or event of acceleration.

(k)

No Waiver. The terms of the Mortgage Loan have not been waived, impaired, changed, or modified except to the extent that such amendment or modification has been disclosed to Administrative Agent in writing; provided that none of the payment terms, interest rate, maturity date, or other material terms have been impaired, waived, altered, or modified in any respect.

(l)

Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including, without limitation, any federal, state, or local law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict, or delay either (x) the ability of Seller, Administrative Agent, any Servicer, subservicer, successor servicer, or successor subservicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (y) the ability of Seller, Administrative Agent, any Servicer, or successor servicer to foreclose on the related Mortgage. Except with respect to Business Purpose Mortgage Loans and Non-Agency Mortgage Loans, the Mortgage Note and Mortgage are on forms acceptable to VA, Ginnie Mae, Freddie Mac, Fannie Mae, HUD, USDA, and RHS, as applicable. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

Exhibit D-3

(m)

Location and Type of Mortgaged Property. Except with respect to Business Purpose Mortgage Loans and Construction Mortgage Loans, (A) the Mortgaged Property consists of (i) a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, (ii) a Cooperative Unit in a Cooperative Project, or (iii) such other dwelling(s) conforming with the applicable Ginnie Mae, Fannie Mae, and Freddie Mac requirements regarding such dwellings or conforming to the Acquisition Guidelines acceptable to Administrative Agent in its sole discretion; provided that no residence or dwelling is a condominium unit (unless the related Mortgage Loan was originated in compliance with the Agency Guides), a mobile home, a Manufactured Home, or a cooperative apartment; and (B) no Mortgage Loan is secured by a multi-family, mixed-use, or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

(n)

Location of Improvements; No Encroachments. All improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. To Seller’s knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance, or regulation. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

(o)

Occupancy of the Mortgaged Property. If the Mortgaged Property is occupied as of the Purchase Date, the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses, and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Entity that the Mortgaged Property (i) is in material non-compliance with such laws or regulations, (ii) is being used, operated, or occupied unlawfully, or (iii) has failed to have or obtain such inspection, licenses, or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license, or certificate.

(p)

No Future Advances. Except with respect to any Construction Mortgage Loan, Fix and Flip Mortgage Loan, or Reverse Mortgage Loan, and except with respect to any Escrow Holdbacks, the full original principal amount of each Mortgage Loan, net of any discounts, has been fully advanced or disbursed to the Mortgagor named therein unless otherwise expressly agreed by the parties in writing. All costs, fees, and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid. The Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. Except with respect to any Construction Mortgage Loan, Fix and Flip Mortgage Loan, or Reverse Mortgage Loan, there is no requirement for future advances under such Mortgage Loan and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied (except for escrow funds for exterior items which could not be completed due to weather, and escrow funds for the completion of swimming pools).

Exhibit D-4

(q)

Ownership. Seller owns and has full right to sell the Mortgage Loan to Administrative Agent free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim, or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Administrative Agent will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim, or security interest except any such security interest created pursuant to the terms hereof.

(r)

Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee, or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank, or a national bank having a principal office in such state, or (D) not doing business in such state.

(s)

Hazard Insurance. The Mortgaged Property is covered by a policy of hazard insurance and insurance against other insurable risks and hazards as are customary in the area where the Mortgaged Property is located and for mortgage loans similar to the related Mortgage Loan (including a builder’s risk insurance policy, where applicable) or as required by the applicable Agency or Governmental Entity and in accordance with the Acquisition Guidelines and the Agency Guides, as applicable, in an amount not less than the greatest of (i) the lesser of 100% of the insurable value of the Mortgaged Property and the outstanding principal balance of the Mortgage Loan, and (ii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property or such maximum lesser amount as permitted by the applicable Agency or Governmental Entity and applicable law, all in a form usual and customary in the industry and that is in full force and effect, and all amounts required to have been paid under any such policy have been paid. If any portion of the Mortgaged Property is in an area identified by the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller and Seller’s successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated, or canceled without thirty (30) days’ prior written notice to the mortgagee. Seller has not received any such notice. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such

Exhibit D-5

insurance and, upon such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of any Mortgagor having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback, or other unlawful compensation or value of any kind has been or will be received, retained, or realized by any attorney, firm, or other Person, and no such unlawful items have been received, retained, or realized by Seller.

(t)

Title Insurance. A valid and enforceable title insurance policy has been issued or a commitment to issue such title insurance policy has been obtained for the Mortgage Loan in an amount not less than the Mortgage Note amount of such Mortgage Loan, which title insurance policy insures that the Mortgage relating thereto is a valid first lien (with respect to any Mortgage other than a Second Mortgage Loan) or second lien (with respect to any Second Mortgage Loan) on the property therein described and that the Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage and otherwise in compliance with the requirements of the applicable Agency or Governmental Entity. Seller and its successors and assigns are the sole insureds of such title insurance policy, and such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the Transactions contemplated by this Agreement. No claims have been made under such title insurance policy, and no prior holder, servicer, or subservicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such title insurance policy, including, without limitation, no unlawful fee, commission, kickback, or other unlawful compensation or value of any kind has been or will be received, retained, or realized by any attorney, firm, or other Person, and no such unlawful items have been received, retained or realized by Seller.

(u)

No Fraud. To Seller’s knowledge, no error, omission, misrepresentation, negligence, fraud, or similar occurrence has taken place with respect to the Mortgage Loan on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

(v)

Compliance with Guidelines. The Mortgage Loan was originated in compliance with and remains in compliance with the Acquisition Guidelines in effect at the time of such Mortgage Loan’s acquisition. If applicable and to the extent required by an Agency, each Mortgage Loan was originated in compliance with the applicable Agency Guide and remains in compliance with the applicable Agency Guides.

(w)

Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the related mortgagee’s prior written consent.

Exhibit D-6

(x)

No Buydown Provisions; No Graduated Payments or Contingent Interests. Except as required by an Agency, the Mortgage Loan does not contain provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(y)

Consolidation of Future Advances. Except with respect to adjustable-rate mortgage loans, any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien (or, with respect to any Second Mortgage Loan, second lien) priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest, or, if applicable, by other title evidence acceptable to the applicable Agency. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(z)

No Condemnation Proceeding. Except with respect to any Fix and Flip Mortgage Loan, there have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(aa)

Servicemembers Civil Relief Act. As of the Purchase Date, the Mortgagor has not notified Seller of, and Seller has no knowledge of, any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003, as amended.

(bb)

Appraisal. Each Fannie Mae DU Appraisal Waiver Loan received an appraisal waiver from Fannie Mae in accordance with the Fannie Mae guidelines in effect at the time of the origination of such Mortgage Loan through Fannie Mae’s appraisal waiver program. Each Freddie Mac ACE Loan received an appraisal waiver from Freddie Mac in accordance with the Freddie Mac Guidelines in effect at the time of the origination of such Mortgage Loan through Freddie Mac’s Automated Collateral Evaluation (ACE) program. Except with respect to any Fannie Mae DU Appraisal Waiver Loan and any Freddie Mac ACE Loan (unless the applicable Agency withdrew the related appraisal waiver), a FIRREA-compliant full appraisal of the related Mortgaged Property was conducted and executed prior to the funding of the Mortgage Loan by a qualified appraiser in accordance with the Acquisition Guidelines, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the relevant Ginnie Mae, Fannie Mae, or Freddie Mac guidelines, as applicable, each as amended and as in effect on the date the Mortgage Loan was originated.

(cc)

Disclosure Materials. The Mortgagor has executed a statement, to the extent required by applicable law, to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable-rate mortgage loans, and Seller maintains such statement in the Mortgage Documents.

Exhibit D-7

(dd)	Reserved.

(ee)	Capitalization of Interest. Except with respect to any Business Purpose Mortgage Loan, the Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(ff)

No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller neither financed nor owns, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(gg)

Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been, and shall not be, used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate of Seller, except in connection with a refinanced Mortgage Loan.

(hh)

Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(ii)

Located in United States. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Mortgage Loan is located in any jurisdiction other than in (i) one of the fifty (50) states of the United States of America or (ii) the District of Columbia.

(jj)

HOEPA. No Mortgage Loan is (a) subject to the provisions of 12 U.S.C. § 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994, as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state, or local law, (c) subject to any comparable federal, state, or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(kk)

No Predatory Lending. No predatory, abusive, or deceptive lending practices, including, but not limited to, the extension of credit to a Mortgagor without regard for the Mortgagor’s ability to repay the Mortgage Loan (other than a Business Purpose Mortgage Loan) and the extension of credit to a Mortgagor of any Mortgage Loan other than a Business Purpose Mortgage Loan, which has no tangible net benefit to the Mortgagor, were employed in connection with the origination of such Mortgage Loan.

(ll)	Negative Amortization. None of the Mortgage Notes relating to any of the Mortgage Loans provides for negative amortization.

Exhibit D-8

(mm)

Mortgaged Property Undamaged. Except with respect to any Fix and Flip Mortgage Loan or Construction Mortgage Loan, as reflected in the appraisal of the related Mortgaged Property, to Seller’s knowledge, the Mortgaged Property is in good repair and undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.

(nn)

No Exception. No document deficiency exists with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Administrative Agent’s ownership and/or security interest granted by Seller in the Mortgage Loan as determined by Administrative Agent in its sole discretion.

(oo)

Acceptable Investment. To Seller’s knowledge, no specific circumstances or conditions exist with respect to the Mortgage, the Mortgaged Property, Mortgagor, or Mortgagor’s credit standing that should reasonably be expected to (i) cause private institutional investors which invest in Mortgage Loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, (ii) cause the Mortgage Loan to be more likely to become past due in comparison to similar Mortgage Loans, or (iii) materially and adversely affect the value or marketability of the Mortgage Loan in comparison to similar Mortgage Loans.

(pp)

MERS Loans. With respect to each Mortgage Loan registered with MERS, a MERS has assigned a mortgage identification number. The related assignment to MERS has been duly and properly recorded. With respect to each Mortgage Loan registered with MERS, no Mortgagor has received any notice of liens or legal actions with respect to such Mortgage Loan and MERS has not electronically posted any such notice.

(qq)	Prepayment Fees. Unless permitted by applicable law, the Mortgage Loan does not contain a provision permitting imposition of a premium upon a prepayment prior to maturity.

(rr) Points and Fees. With respect to any Agency Mortgage Loan, all points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. No Mortgage Loan has an “annual percentage rate” or “total points and fees” (as each such term is defined under HOEPA) payable by the Mortgagor that equals or exceeds the applicable thresholds as defined under HOEPA (as defined in 12 C.F.R. § 1026.32(a)(1)(i) and (ii)).

(ss)	Mandatory Arbitration. No Mortgage Loan that was originated on or after October 31, 2004, is subject to mandatory arbitration.

(tt)

Mortgage Loan Products. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the originator of the Mortgage Loan which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the origination of such Mortgage Loan, such Mortgagor did not qualify, taking into account credit history and debt to income ratios, for a lower cost credit product then offered by the originator of the Mortgage Loan or any affiliate of the originator of such Mortgage Loan. If, at the time of Mortgage Loan application, the Mortgagor may have qualified for a lower cost credit product than offered by any mortgage lending affiliate of the originator of the Mortgage Loan, such originator referred the Mortgagor’s application to such affiliate for underwriting consideration.

Exhibit D-9

(uu)

Environmental Matters. To Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, as amended, and there exists no material violation of any local, state, or federal environmental law, rule, or regulation.

(vv)	Qualified Mortgage. Except with respect to any Non-Agency Mortgage Loan or Business Purpose Mortgage Loan, each Mortgage Loan satisfies the following criteria:

(i)	Unless otherwise approved in writing by Administrative Agent in its sole and absolute discretion, such Mortgage Loan is a Qualified Mortgage;

(ii)	Such Mortgage Loan is accurately identified in writing to Administrative Agent as either a Safe Harbor Qualified Mortgage or a Rebuttable Presumption Qualified Mortgage;

(iii)

With respect to each Qualified Mortgage, prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2); and

(iv)	Such Mortgage Loan is supported by documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ww)

Ability to Repay Determination. Except with respect to any Non-Agency Mortgage Loan or Business Purpose Mortgage Loan, there is no action, suit, or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state, local, foreign, or domestic) that questions or challenges the compliance of such Mortgage Loan (or the related underwriting) with, the Ability to Repay Rule or the QM Rule.

(xx)

TRID Compliance. To the extent applicable and except with respect to any Business Purpose Mortgage Loan, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the Consumer Financial Protection Bureau’s TILA-RESPA Integrated Disclosure Rule.

(yy)

Cooperative Mortgage Loans. With respect to each Cooperative Mortgage Loan, (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Mortgage Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease, and (iv) the recognition agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

Exhibit D-10

(zz)

Cooperative Filings. With respect to each Cooperative Mortgage Loan, each original UCC financing statement, continuation statement, or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien (or, with respect to any Second Mortgage Loan, second lien) and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage, or equivalent document related to the Cooperative Mortgage Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected first lien (or, with respect to any Second Mortgage Loan, second lien) on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same.

(aaa)

Cooperative Assignment. With respect to each Cooperative Mortgage Loan, each acceptance of assignment and assumption of lease agreement contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the benefits of the security provided thereby. The acceptance of assignment and assumption of lease agreement contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Cooperative Unit is transferred or sold without the consent of the holder thereof.

(bbb)	eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the criteria set forth in Section 9 of the eMortgage Loan Annex.

Exhibit D-11

EXHIBIT E

FORM OF POWER OF ATTORNEY

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 8th Floor

New York, NY 10179

Attention: Jupiter Warehouse

Email: JupiterWH_Finance@jpmorgan.com

Re:

Master Repurchase Agreement, dated as of January 29, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), among Radian Mortgage Capital LLC (“Seller”), Radian Group Inc. (the “Guarantor”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) acting on behalf of one or more buyers from time to time.

All:

KNOW ALL PERSONS BY THESE PRESENTS, that Seller hereby irrevocably constitutes and appoints Administrative Agent and any officer or director of Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority, in the place and stead of Seller and in the name of Seller or in Administrative Agent’s own name, from time to time in Administrative Agent’s discretion, to: (1) execute, witness, attest, and deliver, on behalf of Administrative Agent, (a) all mortgage documents reasonably necessary or appropriate to properly effect the transfer of the Purchased Assets from Seller to Administrative Agent, (b) all release or satisfaction documents reasonably necessary or appropriate to properly effect the release or satisfaction of mortgages, deeds of trust, or other similar security instruments with respect to the Purchased Assets, (c) all documents reasonably necessary to correct or otherwise remedy any errors or deficiencies contained in any documents contemplated by clause (a) above, and (d) lost note affidavits or other lost document affidavits relating to the Purchased Assets; (2) take any action to carry out the transfer of servicing with respect to the Purchased Assets from Seller or its Servicer to a successor servicer appointed by Administrative Agent in its discretion, in the name of Seller or its own name, or otherwise, and prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Purchased Assets, transferring the servicing of the Purchased Assets to a successor servicer appointed by Administrative Agent in its discretion; (3) receive, endorse, and collect all checks made payable to the order of Seller representing any payment on account of the Purchased Assets; and (4) preserve any rights of Seller under the Agreement and any other agreement related to the transactions contemplated thereby, and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such preservation of rights.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.

Exhibit E-1

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS POWER OF ATTORNEY MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY FROM ADMINISTRATIVE AGENT, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS POWER OF ATTORNEY.

[SIGNATURE PAGE FOLLOWS]

Exhibit E-2

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this    day of __, 2024.

RADIAN MORTGAGE CAPITAL LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF      )

     )     ss.:

COUNTY OF     )

On the     day of    , 2024, before me, a Notary Public in and for said State, personally appeared    , known to me to be     of    , a    , the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public
My Commission expires

Exhibit E-3

EXHIBIT F

EMORTGAGE LOAN ANNEX

Section 1. Applicability. This eMortgage Loan Annex (this “Annex”) shall govern all Transactions involving eMortgage Loans. The provisions of this eMortgage Loan Annex are hereby incorporated into the Master Repurchase Agreement, dated as of January 29, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), among Radian Mortgage Capital LLC (“Seller”), Radian Group Inc. (the “Guarantor”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) acting on behalf of one or more buyers from time to time. To the extent of any conflict between this Annex and the Agreement with respect to the subject matter hereof, the provisions of this Annex shall control.

Section 2. Defined Terms. As used in this Annex, the following terms shall have the following meanings. Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Agreement.

“Agency Guidelines” means those requirements, standards, policies, procedures and other guidance documents governing the Agencies’ respective standards and requirements for their purchase or guaranty of residential mortgage loans, as issued or adopted, and as supplemented and amended, by the Agencies from time to time.

“Agency-Required eNote Legend” means the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth in the related Custodial Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.

“Approved eMortgage Take-out Investor” means an institution which has made a Take-out Commitment and that has been specifically approved in writing by Administrative Agent for purchases of eMortgage Loans and with which Administrative Agent and Seller have entered into an eNote Control and Bailment Agreement; provided, however, that if at any time such eNote Control and Bailment Agreement ceases to be in full force and effect or if such Approved eMortgage Take-out Investor shall fail to perform any of its obligations thereunder, such Approved eMortgage Take-out Investor shall cease to be an Approved eMortgage Take-out Investor automatically upon any such failure.

“Authoritative Copy” means, with respect to an eNote, the single unique, identifiable and legally controlling copy of such eNote meeting the requirements of Section 16(c) of the UETA and Section 7201(c) of E-SIGN, and that is registered on the MERS eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS eRegistry.

“Control” means, with respect to an eNote, the “control” of such eNote within the meaning of the UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.

Exhibit F-1

“Control Failure” means, with respect to an eNote, the failure of the Controller status of the eNote in the MERS eRegistry to reflect Administrative Agent’s MERS Org ID as a result of an unauthorized Transfer of Control or unauthorized Transfer of Control and Location, in either case, initiated by Custodian in contravention of the terms of the Custodial Agreement

“Controller” means, with respect to an eNote, the Person identified on the MERS eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of Section 7201 of E-SIGN and Section 16 of the UETA.

“Delegatee” means, with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Mortgage Documents are accessed, presented and signed electronically.

“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the applicable eClosing System and all actions relating to the creation, execution, and transferring of the eNote and such other Electronic Records required to be maintained pursuant to the applicable Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include, without limitation, systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature (as such term is defined on the related Agency-Required eNote Legend) and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each Electronic Signature.

“eCommerce Laws” means E-SIGN, the UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.

“Electronic Agent” means MERSCORP Holdings, Inc., or its successor in interest or assigns.

“Electronic Record” means, with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.

“eMortgage Loan” means a Mortgage Loan (i) that is a MOM Loan, (ii) with respect to which there is an eNote registered on the MERS eRegistry in compliance with the MERS eRegistry Procedures Manual and conforms to all applicable Agency Guidelines, and (iii) as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.

Exhibit F-2

“eMortgage Originator” means Seller or other entity approved by the Administrative Agent.

“eNote” means, with respect to any eMortgage Loan, the Mortgage Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines.

“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Take-out Investor, Administrative Agent and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies thereof, from Administrative Agent to an Approved eMortgage Take-out Investor (or their respective designees) for the purposes of such Approved eMortgage Take-out Investor’s inspection and determination to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as approved by Administrative Agent in its sole and absolute discretion.

“eNote Delivery Requirements” has the meaning assigned to such term in Section 3(b) of this Annex.

“eRisk Determination” has the meaning set forth in Section 5 of this Annex.

“E-SIGN” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.

“eVault” means an electronic storage system that uses computer hardware and software established and maintained by an eVault Provider to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws and Agency Guidelines.

“eVault Provider” means eOriginal, Inc., or its successor in interest or assigns, or such other entity agreed upon by Seller, the applicable Custodian and Administrative Agent.

“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Loan Record” means, with respect to an eMortgage Loan, the “Loan Record” includes the eMortgage Loan’s eClosing Transaction Record, the version of the eClosing System used to the origination of such eMortgage Loan, and any and all files, documents, records, systems logs, audit trail and other data and information relating to the related eNote and other electronic documents throughout the life of such eMortgage Loan.

“Location” means, with respect to an eNote, the Person identified on the MERS eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.

Exhibit F-3

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS eDelivery” means the electronic system, operated and maintained by the Electronic Agent that is used by MERS eRegistry to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.

“MERS eRegistry” means the electronic registry, operated and maintained by the Electronic Agent, that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS eRegistry on behalf of Controller with respect to such eNote.

“MERS eRegistry Procedures Manual” means the MERS eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.

“MERS Mortgage Loan” means any Mortgage Loan registered on the MERS System.

“MERS Org ID” means a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS eRegistry members.

“MERS System” means the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.

“MIN” means the mortgage identification number for any MERS Mortgage Loan and, in the case of eMortgage Loans, the eNote evidencing such eMortgage Loan.

“MOM Loan” means any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

“Mortgage Note” means the promissory note, together with all riders thereto and amendments thereof, or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including the credit agreement and promissory note with respect to a HELOC (if applicable) and any eNote, as the context may require.

“Servicing Agent” means, with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.

“Take-out Commitment” has the meaning set forth in the Custodial Agreement.

“Transfer of Control” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.

Exhibit F-4

“Transfer of Control and Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Location” means, with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transferable Record” means an Electronic Record under E-SIGN and the UETA that (i) would be a note under the UCC if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record” within the meaning of Section 16 of the UETA, Section 201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.

“UETA” means the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, modified or replaced from time to time.

Section 3. Conditions Precedent with respect to eMortgage Loans. In addition to any other requirements set forth in the Agreement, Administrative Agent’s agreement (on behalf of Buyers) to enter into Transactions with respect to eMortgage Loans is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(a)

Administrative Agent shall have received and approved (x) copies of the reports and findings of a full technical, security and legal review and analysis of the eClosing System and eVault, conducted by Administrative Agent or by third parties selected by Administrative Agent, in form and substance acceptable to Administrative Agent in all respects (such review shall include, without limitation, (A) a certified third party security assessment report, (B) completion of systems testing and verification of integration with MERS eRegistry and MERS eDelivery, and (C) a legal analysis of the eClosing System and eVault, and such systems’ policies, procedures and processes) and (y) without limiting the generality of the foregoing, copies of any audits and/or due diligence reviews and inspections completed in connection to the Seller’s or any Servicer’s eVault provider’s application for an Agency’s approval to sell, servicer or maintain eNotes and eMortgage Loans, and reports of findings and remedial actions taken to address the findings discovered in audit and due diligence analysis and review following implementation and/or completion of such remedial actions.

Exhibit F-5

(b)

Seller shall deliver to the related Custodian each of Administrative Agent’s and Seller’s MERS Org IDs, and shall cause (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Administrative Agent, (iii) the Location status of the related eNote to be transferred to such Custodian, (iv) the Delegatee status of the related eNote to be transferred to such Custodian, in each case using MERS eDelivery and the MERS eRegistry and (v) the Servicing Agent status of the related eNote to be transferred to Servicer (collectively, the “eNote Delivery Requirements”).

(c)	Seller shall have entered into an electronic tracking agreement with respect to the tracking of the Control of eNotes in form and substance acceptable to Administrative Agent.

Section 4. Repurchase. In connection with the repurchase of any eMortgage Loan in accordance with the Agreement, upon receipt of the related Repurchase Price by Administrative Agent for the benefit of Buyers, Seller may submit a Request for Release (as defined in the Custodial Agreement) to Custodian, and Custodian shall deliver the eNote via MERS eDelivery and initiate a Transfer of Control and Location of the related eNote on the MERS eRegistry as set forth in the Request for Release.

Section 5. eRisk Determination. If at any time any Buyer or Administrative Agent determines (which determination shall be conclusive absent manifest error) that any change in any Applicable Requirement with respect to eMortgage Loans or change in the MERS eRegistry, or the occurrence of any event or circumstance applicable to eMortgage Loans, has or would have the effect of imposing or increasing the risk to Administrative Agent or such Buyer of making or maintaining any Transaction with respect to eMortgage Loans hereunder (or of maintaining its obligations with respect to any such Transaction) (any such determination, an “eRisk Determination”), then Administrative Agent shall give notice thereof to Seller by telephone or electronic transmission, and (i) Administrative Agent and Seller shall endeavor to establish alternative terms and conditions applying to such Transactions hereunder to address such changes and/or eliminate or reduce such risk in a manner satisfactory to Administrative Agent and enter into such amendments or other modifications of any Repurchase Documents that Buyers and Administrative Agent deem appropriate, and (ii) until Administrative Agent notifies Seller that the circumstances giving rise to such eRisk Determination no longer exist or Administrative Agent has received the amendments or modifications referred to in clause (i) above, no eMortgage Loan shall be an Eligible Mortgage Loan under the Agreement.

Section 6. Documents and Records Relating to eMortgage Loans.

(a)	eClosing Transaction Records and Post-Purchase Support.

(i)

Seller shall cause the Servicer and the eMortgage Originator, as applicable, to store and maintain the eClosing Transaction Record of each eMortgage Loan at all times in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.

Exhibit F-6

(ii)

Seller shall cause Servicer and the Custodian to cooperate with Administrative Agent in all activities reasonably necessary to enforce eMortgage Loans and related eNotes subject to a Transaction. Seller shall cause Servicer, Custodian or such other party, to provide, upon request by Administrative Agent such affidavits, certifications, records and information in its possession or reasonably obtainable by it regarding the creation and/or maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Administrative Agent deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and shall include, among other things: (A) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how the eClosing System and the eVault can detect such unauthorized access or alteration; (B) a description of the eClosing System and the eVault controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, Section 201 of E-SIGN and Section 16 of the UETA; (C) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using the eClosing System, as applicable; (D) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Administrative Agent is trying to enforce, when Mortgagor signed the eNote or other Electronic Record; (E) a description of the eClosing System and the eVault controls in place at the time of signing to ensure the integrity of the data; and (F) testimony by an authorized official or employee of eMortgage Originator to support admission of the eNote and other Electronic Records into legal proceeding to defend and enforce the eMortgage Loan.

(iii)	Seller shall cause Custodian to maintain an eClosing System which shall comply with the Agency Guidelines with respect to such system.

(iv)

Seller shall cause Custodian to retain in the Loan Record of each eMortgage Loan, the applicable eClosing Transaction Record and retain such Loan Record in a manner that will provide Administrative Agent or its designees with ready access to such documents and records promptly following any request by Administrative Agent. With respect to any eMortgage Loan subject to a Transaction, Seller shall cause eMortgage Originator to provide to Administrative Agent, promptly upon request, with the eNote, any related electronic document, and the Loan Record in a format that is compatible with Administrative Agent’s systems then in use.

(b)

Access to eClosing Systems, eVaults, and Expertise. Promptly following any request by Administrative Agent, Seller shall cause eMortgage Originator to, and eMortgage Originator shall request each Servicer of eMortgage Loans and eVault provider (if any), to give Administrative Agent and each Buyer access to (i) each eVault storing the Authoritative Copy of any eNote evidencing a Mortgage Loan, (ii) all software and systems used for the

Exhibit F-7

origination, management or administration of any Mortgage Loan or any related Mortgage File or Loan Record, and access to all media in which any of such Mortgage File or Loan Record may be recorded or stored; (iii) eMortgage Originator’s, or such Servicer’s or eVault provider’s know-how, expertise, and relevant data (such as customer lists) regarding any Mortgage Loan or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.

(c)

Business Continuity and Disaster Recovery. Seller shall cause the Custodian to agree to maintain, and to cause each of its eVault providers to maintain, at all times, (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan, each in scope and substance acceptable to Administrative Agent and Buyers.

Section 7. Representations. In addition to any other representations and warranties set forth in the Agreement, Seller represents and warrants to Administrative Agent and Buyers that as of the Purchase Date with respect to any eMortgage Loan, and at all times while any eMortgage Loan is subject to Transactions:

(a) MERS. eMortgage Originator is a member of the MERS System in good standing, and eMortgage Originator, each of eMortgage Originator’s eVault providers, each Servicer with respect to eMortgage Loans, and each Approved eMortgage Take-out Investor is a member of MERS eRegistry in good standing and whose operations are integrated with MERS eRegistry and MERS eDelivery in compliance with the MERS eRegistry Procedures Manual and the applicable Agency Guidelines.

Section 8. Covenants. In addition to any other covenants set forth in the Agreement, on and as of the date of this Annex and each Purchase Date and on each day until this Annex is no longer in force, Seller covenants to the following where applicable:

(a) Seller shall give notice to Administrative Agent immediately (or at such time as noted below) after a responsible officer of the Seller has any knowledge of:

(i) upon Seller becoming aware of any Control Failure with respect to an Mortgage Loan that is an eMortgage Loan;

(ii) promptly of any proposed changes, but at least thirty (30) days prior to the proposed effective date of such changes, to eMortgage Originator’s eClosing System and/or eVault or related policies, procedures and/or processes that may adversely affect the performance of such eClosing System or eVault or that may adversely affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws. Administrative Agent may, in its sole discretion, require that the legal analysis, technical review and security review be updated, at Seller’s expense, with respect to any such proposed changes; and

Exhibit F-8

(iii) upon any occurrence of a data security incident regarding the eClosing System or eVault that results in the unauthorized access to or acquisition of an eNote and any other records, including details of such data security incident, a summary of external third party forensic examinations of such data security incident, planned remediation steps to correct the data security incident and prevent similar incidents in the future, and certification that the remediation steps have been completed and preventative measures have been deployed, and a copy of the final incident report of an external third party forensic examiner of such data security incident.

(b) Neither the Seller nor the Servicer shall implement any change to the eClosing System and/or the eVault or its related policies, procedures and/or processes, without the Administrative Agent’s prior written consent, that is inconsistent with applicable Agency Guidelines or could be reasonably likely to adversely affect the enforceability of the eNotes and/or eMortgage Loans or compliance with applicable eCommerce Laws.

Section 9. Additional Asset Representations and Warranties. In addition to the Asset Representations and Warranties, Seller represents and warrants to Administrative Agent and Buyers, with respect to each Purchased Asset that is an eMortgage Loan that the related eNote satisfies all of the following criteria:

(a) the eNote bears a digital or electronic signature;

(b) the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

(c) there is a single Authoritative Copy of the eNote within the meaning of Section 9-105 of the UCC, Section 16 of the UETA or Section 7021 of E-SIGN, as applicable, that is held in the eVault;

(d) the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the related Custodian;

(e) the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Administrative Agent;

(f) the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of the related Custodian;

(g) the Servicing Agent status of the eNote on the MERS eRegistry reflects the Servicer’s MERS Org ID;

Exhibit F-9

(h) there is no Control Failure with respect to such eNote;

(i) the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;

(j) there is no defect with respect to the eNote that would result in Administrative Agent having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record;

(k) the single Authoritative Copy of the eNote is maintained electronically and has not been papered-out, nor is there another paper representation of such eNote;

(l) such eMortgage Loan was originated using the current form of Uniform Fannie Mae/Freddie Mac form of eNote or in such other form acceptable to the applicable Agency, Approved eMortgage Take-out Investor, and Administrative Agent, and in compliance with all applicable eCommerce Laws and Agency Guidelines;

(m) the eNote contains the Agency-Required eNote Legend;

(n) the tamper-seal of such eNote matches the tamper-seal of the eNote on the eRegistry;

(o) such eNote is intended to be sold to Fannie Mae or Freddie Mac, unless otherwise expressly approved by Administrative Agent.

Section 10. Mortgage Loan Schedule Fields. In addition to any other requirements set forth in the Agreement, the Mortgage File shall include following additional information:

•	ENOTE_FLAG

•	MIN#

•	TAKE-OUT DESIGNATION

Exhibit F-10